EXHIBIT I

EIB Statutory Bodies

The composition of the Bank's statutory bodies, the curricula vitae of their members and additional information on the remuneration arrangements are regularly updated and posted on the EIB's website: www.eib.org.

Board of Governors

Chairman	Charilaos STAVRAKIS	(Cyprus)
Belgium	Didier REYNDERS	Vice-Premier Ministre et Ministre des Finances
Bulgaria	Plamen ORESHARSKI	Minister of Finance
Czech Republic	Eduard JANOTA	Minister of Finance
Denmark	Lene ESPERSEN	Økonomi- og erhvervsminister
Germany	Peer STEINBRÜCK	Bundesminister der Finanzen
Estonia	Jürgen LIGI	Rahandusminister
Greece	Ioannis PAPATHANASIOU	Minister of Economy and Finance
Spain	Elena SALGADO MENDEZ	Vicepresidente Segundo del Gobierno y Ministra de Economía y Hacienda
France	Christine LAGARDE	Ministre de l'Economie, de l'Industrie et de l'Emploi
Ireland	Brian LENIHAN	Minister for Finance
Italy	Giulio TREMONTI	Ministro dell'Economia e delle Finanze
Cyprus	Charilaos STAVRAKIS	Minister of Finance
Latvia	Einars REPŠE	Finanšu ministrs
Lithuania	Algirdas GEDIMINAS ŠEMETA	Finansu ministras
Luxembourg	Jean-Claude JUNCKER	Premier Ministre et Ministre des Finances
Hungary	Péter OSZKÓ	Minister of Finance
Malta	Tonio FENECH	Minister of Finance
Netherlands	Wouter BOS	Minister van Financiën
Austria	Josef PRÖLL	Vizekanzler und Bundesminister für Finanzen
Poland	Jacek ROSTOWSKI	Minister Finansów
Portugal	Fernando TEIXEIRA DOS SANTOS	Ministro de Estado e das Finanças
Romania	Gheorghe POGEA	Minister of Public Finance
Slovenia	Franc KRIŽANIČ	Minister za finance
Slovakia	Ján POČIATEK	Minister financií
Finland	Mari KIVINIEMI	Minister at the Ministry of Finance and Prime Minister's Office
Sweden	Anders BORG	Finansminister
United Kingdom	Alistair DARLING	Chancellor of the Exchequer

Audit Committee

Chairman	Constantinos KARMIOS	Chief Accountant, Treasury of the Republic of Cyprus, Nicosia
Members	Ortwin KLAPPER	Former Chief Executive Officer of Bank Austria Creditanstalt Leasing Group
	Gerard SMYTH	Secretary and Director of Audit at the Office of the Comptroller and Auditor General, Dublin
Observers	Éric MATHAY	Member of the Board of Institut des Réviseurs d'Entreprises (IRE)
		Company auditor, cabinet Bollen, Mathay & Co., Brussels
	José RODRIGUES DE JESUS	Chartered Auditor, Oporto
	Danièle NOUY	Secretary General of the French Banking Commission, Paris

Management Committee

President	Philippe MAYSTADT
Vice-Presidents	Philippe de FONTAINE VIVE CURTAZ
	Simon BROOKS
	Carlos da SILVA COSTA
	Matthias KOLLATZ-AHNEN
	Eva SREJBER
	Marta GAJĘCKA
	Dario SCANNAPIECO
	Plutarchos SAKELLARIS

Situation at 4 June 2009

Board of Directors The Board of Directors consists of 28 Directors, with one Director nominated by each Member State and one by the European Commission. There are 18 Alternates, meaning that some of these positions will be shared by groupings of States. Furthermore, in order to broaden the Board of Directors' professional expertise in certain fields, the Board is able to co-opt a maximum of six experts (three Directors and three Alternates), who participate in the Board meetings in an advisory capacity, without voting rights. Directors Olivier HENIN Directeur Politque Générale, Cabinet du Vice-Premier Ministre et Ministre des Finances, Ministère des Finances, Brussels Dimiter IVANOVSKI Deputy Minister, Ministry of Finance, Sofia Zdenek HRUBÝ General Director, Ministry of Public Finance, Prague Sigmund LUBANSKI Kontorchef, Økonomi- og Erhvervsministeriet, Copenhagen Ralph MÜLLER Leiter des Referats Haushalt der Europäischen Union, Bundesministerium der Finanzen, Berlin Ivar SIKK Deputy Secretary General, State Budget and Governance Policy, Ministry of Finance, Tallinn Panagiotis DROSSOS Secretary General of Investments & Development, Ministry of Economy and Finance, Athens María Jesús FERNÁNDEZ GARCÍA Director General for International Finance, Ministry of Economy and Finance, Madrid Claire WAYSAND Chef du service SPMAE, Direction du Trésor et de la politique économique, Ministère de l'Économie, des Finances et de l'Industrie, Paris Michael SOMERS Chief Executive, National Treasury Management Agency, Dublin Carlo MONTICELLI Head of International Financial Relations, Dipartimento del Tesoro, Ministero dell'Economia e delle Finanze, Roma Kyriacos KAKOURIS Senior Economic Officer, Ministry of Finance, Nicosia Irena KRUMANE Chairwoman of the Finance and Capital Market Commission, Riga Jurgita UZIELIENE Deputy Director, European Union and International Affairs Department, Ministry of Finance,Vilnius Gaston REINESCH Administrateur général, Ministère des Finances, Luxembourg János ERÕS Chief Executive Officer, Magyar Fejlesztési Bank Zrt., Budapest Vincent GRECH Consultant to the Government of Malta, Ministry of Finance, Economy and Investment, Valletta Pim VAN BALLEKOM Financial Counsellor, Permanent Representation of the Netherlands to the EU, Brussels Wolfgang NITSCHE Deputy Head of the Division for Coordination of European Integration Matters and Trade Policy, Ministry of Finance, Vienna Jacek DOMINIK Undersecretary of State, Ministry of Finance, Warsaw Nuno de SOUSA PEREIRA Ministério das Finanças e da Administração Pública, GPEARI -- Gabinete de Planeamento, Estratégia, Avaliação e Relações Internacionais, Lisbon Bogdan Alexandru DRAGOI Secretary of State, Ministry of Economy and Finance, Bucharest (...) ... Katarina KASZASOVÁ Director General of the State Reporting Section, Ministry of Finance, Bratislava Tytti NORAS Lainsäädäntöneuvos, valtiovarainministeriö, Helsinki Kurt Arne HALL Director General, Internationella avdelningen, Finansdepartementet, Stockholm Peter CURWEN Director Europe, H.M. Treasury, London Marco BUTI Director-General, Directorate-General for Economic and Financial Affairs, European Commission, Brussels Experts Pierre RICHARD Expert au Conseil d'administration de la BEI, Paris Rainer MASERA Capo della Delegazione Italiana, CIG -- Struttura di Missione Torino - Lione, Rome Timothy STONE Chairman, Global Infrastructure and Projects Group, Corporate Finance, KPMG LLP, London

Alternates

Michael KRUSE	Ministerialdirigent a.D., Bundesministerium für Wirtschaft und Technologie, Berlin
(…)	…
Michel HOUDEBINE	Sous-directeur des Affaires européennes à la Direction générale du Trésor et de la Politique Economique, Ministère de l'Economie, des Finances et de l'Industrie, Paris
Jean-Michel SEVERINO	Directeur général, Groupe Agence Française de Développement, Paris
(…)	…
Pietro MASCI	Direttore dell'Ufficio per le relazioni istituzionali con la Banca europea per gli investimenti, Paesi del Mediterraneo e dei Balcani, Dipartimento del Tesoro, Ministero dell'Economia e delle Finanze, Rome
Mike GLYCOPANTIS	Head of EU Budget Team, HM Treasury, London
Tamsyn BARTON	Head of EU Department, Department for International Development, London
Carmen LAÍN	Deputy Director General for European Financial Institutions, General Directorate for International Finance, Ministry of Economy and Finance, Madrid
Rudolf de KORTE	Plaatsvervangend lid van de Raad van Bewind van de EIB, Den Haag
Ştefan NANU	General Director, General Department of Treasury and Public Debt, Ministry of Economy and Finance, Bucharest
Alf THERKILDSEN	Special Advisor, Ministry of Economic and Business Affairs, Copenhagen
Pauli KARINIEMI	Financial Advisor, Ministry of Finance, Helsinki
Andžs ŪBELIS	Deputy State Secretary, Ministry of Finance, Riga
Andrej KAVČIČ	Head of International Finance Department, Ministry of Finance, Ljubljana
(…)	…
Zsuzsanna VARGA	Director General, Department of International Relations, Ministry of Finance, Budapest
Dirk AHNER	Director General, Regional Policy Directorate-General, European Commission, Brussels

Alternate experts

Antoni SALA	Advisor to the CEO, Bank Gospodarstwa Krajowego, Warsaw
Axel NAWRATH	Member of the Managing Board of KfW, Frankfurt
Eneko LANDABURU	Director General, Directorate General External Relations, European Commission, Brussels

EIB Financing Activity Faced with the financial crisis, the European Investment Bank demonstrated that it was capable of reacting rapidly to the financing requirements by increasing its volume of operations for 2008 by nearly 20%. Thus it made available a total of 57.6bn euros1 in support of the objectives of the European Union. The finance provided in the EU amounted to 51.5bn, of which 8.2bn (16%) in the 12 new member countries. Financing in the partner countries came to 6.1bn. The EIB's strategic orientations are reflected in a number of objectives defined in the Bank's Corporate Operational Plan. For the period 2008-2010, six strategic priorities have been defined for financing operations in the Member States of the European Union: economic and social cohesion and convergence within the enlarged Union; implementation of the knowledge economy, which succeeds the objective of fostering innovation; developing trans-European networks and their access routes; protecting and improving the environment and promoting sustainable communities; supporting small and medium-sized enterprises (SMEs); and promoting secure, competitive and sustainable energy supplies. o Under the cohesion policy for the period 2007-2013, the convergence objective covers the 100 poorest regions of the European Union and is intended to stimulate growth in order to achieve convergence with the rest of the Union. Convergence remains the top operational priority of the Bank, which set itself the medium-term target of granting 40% of the total volume of its loans within the EU to these regions. In 2008, individual financing operations under the convergence objective totalled 17.8bn, of which 6.9bn in the 12 new Member States. Spain is the main recipient of this finance. o Since 2000, the date on which the initiative fostering innovation was launched, the EIB Group has been contributing to the development of a knowledge-based economy. Loans worth 68bn have already been signed in this field. In 2008, the Bank advanced a total of 12.4bn in three areas: research and development (7.1bn); education and training (2.6bn); and information and communications technology-related innovation and infrastructure (2bn). The European Investment Fund also supports this initiative by taking stakes in venture capital funds2. o Efficient communications and energy transfer networks are a key factor in economic integration. Since 1993, the Bank has been supporting the development of trans-European networks (TENs) and has become the leading provider of long-term funds for this type of infrastructure within the European Union. In 2008, it lent 9.9bn for transport TENs involving major transport arteries. The finance provided for energy TENs within the European Union totalled 2.7bn and for energy supply projects 50m. o In 2008 individual loans for capital projects relating to the environment amounted to 15.7bn within the EU and 2.3bn outside the European Union, together accounting for 31% of total financing. These loans centred on sustainable communities (9.3bn) for urban renewal and sustainable transport projects as well as environmental protection (8.7bn) for combating climate change, protecting natural resources and improving the environment and health. o Support for investment by SMEs is intended to give them easier access to credit, or even equity capital. This support takes the form of medium or long-term credit lines to commercial banks, which in turn allocate individual loans on more favourable terms to their SME customers. In September 2008, to cushion the effects of the financial crisis on SMEs, the European Council asked the EIB to mobilise 30bn by 2011. Accordingly, by the end of the year, the EIB stepped up its lending activity for SMEs in order to facilitate their access to finance and provided a total of 8.1bn within the European Union. This represents an increase of 42% compared with 2007. As for its subsidiary the EIF, it provided guarantees totalling 2.1bn to SMEs and invested 409m via venture capital funds. (1) Unless otherwise indicated, all amounts are expressed in EUR. (2) See section on EIF Activity.

o The energy objective involves the following: renewable energies; energy efficiency; research, development and innovation; and security of internal and external supplies. In 2008, the Bank provided finance totalling 8.6bn to support projects meeting this objective within the European Union. Outside the EU, the energy sector accounted for 1.6bn. Renewable energy projects, including manufacturing, totalled 2.2bn. The Bank operates in the partner countries of the EU in accordance with the lending mandates renewed by the Council in December 2006. In 2008, EIB backing for the Community's development aid and cooperation policy in the partner countries amounted to 6.1bn. o In South-Eastern Europe3, the Bank provided loans totalling 3.5bn to support economic development and promote accession to the European Union. Turkey received 78% of this finance (2.7bn). o In the Eastern neighbour countries, the Bank provided 170m worth of finance in Moldova and Ukraine. o In the Mediterranean countries, the Southern neighbour countries, loans signed under the Facility for Euro-Mediterranean Investment and Partnership (FEMIP) totalled 1.3bn, with increased support being given to the private sector. o In Latin America, finance totalling 319m went mainly on projects to develop telecommunications networks, while in Asia a 150m framework loan was signed to finance renewable energy projects. o The EIB continued its lending operations in the African, Caribbean and Pacific (ACP) countries and Overseas Countries and Territories (OCTs) (561m) and South Africa (203m). The Bank's new strategy is being implemented by focusing on riskier operations, in order to increase the value added of the finance provided. The reserves specifically Financing 2004-2008: EUR 242bn 2008 2007 2006 2005 2004 0 30 60 European Union Partner Countries dedicated to these operations are taken either from the Bank's own funds or from European Commission resources (Structured or Risk Sharing Finance Facilities). At end-2008, outstanding loans had more than doubled compared with 2007 (2.7bn) and amounted to 6.2bn. The Bank's Corporate Operational Plan (COP) approved for the period 2009-2011 provides for stepping up lending activity and other specific measures to mitigate the effects of the current economic and financial crisis. Lending will be increased by 15bn in 2009 and 2010 and concentrate on three areas: SMEs, for which new products will be proposed, such as risk-sharing loans; projects to help combat climate change; and convergence. To meet these revised lending targets a proposal to bring forward the increase in capital initially planned for 2010 was submitted to the Board of Governors. As from April 2009, the EIB's subscribed capital was raised to 232bn, an increase of 67bn. (3) Albania, Bosnia and Herzegovina, Croatia, Former Yugoslav Republic of Macedonia, Montenegro,Serbia and Turkey.

EIB Borrowing Activity A leading sovereign-class international debt issuer Resilience in uncertain times In 2008 the Bank's funding activities remained resilient amidst heightened market volatility and uncertainty, and a severely disrupted funding environment for most of the fourth quarter. Under the 2008 funding programme, the Bank raised an amount of EUR 59.5bn via 247 transactions, a significant increase compared with 2007 (EUR 54.7bn). In July 2008, in parallel with growth in its lending programme and loan disbursements, the Bank increased its funding ceiling from EUR 55bn to EUR 60bn. The Bank raised funds in 18 currencies and issued in four further currencies in synthetic format (booked under other payment currencies) for EUR 639m. Benefiting from top-quality credit standing and strategic approach The results in 2008 were underpinned by the Bank's top-quality credit standing, continuing support from EU sovereign shareholders, as well as its borrowing strategy. The flexibility, diversification and attention to liquidity inherent in the borrowing strategy were to a large extent able to overcome volatile market conditions during the first nine months, and to secure attractive funding relatively early in the year. This approach enabled the Bank to accommodate severely disrupted markets in the final quarter, when, from mid-October onwards, benchmark markets were largely closed. In the fourth quarter competition intensified, with new government-guaranteed issuance on a large scale and prospects for greatly increased sovereign issuance. This conditioned the radical re-pricing that took place. The Bank nonetheless raised EUR 4.8bn between mid-October and year-end, of which the largest share was raised in EUR. EUR: responsiveness to investor demand In EUR a total of 29 transactions were finalised in 2008, raising EUR 16.8bn, or 28% of the total programme for the year. Euro Area Reference Note (EARN) benchmark issues accounted for the bulk (EUR 13bn, or 78%) of EUR issuance. New EARNs were launched in the 3-year and 7-year maturities, each in EUR 3bn size. In addition, there were five re-openings of existing EARNs in sizes of EUR 1-2bn. Re-openings proved a valuable means of adding liquidity to existing benchmarks, and aimed to avoid burdening distribution channels and secondary performance in a lacklustre environment. The 7-year issue in April was the longest-dated EARN issue in 2008. From May onwards, the Bank issued EARN benchmarks only in the 2-year and 3-year sectors. The varied issue sizes and shifting maturity focus across the year are among the factors illustrating the great care taken in responding to investor demand, while paying attention to maintenance of a liquid presence and secondary market performance across important maturities. Targeted plain-vanilla issuance in EUR amounted to around EUR 3bn via nine transactions. The Bank also concluded 13 structured transactions in 2008, amounting to EUR 548m, or 3% of total EUR issuance. Retail investors accounted for a significant share of the demand for targeted bonds, notably in the EUR 180m "Popular Bond", the first issue entirely underwritten and distributed by Italian "banche popolari" (cooperative banks). Fulfilment of the SRI (socially responsible investing) commitment: In 2007, the Bank issued a product specifically geared to the SRI market, the "Climate Awareness Bond". The bond offered a unique combination of environmental characteristics. Among these, the proceeds were earmarked for the Bank's future projects supporting climate protection, in the fields of renewable energy and energy efficiency. During 2007/8, the funds raised by this issue were completely disbursed to projects meeting these sectoral criteria. In total 14 projects located in six European countries received funds raised via this bond. GBP: largest non-gilt issuer A total of 50 transactions were launched in 2008, raising GBP 6.9bn (EUR 8.9bn), or 15% of the total programme for the year.

The Bank was able to maintain its position as the largest non-gilt benchmark issuer in 2008. It started the year with intensive issuance in the sterling market, responding to strong investor demand for high-grade sterling bonds. GBP 4bn, or 57% of 2008 GBP issuance, was launched in the first quarter, aided by favourable swap market conditions in maturities between 2010 and 2044. The Bank's sterling issuance slowed down in the second quarter to GBP 1.4bn, as higher-yielding alternatives diverted investors' focus away from supranational and agency bonds. The sterling primary bond market became more of a domestic market in the second half of the year, focusing on corporates and, later, on UK government-guaranteed bank issues. Nonetheless, until early October, the Bank continued its GBP issuance in good size, making it exceptional among non-gilt sterling issuers. It was able to launch a new 2012 benchmark issue and two large targeted transactions for a total of GBP 875m. USD: record volume of USD Global issuance A total of 55 transactions were executed in 2008, raising a record USD volume for the Bank of USD 35.5bn (EUR 25.5bn), or 43% of the total funding programme. It represented a volume increase of 85% compared to 2007. The first nine months of 2008 were characterised by an exceptional level of demand for the best-quality AAA bonds, particularly in the short to medium-term maturities. The worldwide central bank community was the driving force of this phenomenon. There were highly attractive funding levels in USD, further enhanced by the basis swap market, which gave a historical advantage for a EUR-based borrower such as the EIB raising funds in USD, particularly at the short end. The Bank upsized its 3-year benchmark issues to USD 4bn, executing all five benchmarks in this maturity segment in such size. One of the 3-year USD Global benchmarks won the "Sovereign/Supranational/Agency/ Borrowing activity 2004-2008: EUR 262bn 2008 2007 2006 2005 2004 0 10 20 30 40 50 60 EUR GBP USD Others Regional bond of the year" award from IFR. The Bank also 500carried out three 5-year benchmark deals, a record number in a given year for the EIB in this more challenging maturity. The EIB's price leadership compared to peers improved, assisted by timely execution and continuing attention to liquidity and secondary market performance. Structured issuance and other tailor-made transactions also reached solid volumes in 2008, at USD 3.8bn. Demand was particularly good for various callable structures as well as plain vanilla private placements.

Strong diversification: issuance in 19 other currencies Outside the three core currencies, 113 transactions were finalised in 19 currencies in 2008, including four in synthetic format, raising EUR 8.3bn, or 14% of the total programme for the year. The three largest contributors in these other currencies were Australian dollars (EUR 2.3bn), Japanese yen (EUR 1.4bn) and Swiss francs (EUR 1.2bn). Among non-core currencies, significant growth areas compared to 2007 were Australian dollars (AUD), Swiss francs (CHF) and Norwegian kroner (NOK). Aggregate issuance in the four currencies in which the Bank issued in synthetic format (booked under other payment currencies) was EUR 639m. These currencies were the Brazilian real (BRL), Indonesian rupiah (IDR), Philippine peso (PHP) and Zambian kwacha (ZMK). European and neighbouring country currencies The largest volume of issuance in this sector was in Swiss francs (CHF). The Bank was able to capitalise on its longstanding presence in the Swiss domestic market and benefited from its safe-haven status in a market where top-quality names were especially in demand. The Bank issued a total of CHF 1.9bn (EUR 1.2bn) via 12 transactions. Issuance was mainly achieved through taps of existing bonds (maturities 2015 and 2019), but the Bank was also able to bring new transactions at 1-year, 2-year, 3-year and 10-year tenors. The volume of issuance in the Nordic region totalled EUR 1bn. In Swedish krona (SEK), the Bank raised a total of SEK 4.1bn (EUR 435m). The Bank expanded its SEK yield curve with a new 3-year fixed-rate issue, matching the tenor of a government bond. In NOK, the Bank launched two new bonds, also matching the tenor of government bonds (May 2013 and May 2017). Progress in developing capital markets There was progress in contributing to the development of capital markets in new/future EU Member States, EU neighbouring countries and EU partner countries in Africa. Such activities also provide a platform for potential future lending by the Bank in local currency, where benefits include the removal of exchange rate risk for loan customers. In new and future Member States and EU neighbouring country currencies, the Bank extended the yield curve in Russian rouble and Turkish lira, offering investors the longest available maturities in the fixed rate Eurobond market. Volumes in such countries amounted to EUR 1.1bn equivalent, raised via 33 transactions. Turkish lira (TRY) represented the bulk of the volume. Other issuance currencies were Bulgarian leva (BGN), Hungarian forint (HUF), Russian rouble (RUB), Czech koruny (CZK) and Slovakian koruny (SKK). In Turkish lira the Bank maintained its position as the leading issuer in the Eurobond market. The Bank conducted 14 transactions for a total of TRY 1.5bn (EUR 836m). It increased its February 2010 issue to the benchmark size of TRY 1bn, providing a further liquid reference for the market. The November 2018 bond issue offered the longest maturity in the TRY fixed-rate Eurobond market at the time of issuance. In Bulgarian leva the Bank confirmed its leading position in the Eurobond market with a total of BGN 250m (EUR 128m). The Bank issued three new transactions in maturities ranging from 2011 to 2013. The Bank launched two new bonds in Russian rouble (RUB): a RUB 750m (EUR 20m) 3-year and a RUB 355m (EUR 10m) 10-year bond. The latter was the longest RUB fixed-rate Eurobond in the market. In African currencies the Bank issued for the first time in Zambian kwacha (ZMK), which further expanded the Bank's repertoire of African funding currencies to seven.

The ZMK issue was the first by a foreign issuer and the first in the international market (it was in synthetic format, with payment and settlement in USD). Overall the Bank launched a total of 13 transactions in two African currencies for a total of EUR 364m equivalent, the vast majority in South African rand (ZAR). The Bank remained a leading issuer in the ZAR Eurobond market, where it issued EUR 336m equivalent. Japan and Asian/Pacific Currencies: leadership and scale Among the non-core currencies in 2008, the largest source of funding - and hence the Bank's fourth-largest currency - was the Australian dollar, accounting for AUD 3.9bn (EUR 2.3bn). For the second year in a row, the Bank has been the largest Kangaroo issuer (foreign issuer in AUD). The public JPY issuance, supported by international demand from Europe and the US, was brisk, particularly in the first half of the year. In 2008, the Bank raised a total of JPY 223bn (EUR 1.4bn) and it was again the largest international issuer of JPY Global bonds. In both AUD and JPY, the Bank was able to raise funds in longer duration, with tenors of up to 10 years in AUD and up to 20 years in JPY. The Bank also made its first issue in Philippine peso (PHP), in synthetic format, as well as an Indonesian rupiah (IDR) synthetic issue. Americas (ex-US): the first BRL Global benchmark bond In early 2008, the Bank issued the market's first ever Brazilian real (BRL) Global benchmark bond. The Bank also tapped the Mexican peso (MXN) market with one transaction, the first since 2005. "The way to buy Europe" Snapshot of the EIB as an issuer Joint EU sovereign ownership underpins top-class credit quality and means EIB bonds can be seen as "the way to buy Europe". o- The EIB is one of the largest and most frequent borrowers in the international capital markets. In 2008 it issued a total of EUR 59.5bn. o- Ownership by all EU sovereigns means EIB bonds offer a unique and diversified sovereign-class investment.o- The Bank has been consistently rated Aaa/AAA/AAA by Moody's/Standard & Poors/Fitch. o- The Bank's strategic approach to markets involves a strong focus on liquidity and transparency. It offers comprehensive benchmark programmes in the Bank's three core currencies (EUR, GBP and USD). Where possible and appropriate, it also builds a benchmark presence in other currencies. It also conducts tailor-made issuance across a wide range of currencies and products. The Bank has historically contributed to the development of capital markets in currencies of new and future EU Member States, and selected EU partner countries. Here issuance in local currencies can support the development of lending activities.

Borrowings signed and raised in 2008 vs. 2007[(*)] (EUR million)

	Before swaps:				After swaps:			
	2008		2007		2008		2007	
EUR	16 764	28.2%	20 531	37.5%	41 988	70.6%	42 766	78.1%
GBP	8 917	15.0%	11 023	20.1%	5 410	9.1%	6 123	11.2%
USD	25 544	42.9%	14 400	26.3%	10 774	18.1%	5 099	9.3%
Total core currencies (EUR, GBP, USD)	**51 225**	**86%**	**45 954**	**84%**	**58 172**	**98%**	**53 988**	**99%**
AUD	2 318	3.9%	941	1.7%				
BGN	128	0.2%	28	0.1%				
CAD			659	1.2%				
CHF	1 178	2.0%	445	0.8%	381	0.6%		
CZK	40	0.1%			40	0.1%		
DKK			134	0.2%			134	0.2%
HKD								
HUF	93	0.2%	108	0.2%	93	0.2%	108	0.2%
ISK	21	0.03%	261	0.5%				
JPY	1 377	2.3%	2 198	4.0%	149	0.3%		
MXN	31	0.1%						
NOK	559	0.9%	196	0.4%	140	0.2%	63	0.1%
NZD	869	1.5%	1 344	2.5%				
PLN			27	0.1%			27	0.1%
RON			90	0.2%				
RUB	44	0.1%	115	0.2%				
SEK	435	0.7%	893	1.6%	435	0.7%	403	0.7%
SKK	7	0.01%			7	0.01%		
TRY	836	1.4%	1 097	2.0%	39	0.1%		
ZAR	336	0.6%	234	0.4%	39	0.1%		
Total other currencies	**8 272**	**14%**	**8 770**	**16%**	**1 325**	**2%**	**737**	**1%**
Total	**59 497**	**100%**	**54 725**	**100%**	**59 497**	**100%**	**54 725**	**100%**

(*) Resources raised under the global borrowing authorisation given by the Board of Directors for 2007, including 'pre-funding' of EUR 77m completed in 2006 for 2007.

Audit and Control Audit Committee - The Audit Committee is an independent statutory body, appointed by, and reporting directly to, the Board of Governors. In compliance with the formalities and procedures defined in the Statute and Rules of Procedure, the Audit Committee's role is to verify that the Bank's operations have been conducted and its books kept in a proper manner and to obtain assurance on the effectiveness of the internal control systems, risk management and internal administration. The Audit Committee has overall responsibility for the audit of the Bank's accounts. The Committee provides statements each year on whether the financial statements, as well as any other financial information contained in the annual accounts drawn up by the Board of Directors, give a true and fair view of the financial position of the Bank, the EIB Group, the Investment Facility and the FEMIP Trust Fund. Starting with the 2008 financial statements such a statement will also be issued by the Committee for the EU-Africa Infrastructure Trust Fund. The Governors take note of the statements by the Committee and of the conclusions in the annual reports of the Audit Committee when reviewing the Annual Report of the Board of Directors. In fulfilling its role, the Committee meets with representatives of the other statutory bodies, reviews the financial statements and accounting policies, takes note of the work performed by the internal auditors, oversees and supervises the external auditors, safeguards the independence and integrity of the external audit function, and coordinates audit work in general. Regular meetings with the Bank services and reviews of internal and external reports enable the Committee to understand and monitor how Management is providing for adequate and effective internal control systems, risk management and internal administration. External Auditors - The external auditors report directly to the Audit Committee, which is empowered to delegate the day-to-day work concerning the audit of the financial statements to them. The Audit Committee designated the firm Ernst & Young in 2004, after consultation with the Management Committee. The contract expires on the date on which the Board of Governors approves the 2008 financial statements. Following a public tendering procedure the assignment will be rotated, in line with best practice, to another audit firm from 2009 onwards. The external auditors are not allowed to carry out any work of an advisory nature or act in any other capacity that could compromise their independence when performing their audit tasks. A summary of services provided by the external auditors and the associated fees is published each year by the Bank on its website, in accordance with best practice. Inspectorate General - The Inspectorate General for the EIB Group comprises three independent control functions. Internal audit. Catering for audit needs at all levels of management of the EIB Group and acting with the guarantees of independence and of professional standards conferred upon it by its Charter, Internal Audit examines and evaluates the relevance and effectiveness of the internal control systems and the procedures involved in managing risk within the Group. An internal control framework covering all key operational activities of the Group and any newly identified processes continues to be maintained. Action Plans agreed with the Bank's departments are a catalyst for improving procedures and strengthening controls. Hence, Internal Audit reviews and tests controls in critical banking, information technology and administrative areas on a rotational basis using a risk-based approach. Operations Evaluation. Operations Evaluation (EV) independently carries out evaluations (mainly ex post) of the EIB Group's operations. The objective is to assess operations with a view to identifying aspects that could improve operational performance, accountability and transparency. EV focuses on how the institution (EIB - EIF) conducts its operations, given the framework of relevant EU policies (the Treaty, Directives, Council Decisions, mandates, etc.) and the decisions of the EIB's Governors. Evaluation reports are published in a dedicated section of the EIB's website (www.eib.org/evaluation). Fraud investigations. Under internal procedures to combat fraud, the Inspector General has the authority to independently conduct inquiries into allegations of possible fraud or corruption involving EIB funds. The Bank may also call upon external assistance or experts in accordance with the requirements of the inquiry, and works closely with the services of the European Anti-Fraud Office (OLAF). In addition, the Inspector General provides, when required, an independent recourse mechanism for investigating complaints that the European Ombudsman considers to be outside his remit. Compliance Office - The Office of the Group Chief Compliance Officer (OCCO) identifies the compliance risk of any of the members of the EIB Group, assesses or advises on compliance-related questions by expressing opinions or making recommendations either upon request or on its own initiative, monitors the risk and reports it. More specifically, OCCO is responsible for the observance of guidelines, policies and procedures adopted from time to time by the members of the EIB Group on money laundering, fraud and terrorism and actively promotes the compliance of the members of the EIB Group with current best standards of good professional practice, with the codes of conduct and with compilations of best practices. Management Control - Within the Strategy and Corporate Centre Directorate, the Strategy and Management Control Department brings together the functions responsible for management control - namely strategy, budget and associated analyses, partnership coordination and process improvement - and integrates them with functions responsible for macroeconomic research and corporate responsibility policies and corporate governance issues. A Financial Control division exists which also manages the Bank's relationship with the European Court of Auditors. This structure ensures that the overall strategic and financial planning and reporting processes are coordinated and support the achievement of the Bank-wide objectives and ultimately that the results achieved are monitored. Key tools include the Corporate Operational Plan, the budget and associated control systems, and financial accounting and control systems. A suite of integrated reports facilitates evaluation of the financial situation in relation to strategy, institutional and operational objectives and business plans. Management Control provides an opinion on internal proposals to the Management Committee that have a strategic, budgetary/financial, corporate responsibility or organisational impact.

EIB Group Financial Statements

Consolidated Results for the Year The EIB Group balance sheet total increased by EUR 41billion (+13%) compared to 2007. The result of the Group for the reporting date stands at EUR 6 356 million compared to an ordinary consolidated result of EUR 843 million for 2007, representing an increase of EUR 5 513 million. The main contributing factor influencing the consolidated financial statements is the result on financial operations, which mainly comprises the net results on derivatives, loans and borrowings, with application of the fair value option under IAS 39; it increased by EUR 5 321 million (see Consolidated Financial Statements - Note N). The major impact is the increase related to borrowings designated at fair value and their related swaps for EUR 5 550 million. A widening of EIB credit spreads in the secondary market was observed, mostly due to the increased supply of government and government guaranteed debt issuance. A widening of credit spreads infers a higher yield to maturity for the outstanding borrowings, which in turn implies lower market prices. A lower price on liability implies a profit. Overall, bond prices are observed directly in the market and are very sensitive to market situation, while swap values are derived from internal valuation models. The net result of the variation of the value of the liabilities and the hedging items results in an accounting profit. As it is the intention of the Group to hold all financial instruments involved until maturity, it is expected that this accounting profit will be completely neutralised when the cashflows of the bonds and the hedging swaps are unwound. The opposite phenomenon was observed last year. Other positive or negative factors are the following: Positive impacts: o The net result of interest and similar income and charges stands at EUR 2 141 million in 2008, i.e. an increase of EUR 277 million (items 1 and 2 of the Income Statement). o The credit loss expense, together with the movements in the specific provision for credit risk, resulted in a gain of EUR 3 million, compared with a loss of EUR 17 million in 2007, being a positive variation of EUR 20 million. o All other profit and loss items gave rise to an overall net increase of EUR 13 million. Negative impacts: o The impairment losses on shares and other variable-yield securities resulted in a negative variation of EUR 79 million. o General administrative expenses and depreciation increased by EUR 39 million.

Consolidated balance sheet

as at 31 December 2008 (in EUR '000)

Assets	31.12.2008		31.12.2007	
1. Cash in hand, balances with central banks and post office banks		**76**		27 318
2. Treasury bills eligible for refinancing with central banks (Note B)		**2 016 818**		2 273 135
3. Loans and advances to credit institutions				
a) repayable on demand	275 915		286 263	
b) other loans and advances (Note C)	21 745 356		15 816 580	
c) loans (Note D.1)	116 216 197		112 323 909	
		138 237 468		128 426 752
4. Loans and advances to customers				
a) loans (Note D.1)	175 668 894		156 435 308	
b) specific provisions (Note D.2)	- 17 500		- 37 050	
		175 651 394		156 398 258
5. Debt securities including fixed-income securities (Note B)				
a) issued by public bodies	583 455		580 386	
b) issued by other borrowers	10 646 207		10 435 661	
		11 229 662		11 016 047
6. Shares and other variable-yield securities (Note E)		**1 983 238**		2 078 830
7. Intangible assets (Note F)		**4 316**		3 972
8. Property, furniture and equipment (Note F)		**316 184**		285 720
9. Other assets				
a) sundry debtors (Note H)	159 955		145 445	
b) positive replacement values (Note R)	21 861 679		9 060 783	
		22 021 634		9 206 228
10. Assets held for sale (Note F)		**3 373**		0
11. Subscribed capital and receivable reserves, called but not paid (Note X.2)		**458 925**		1 061 503
12. Prepayments and accrued income		**37 471**		**30 658**
Total Assets		**351 960 559**		**310 808 421**

The accompanying notes form an integral part of these consolidated financial statements

Liabilities		31.12.2008		31.12.2007
1. Amounts owed to credit institutions (Note I)				
a) with agreed maturity dates or periods of notice	5 959 353		341 757	
		5 959 353		341 757
2. Debts evidenced by certificates (Note J)				
a) debt securities in issue	283 832 176		259 280 003	
b) others	668 769		892 400	
		284 500 945		260 172 403
3. Other liabilities				
a) sundry creditors (Note H)	1 805 887		1 429 085	
b) sundry liabilities (Note H)	43 123		37 457	
c) negative replacement values (Note R)	17 473 719		12 945 900	
		19 322 729		14 412 442
4. Accruals and deferred income (Note G)		**267 231**		270 724
5. Provisions				
a) pension plans and health insurance scheme (Note K)	1 122 800		1 038 545	
		1 122 800		1 038 545
Total Liabilities		**311 173 058**		**276 235 871**
6. Capital (Note X)				
- Subscribed	164 808 169		164 808 169	
- Uncalled	- 156 567 760		- 156 567 760	
		8 240 409		8 240 409
7. Consolidated reserves				
a) reserve fund	16 480 817		16 480 817	
b) additional reserves	5 196 255		6 067 178	
		21 677 072		22 547 995
8. Funds allocated to structured finance facility		**2 750 000**		1 250 000
9. Funds allocated to venture capital operations		**1 764 305**		1 690 940
10. Profit for the financial year		**6 355 715**		**843 206**
Total Equity		**40 787 501**		**34 572 550**
Total Liabilities & Equity		**351 960 559**		**310 808 421**

Consolidated income statement for the year ended 31 December 2008 (in EUR '000) 31.12.2008 31.12.2007 1 Interest and similar income (Note M) 14 812 995 14 051 950 2 Interest expense and similar charges (Note M) - 12 672 229 - 12 188 607 3 Income from shares and other variable-yield securities 56 084 68 247 4 Fee and commission income (Note P) 96 072 85 924 5 Fee and commission expense (Note P) - 125 - 1 842 6 Result on financial operations (Note N) 4 644 604 - 676 792 7 Other operating income (Note O) 38 533 26 526 8 General administrative expenses (Note K , Q) - 397 138 - 365 980 a) staff costs (Note K) - 289 475 - 280 100 b) other administrative costs - 107 663 - 85 880 9 Depreciation and amortisation (Note F) - 28 319 - 20 027 a) intangible assets - 1 854 - 2 984 b) tangible assets - 26 465 - 17 043 10 Credit loss expense 2 659 - 17 465 11 Impairment losses on shares and other variable-yield securi- ties (Note E) - 197 421 - 118 728 12 Profit for the financial year 6 355 715 843 206 The accompanying notes form an integral part of these consolidated financial statements.

Statement of movements in consolidated own funds

for the year ended 31 December 2008 (in EUR '000)

	Subscribed capital	Callable capital	Fund for general banking risks (**)	Funds allocated to Structured Finance Facility	Funds allocated to venture capital operations	Reserve fund	Additional reserves		Profit of the year before appropriation	Total consolidated own funds
							Other	AFS reserve		
At 31 December 2006	**163 653 737**	**- 155 471 050**	**975 000**	**1 250 000**	**1 663 824**	**16 365 374**	**2 153 816**	**357 526**	**2 259 612**	**33 207 839**
Contribution of Bulgaria and Romania as of January 2007 (***)	1 154 432	- 1 096 710	0	0	0	115 443	57 489	0	0	230 654
Appropriation of prior year's profit	0	0	- 975 000	0	0	0	3 234 612	0	- 2 259 612	0
Transfer to additional reserves	0	0	0	0	27 116	0	- 27 116	0	0	0
Changes in fair value during the year	0	0	0	0	0	0	0	290 851	0	290 851
Net profit of the year	0	0	0	0	0	0	0	0	843 206	843 206
At 31 December 2007	**164 808 169**	**- 156 567 760**	**0**	**1 250 000**	**1 690 940**	**16 480 817**	**5 418 801**	**648 377**	**843 206**	**34 572 550**
Appropriation of prior year's profit	0	0	0	1 500 000	0	0	- 656 794	0	- 843 206	0
Transfer to additional reserves (*)	0	0	0	0	73 365	0	- 73 365	0	0	0
Changes in fair value during the year	0	0	0	0	0	0	0	- 140 764	0	- 140 764
Net profit of the year	0	0	0	0	0	0	0	0	6 355 715	6 355 715
At 31 December 2008	**164 808 169**	**- 156 567 760**	**0**	**2 750 000**	**1 764 305**	**16 480 817**	**4 688 642**	**507 613**	**6 355 715**	**40 787 501**

(*) An amount of EUR'000 73 365 resulting from the value adjustments on venture capital operations has been transferred from the Additional reserves to the Funds allocated to venture capital operations.

(**) Before appropriation of current year profit.

(***) As at 1 January 2007, the subscribed capital increased from EUR'000 163 653 737 to EUR'000 164 808 169, by virtue of the contributions of two new Member States: Bulgaria and Romania. As a consequence of this capital increase, the two new Member States had to contribute to their share of Paid-in capital (EUR'000 57 722), and also their share of the Reserves and General Provisions (EUR'000 172 932) for the amounts outstanding as of 31 December 2006.

The accompanying notes form an integral part of these consolidated financial statements.

Consolidated Cash Flow Statement

as at 31 December 2008 In EUR '000

		31.12.2008	31.12.2007
A.	**Cash flows from operating activities:**		
	Profit for the financial year	6 355 715	843 206
	Adjustments:		
	Unwinding of the discount relating to capital and reserve called, but not paid in	- 28 245	- 45 663
	Depreciation and amortisation on tangible and intangible assets	28 319	20 027
	Impairment losses on venture capital operations	197 421	118 728
	Decrease in accruals and deferred income	- 3 493	- 73 561
	Decrease in prepayments and accrued income	1 796	57 845
	Investment portfolio amortisation	- 5 824	- 17 454
	Changes in replacement values on derivatives others than those associated with borrowings and loans	- 3 464 428	- 1 526 786
Profit on operating activities		**3 081 261**	**- 623 658**
	Net loans disbursements	- 47 423 453	- 39 910 416
	Repayments	19 765 944	19 984 413
	Effects of exchange rate changes on loans	8 442 502	8 104 408
	Increase in prepayments and accrued income on loans	- 2 960	- 219 593
	Adjustment of loans (fair value option)	- 3 907 908	899 229
	Changes in replacement values on derivatives associated with loans	3 763 672	- 777 549
	Decrease in operational portfolio	628 001	1 090 330
	Increase in venture capital operations	- 84 026	- 153 690
	Impairment losses on loans and advances	- 19 550	- 45 367
	Increase in shares and other variable-yield securities	- 53 536	- 49 207
	Increase /Decrease in other assets	- 14 510	103 238
	Increase in other liabilities	448 103	213 740
	Net cash from operating activities	- 15 376 460	-11 384 122
B.	**Cash flows from investing activities:**		
	Securities matured during the year	311 577	328 790
	Increase in asset backed securities	- 1 070 036	- 1 995 637
	Purchase of property, furniture and equipment	- 56 929	- 82 879
	Purchase of intangible assets	- 2 198	- 1 825
	Increase in assets held for sale	- 3 373	0
	Net cash from investing activities	- 820 959	- 1 751 551
C.	**Cash flows from financing activities:**		
	Issue of borrowings	58 002 563	54 678 538
	Redemption of borrowings	- 39 727 853	- 35 348 649
	Effects of exchange rate changes on borrowings and swaps	- 8 559 711	- 8 408 498
	Adjustments of borrowings (fair value option)	11 445 727	- 553 677
	Changes in replacement values on derivatives associated with borrowings	- 11 372 696	1 368 022
	Increase /Decrease in accrual and deferred income on borrowings and swaps	- 19 200	157 800
	Paid in by Member States	630 823	630 824
	Increase in commercial paper	5 987 392	514 480
	Increase in amounts owed to credit institutions	5 617 596	122 790
	Net cash from financing activities	22 004 641	13 161 630

Summary statement of cash flows:

Cash and cash equivalents at beginning of financial year	**18 322 348**	**18 296 391**
Net cash from:		
(1) operating activities	- 15 376 460	- 11 384 122
(2) investing activities	- 820 959	- 1 751 551
(3) financing activities	22 004 641	13 161 630
Cash and cash equivalents at end of financial year	**24 129 570**	**18 322 348**
Cash analysis:		
Cash in hand, balances with central banks and post office banks	76	27 318
Bills maturing within three months of issue	2 108 223	2 192 187
Loans and advances to credit institutions:		
Accounts repayable on demand	275 915	286 263
Term deposit accounts	21 745 356	15 816 580
	24 129 570	**18 322 348**

The accompanying notes form an integral part of these consolidated financial statements.

European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2008 Note A - Significant accounting policies A.1. Basis of preparation Statement of compliance The European Investment Bank (the "Group") consolidated financial statements (the "Financial Statements") have been prepared in accordance with international financial reporting standards (IFRS), as endorsed by the European Union. The accounting policies applied are in conformity, in all material respects, with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001 and by Directive 2003/51/EC of 18 June 2003 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions and insurance undertakings (the "Directives"). However, the Financial Statements do not include any management report. The Group prepares an Activity Report which is presented separately from the Financial Statements and its consistency with the Financial Statements is not audited. Basis of consolidation The Financial Statements comprise those of the European Investment Bank (the "Bank" or the "EIB") and those of its subsidiary, the European Investment Fund (the "Fund" or the "EIF"), having its registered office at 100, boulevard Konrad Adenauer, Luxembourg. The financial statements of the Fund are prepared for the same reporting year as the Bank, using consistent accounting policies. After aggregation of the balance sheets and income statements, all intra-group balances, transactions, income and expenses resulting from intra-group transactions are eliminated. The Bank holds 63.60% (2007: 65.78%) of the subscribed capital of the EIF and therefore has applied the principles pronounced by IAS 27 in preparing consolidated financial statements. Hence, the Group combines the financial statements of the EIB and the EIF line by line by adding together like items of assets, liabilities, equity, income and expenses. Minority interests represent the portion of profit or loss and net assets not owned, directly or indirectly, by the Bank and are presented under item 6. Result on financial operations in the consolidated income statement and under item 3. Other liabilities - b) sundry creditors (Note A.4.21) in the consolidated balance sheet. Assets held in an agency or fiduciary capacity are not assets of the Group and are reported in Note W. A.2. Significant accounting judgements and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the differences may be material to the Financial Statements. The most significant use of judgements and estimates are as follows: Fair value of financial instruments Where the fair values of financial assets and financial liabilities recorded on the balance sheet cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgement is required in establishing fair values. The judgements include considerations of liquidity and model inputs such as correlation and volatility for longer dated derivatives. Impairment losses on loans and advances The Group reviews its problem loans and advances at each reporting date to assess whether an allowance for impairment should be recorded in the consolidated income statement. In particular, judgement by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to specific allowance against individually significant loans and advances, the Group also makes a collective impairment test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when originally granted.

Valuation of unquoted equity investments Valuation of unquoted equity investments is normally based on one of the following: o recent arms length market transactions; o current fair value of another instrument that is substantially the same; o the expected cash flows discounted at current rates applicable for items with similar terms and risk characteristics; or o other valuation models. The determination of the cash flows and discount factors for unquoted equity investments requires significant estimation. The Group calibrates the valuation techniques periodically and tests them for validity using either prices from observable current market transactions in the same instrument or from other available observable market data. As at 31 December 2008, there were no differences between the transaction price at initial recognition and the fair value that would be determined at that date using the valuation technique mentioned above. Impairment of equity investments The Group treats available-for-sale equity investments as impaired when there has been a significant or prolonged decline in the fair value below its cost or where other objective evidence of impairment exists. The determination of what is "significant" or "prolonged" requires judgement. The Group treats "significant" generally as 30% or more and "prolonged" greater than 12 months. In addition, the Group evaluates other factors, including normal volatility in share price for quoted equities and the future cash flows and the discount factors for unquoted equities. Pension and other post employment benefits The cost of defined benefit pension plans and other post employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, expected rates of return on assets, future salary increases, mortality rates and future pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty. A.3. Changes in accounting policies The accounting policies adopted are consistent with those of the previous financial year except as follows: The Group has adopted the following new and amended IFRS and IFRIC interpretations during the year. Adoption of these revised standards and interpretations did not have any effect on the financial performance or position of the Group. They did however give rise to additional disclosures, including in some cases, revisions to accounting policies. IFRIC 14 IAS 19 - The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction. IFRIC Interpretation 14 provides guidance on how to assess the limit on the amount of surplus in a defined benefit scheme that can be recognised as an asset under IAS 19 Employee Benefits. The Group amended its accounting policy accordingly. Standards issued but not yet effective: The following IFRS and IFRIC interpretations were issued with an effective date for financial periods beginning on or after January 1, 2009. The Group has chosen not to early adopt these standards and interpretations before their effective dates. IFRS 8 -- Operating Segments: This standard is to be applied for annual periods beginning on or after 1 January 2009. This standard requires disclosure of information about the Group's operating segments and replaced the requirement to determine primary and secondary reporting segments of the Group. The Group plans to adopt this standard at its effective date. IAS 23 -- Amendment - Borrowing costs: This standard is to be applied for annual periods beginning on or after 1 January 2009. This amendment eliminates the option of expensing all borrowing costs and requires borrowing costs to be capitalized if they are directly attributable to the acquisition, construction or production of a qualifying asset. Accordingly, borrowing costs will be capitalized on qualifying assets with a commencement date after January 1, 2009. The Group plans to adopt this revised standard at its effective date or at the date of endorsement by the European Union, if later, and does not anticipate any significant impacts on its financial statements. IAS 27R --Consolidated Financial Statements: This standard is applicable for annual periods beginning on or after 1 July 2009 and must be adopted simultaneously with the adoption of IFRS 3R. The revised IAS 27 will require entities to account for changes in the ownership of a subsidiary, which does not result in the loss of control, as an equity transaction and therefore will not give rise to a gain or loss in income. In addition losses incurred by a subsidiary will be required to be allocated between the controlling and non-controlling interests, even if the losses exceed the non-controlling equity investment in the subsidiary. Finally on loss of control of a subsidiary, entities will be required to re-measure to fair value any retained interest, which will impact the gain or loss rec-

ognised on the disposal linked to the loss of control. The Group plans to adopt this revised standard at its effective date or at the date of endorsement by the European Union, if later and does not anticipate any significant impacts on its financial statements. A.4. Summary of significant accounting policies A.4.1. Foreign currency translation The Financial Statements are presented in euro (EUR), as the functional currency and the unit of measure for the capital accounts and for presenting its Financial Statements. The Group conducts its operations in euro, in the other currencies of the Member States and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies and are held, invested or lent in the same currencies. Foreign currency transactions are translated, in accordance with IAS 21, at the exchange rate prevailing on the date of the transaction. Monetary assets and liabilities denominated in currencies other than in euro are translated into euro at the exchange rate prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the consolidated income statement. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Exchange differences on non-monetary financial assets are a component of the change in their fair value. Depending on the classification of a non-monetary financial asset, exchange differences are either recognized in the income statement or within the equity reserves. Exchange differences arising on the settlement of transactions at rates different from those at the date of the transaction, and unrealised foreign exchange differences on unsettled foreign currency monetary assets and liabilities, are recognized in the consolidated income statement. The elements of the consolidated income statement are translated into euro on the basis of the exchange rates prevailing at the end of each month. A.4.2. Derivatives All derivative instruments of the Group are measured at fair value through profit and loss account on the consolidated balance sheet and are reported as positive or negative replacement values. Fair values are obtained from quoted market pricing, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as time value of money, yield curve and volatility of the underlying. The Group uses derivative instruments mainly for hedging market exposure on borrowings and lending transactions, and also as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risk, including exposures arising from forecast transactions. The Group applies the amended Fair Value Option of IAS 39 when balance sheet items, together with one or more derivative transactions meet the eligibility criteria of the amended Fair Value Option, more in particular when a significant reduction of the accounting mismatch is thus obtained. The Group currently does not use any of the hedge accounting possibilities available under IAS39. The majority of the Group's swaps are concluded with a view to hedging specific bond issues. The Group enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations and, thereafter, the Group will obtain the amounts needed to service the borrowing in the original currency. Macro-hedging swaps used as part of asset/liability management are marked to market (fair value) using internal valuation models. In general, derivative instruments transacted as economic hedges are treated in the same way as derivative instruments used for trading purposes, i.e. realized and unrealized gains and losses are recognized in Result on financial operations. Accrued interest on derivatives is part of the fair value recorded in the consolidated income statement and in the consolidated balance sheet. A derivative may be embedded in a "host contract". Such combinations are known as hybrid instruments and arise predominantly from the issuance of certain structured debt instruments. If the host contract is not carried at fair value with changes in fair value reported in the consolidated income statement, the embedded derivative is separated from the host contract and accounted for as a stand-alone derivative instrument at fair value if, and only if, the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract and the embedded derivative actually meets the definition of a derivative. A.4.3. Financial assets Financial assets are accounted for using the settlement date basis.

A.4.4. Cash and Cash Equivalents The Group defines cash equivalents as short-term, highly liquid securities and interest-earning deposits with original maturities of 90 days or less. A.4.5. Fee income The Group earns fee income from a diverse range of services it provides to its customers. Fee income can be divided into two broad categories: o income earned from services that are provided over a certain period of time, for which customers are generally billed on an annual or semi-annual basis, and o income earned from providing transaction-type services. Fees earned from services that are provided over a certain period of time are recognised on an accrual basis over the service period. Fees earned from providing transaction-type services are recognized when the service has been completed. Fees or components of fees that are performance linked are recognized when the performance criteria are fulfilled. Issuance fees and redemption premiums or discounts are amortised over the period to maturity of the related borrowings, unless those borrowings are measured at fair value, in which case the recognition in the consolidated income statement is immediate. A.4.6. Securities lending In April 2003, the Group signed an agreement for securities lending with Northern Trust Global Investment acting as an agent to lend securities from the Investment Portfolio, B1 `Credit Spread' portfolio and B3 `Global Fixed income' portfolio. Securities received as collateral under securities lending transactions are not recognized in the consolidated balance sheet unless control of the contractual rights that comprise these securities received is gained. Securities lent under securities lending transactions are not derecognised from the consolidated balance sheet unless control of the contractual rights that comprise these securities transferred is relinquished. The Group monitors the market value of the securities lent on a daily basis and requests additional collateral in accordance with the underlying agreement. Fees and interest received or paid are recorded as interest income or interest expense, on an accrual basis. A.4.7. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities and other variable-yield securities With a view to clarifying management of its liquid assets and consolidating its solvency, the Group has established the following portfolio categories: A.4.7.1. Held for trading portfolio The held for trading portfolio (see Operational portfolio B3 in Note B) comprises listed debt securities issued and guaranteed by financial establishments, which are owned by the Group ("long" positions). Securities held in this portfolio are marked to market in the consolidated balance sheet, any gain or loss arising from a change in fair value being included in the consolidated income statement in the period in which it arises. Gains and losses realized on disposal or redemption and unrealized gains and losses from changes in the fair value of trading portfolio assets are reported as Net trading income in the account "Result on financial operations". Interest income on trading portfolio assets is included in interest income. The determination of fair values of trading portfolio assets is based on quoted market prices in active markets or dealer price quotations, pricing models (using assumptions based on market and economic conditions), or management's estimates, as applicable. A.4.7.2. Held-to-maturity portfolio The held-to-maturity portfolio comprises the Group's Investment portfolio and the operational portfolio A1 of EIB (see Note B). The Investment portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: Governments of the European Union, G10 countries and their agencies; Supranational public institutions, including multinational development banks. These securities are initially recorded at the purchase price, or more exceptionally the transfer price. The difference between entry price and redemption value is amortised prorata temporis over the remaining life of the securities. The Group has decided to phase out the investment portfolio of the Bank, by ceasing to invest the redemption proceeds of matured securities in the portfolio. The Operational portfolios A1 of the Group are held for the purpose of maintaining an adequate level of liquidity in the Group and comprise money market products with a maximum maturity of twelve months, in particular, treasury bills and negotiable debt securities issued by credit institutions. The securities are held until their final maturity and presented in the Financial Statements at their amortized cost. The Asset Backed Securities portfolio mainly consists of obligations in the form of bonds, notes or certificates is-

sued by a Special Purpose Vehicle (SPV) or a trust vehicle. These securities are classified as held-to-maturity and recorded at purchase price. Value impairments are accounted for, if these are other than temporary. A.4.7.3. Available-for-sale portfolio The available-for-sale portfolio comprises the securities of the operational money market portfolio A2 and of the operational bond portfolios B1 and B2 (see Note B), the operational portfolio of the Fund, shares, other variable-yield securities and participating interests (see Note B). Securities are classified as available-for-sale where they do not appropriately belong to one of the other categories of financial instruments recognised under IAS 39, i.e. "held for trading" or "held-to-maturity". The Management Committee determines the appropriate classification of its investments at the time of the constitution of a portfolio, financial instruments within one portfolio have always the same classification. Available-for-sale financial investments may be sold in response to or in anticipation of needs for liquidity or changes in interest rates, credit quality, foreign exchange rates or equity prices. Available-for-sale financial investments are carried at fair value. They are initially recognised at fair value plus transaction costs. Unrealised gains or losses are reported in consolidated reserves until such investment is sold, collected or otherwise disposed of, or until such investment is determined to be impaired. If an available-for-sale investment is determined to be impaired, the cumulative unrealised gain or loss previously recognised in own funds is included in consolidated income statement for the period. A financial investment is considered impaired if its carrying value exceeds the recoverable amount. Quoted financial investments are considered impaired if the decline in market price below cost is of such a magnitude that recovery of the cost value cannot be reasonably expected within the foreseeable future. For non-quoted equity investments, the recoverable amount is determined by applying recognized valuation techniques. Financial assets are derecognised when the right to receive cash flows from the financial assets have expired or where the Group has transferred substantially all risks and rewards of ownership. On disposal of an available-for-sale investment, the accumulated unrealised gain or loss included in own funds is transferred to consolidated income statement for the period. Gains and losses on disposal are determined using the average cost method. Interest and dividend income on available-for-sale financial investments are included in "interest and similar income" and "income from securities with variable yield". Interest on available-for-sale debt securities and other fixed income securities calculated using the effective interest method is recognised in the income statement. Dividends on equity investments are recognised in the income statement when the Group's right to receive payment is established. The determination of fair values of available-for-sale financial investments is generally based on quoted market rates in active markets, dealer price quotations, discounted expected cash flows using market rates commensurate with the credit quality and maturity of the investment or based upon review of the investee's financial results, condition and prospects including comparisons to similar companies for which quoted market prices are available. Venture capital operations and participating interests held represent medium and long-term investments and are measured at fair value, by using fair value measurement techniques including entity inputs, in absence of liquid market prices, commonly used by market participants. However, some are accounted for at cost when the fair value cannot be reliably measured. The nature of those investments is such that an accurate fair value can be determined only upon realization of those investments. The estimation by the Group of a fair value for venture capital investments for which the method and timing of realization have not yet been determined is therefore considered to be inappropriate in those instances. All venture capital operations are subject to review for impairment. The Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred "loss event") and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. In the case of equity investments classified as available-for-sale, this would include a significant or prolonged decline in the fair value of the investments below its cost. Where there is evidence of impairment, the cumulative loss measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in the consolidated income statement is removed from equity and recognised in the income statement. Impairment losses on equity investments are not reversed through the consolidated income statement; increases in their fair value after impairment are recognised directly in equity. In contrast, if in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised, the impairment loss is reversed through the income statement. A.4.8. Loans and advances to credit institutions and customers Loans and receivable include loans where money is provided directly to the borrower. A participation in a loan from another lender is considered to be originated by the

Group, provided it is funded on the date the loan is originated by the lender. Loans and receivable are recognized in the assets of the Group when cash is advanced to borrowers. They are initially recorded at cost (their net disbursed amounts), which is the fair value of the cash given to originate the loan, including any transaction costs, and are subsequently measured at amortized cost using the effective interest rate method. Where loans meet the eligibility criteria of the amended Fair Value Option and have been designated as at Fair Value through Profit and Loss, they are measured at their fair value. The fair value measurement technique used is based on a discounted cash flow technique. A.4.8.1. Interest on loans Interest on loans originated by the Group is recorded in the consolidated income statement (interest and similar income) and on the consolidated balance sheet (loans and advances) on an accruals basis. A.4.8.2. Reverse repurchase and repurchase operations (reverse repos and repos) A reverse repurchase (repurchase) operation is one under which the Group lends (borrows) liquid funds to (from) a credit institution which provides (receives) collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment: the borrower (lender) of the liquid funds transfers the securities to the Group's (counterparty's) custodian in exchange for settlement at the agreed price, which generates a return (cost) for the Group linked to the money market. This type of operation is considered for the purposes of the Group to be a loan (borrowing) at a guaranteed rate of interest. Generally treated as collateralized financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest and are entered on the assets side of the consolidated balance sheet under item 3. Loans and advances to credit institutions - b) other loans and advances (on the liabilities side of the consolidated balance sheet under item 1. Amounts owed to credit institutions- a) with agreed maturity dates or periods of notice). Securities received under reverse repurchase agreements and securities delivered under repurchase agreements are not recognized in the consolidated balance sheet or derecognized from the consolidated balance sheet, unless control of the contractual rights that comprise these securities is relinquished. The Group monitors the market value of the securities received or delivered on a daily basis, and provides or requests additional collateral in accordance with the underlying agreements. Interest earned on reverse repurchase agreements and interest incurred on repurchase agreements is recognized as interest income or interest expense, over the life of each agreement. A.4.8.3. Fees on loans Front-end fees and commitment fees are deferred in accordance with IAS 18, together with the related direct costs of originating and maintaining the commitment, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the related loan. If the commitment expires without the loan being drawn down, the fee is recognised as income on expiry. A.4.8.4. Interest subsidies Interest subsidies received in advance (see Note G) are deferred in accordance with IAS 18, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the subsidized loan. A.4.9. Credit loss expense An allowance for credit losses is established if there is objective evidence that the Group will be unable to collect all amounts due on a claim according to the original contractual terms or the equivalent value. A "claim" means a loan, a commitment such as a letter of credit, a guarantee, a commitment to extend credit, or other credit product. An allowance for credit losses is reported as a reduction of the carrying value of a claim on the consolidated balance sheet, whereas for an off-balance sheet item such as a commitment a provision for credit loss is reported in Other liabilities. Additions to the allowances and provisions for credit losses are made through credit loss expense. A.4.9.1. Impairment allowances related to individual loans and advances Impairment losses have been made for individual loans and advances outstanding at the end of the financial year and presenting objective evidence of risks of non-recovery of all or part of their amounts according to the original contractual terms or the equivalent value. Changes to these provisions are entered on the consolidated income statement as "Credit loss expense". Allowances and provisions for credit losses are evaluated on the following counterparty specific based principle. A claim is considered impaired when the Management Committee determines that it is probable that the Group will not be able to collect all amounts due according to the original contractual terms or the equivalent value. Individual credit exposures are evaluated based upon the borrower's character, overall financial condition, resources and payment record, the prospects for support from any financially responsible guarantors and, where applicable, the realizable value of any collateral. The estimated recoverable amount is the present value of expected future cash flows, which may result from restructuring or liquidation. Impairment is measured and allowances for credit losses are established for the difference between the carrying amount and its estimated recoverable amount of any claim considered as impaired. The amount of the loss is the difference between the asset's carrying amount and the present value of expected future cash flows discounted at the financial instrument's original effective interest rate. All impaired claims are reviewed and analysed at least semi-annually. Any subsequent changes to the amounts and timing of the expected future cash flows compared to the prior estimates will result in a change in the provision for credit losses and be charged or credited to credit loss expense. An allowance for impairment is reversed only when the credit quality has improved such that there is reasonable assurance of timely collection of principal and interest in accordance with the original contractual terms of the claim agreement. A write-off is made when all or part of a claim is deemed uncollectible or forgiven. Write-offs are charged against previously established provisions for credit losses or directly to credit loss expense and reduce the principal amount of a claim. Recoveries in part or in full of amounts previously written off are credited to credit loss expense. Upon impairment the accrual of interest income based on the original terms of the claim is discontinued, and is replaced by an accrual based upon the impaired value; in addition, the increase of the present value of impaired claims due to the passage of time is reported as interest income. A.4.9.2. Collective impairment In addition to specific allowances against individually significant loans and advances, the Group also makes a collective impairment test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when originally granted. This collective impairment test is based on any deterioration in the internal rating of the groups of loans or investments since they were granted or acquired. These internal ratings take into consideration factors such as any deterioration in counterparties risk, values of collaterals or securities received, and sectorial outlook, as well as identified structural weaknesses or deterioration in cash flows (refer to section T.2.3.3.1.). A.4.9.3. Guarantees In the normal course of business, the Group issues various forms of guarantees to support some institutions. Under the existing rules, these guarantees do not meet the definition of an insurance contract (IFRS 4 Insurance Contracts) and are accounted for under IAS 39 Financial Instruments: Recognition and Measurement, either as "Derivatives" or "Financial Guarantees", depending on their features and characteristics as defined by IAS 39. The accounting policy for Derivatives is disclosed under Note A.4.2. Financial Guarantees are initially recognised at fair value in the consolidated balance sheet under item 3b. Other liabilities - sundry liabilities, being the premium received. Subsequent to initial recognition, the Group's liabilities under each financial guarantee are measured at the higher of 1) the amount initially recognized less, when appropriate, cumulative amortization recognized in accordance with IAS 18 and 2) the best estimate of expenditure required to settle any present financial obligation arising as a result of the guarantee in accordance with IAS 37. Any increase in the liability relating to financial guarantee is taken to the consolidated income statement in "Credit loss expense". The premium received is recognised in the consolidated income statement in "Fee and commission income" on the basis of an amortization schedule in accordance with IAS 18 over the life of the financial guarantee. A.4.10. Property, furniture and equipment Property, furniture and equipment include land, Group-occupied properties and other machines and equipment. Property, furniture and equipment are carried at cost less accumulated depreciation and accumulated impairment losses. Property, furniture and equipment are reviewed periodically for impairment. Land and buildings are stated at acquisition cost less accumulated depreciation. The value of the Group's headquarters building in Luxembourg-Kirchberg and its buildings in Luxembourg-Hamm, Luxembourg-Weimer-shof and Lisbon is depreciated on the straight-line basis as set out below. Office furniture and equipment were, until end-1997, depreciated in full in the year of acquisition. With effect from 1998, permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the consolidated balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on the straight-line basis over the estimated life of each item purchased, as set out below: o Buildings in Kirchberg, Hamm and Weimershof - 30 years o Building in Lisbon - 25 years o Permanent equipment, fixtures and fittings - 10 years

o Furniture - 5 years o Office equipment and vehicles - 3 years A.4.11. Intangible assets Intangible assets comprise computer software. Software development costs are capitalized if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise, and to the reliability of cost measurement. Intangible assets are recognized as assets and are amortized using the straight-line basis over their estimated useful economic life. At each consolidated balance sheet date, intangible assets are reviewed for indications of impairment or changes in estimated future benefits. If such indications exist, an analysis is performed to assess whether the carrying amount is fully recoverable. A write-down is made if the carrying amount exceeds the recoverable amount. Internally developed software meeting these criteria is carried at cost less accumulated depreciation calculated on the straight-line basis over three years from completion. Software purchased is depreciated on the straight-line basis over its estimated life (2 to 5 years). A.4.12. Pension plans and health insurance scheme The Group operates defined benefit pension plans to provide retirement benefits to substantially all of its staff. The Group also provides certain additional post-employment healthcare benefits to former employees in EIB. These benefits are unfunded, as defined by IAS 19. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. Actuarial gains and losses are recognised as income or expense over the expected average remaining working lives of the employees participating in the plans. The charge to the consolidated income statement in respect of the defined benefit pension plan is based on the current service cost and other actuarial adjustments as determined by qualified external actuaries. A.4.12.1. Pension plan for staff The Bank's main pension plan is a defined benefit pension plan funded by contributions from staff and from the Bank which covers all employees. Commitments for retirements benefits are valued at least every year using the projected unit credit method, in order to ensure that the liability entered in the accounts is adequate. The results of the latest valuation are as at 30 September 2008, with an extrapolation to 31 December 2008. The main actuarial assumptions used by the actuary are set out in Note K. Actuarial surpluses and deficits are spread forward over the average expected remaining service lives of the plan active participants. The main pension plan of the EIF is a defined benefit plan funded by contributions from staff and from the EIF which covers all employees. All contributions of the EIF and its members of staff are transferred to the EIB for management. The transferred funds allocated to the pension plan are invested for by the Group, following the rules and principles applied by EIB for its own staff pension plan. A.4.12.2. Health insurance plan The Bank has set up its own health insurance plan for the benefit of staff and Management Committee at retirement age, financed by contributions from the Bank and its employees. A specific provision is set aside on the liability side of the consolidated balance sheet. The Fund has subscribed to a health insurance scheme with an insurance company for the benefit of staff at retirement age, financed by contribution from the Fund and its employees. The entitlement to these benefits is based on the employees remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment, using a methodology similar to that for defined benefit pension plans. The health insurance liabilities are determined based on actuarial calculations as per the same dates as the pension plans. A.4.12.3. Pension plan for members of the Management Committee The related provision shown on the liability side of the Group's balance sheet is determined, as for all plans, in conformity with IAS 19. Benefits are based on years of service and a percentage of final gross base salary as defined under the plan. A.4.13. Debts evidenced by certificates Debts evidenced by certificates are initially measured at cost, which is the fair value of the consideration received. Transaction costs and net premiums (discounts) are included in the initial measurement. Subsequent measurement is at amortised cost, and any difference between net proceeds and the redemption value is recognised in the consolidated income statement over the period of the borrowings using the effective yield method. Where borrowings meet the eligibility criteria of the amended Fair Value Option and have been designated as at Fair Value through Profit and Loss, they are measured at their fair value. The fair value measurement technique used, in the case of absence of liquid market prices, is a discounted cash flow technique, using current yield curves. Combined debt instruments that are related to foreign exchange or indices are considered structured instruments. For all the debt instruments including embedded derivatives, the Group has concluded a reversed swap agreement to fully hedge the exposure.

It is the Group policy to hedge the fixed interest rate risk on debt issues and to apply the amended Fair Value Option when this results in a significant reduction of an accounting mismatch. The effect is such that the carrying value of the thus elected debt instruments is adjusted for changes in fair value rather than carried and accrued at cost (see Note R - Derivative financial instruments). Interest expense on debt instruments is included in the account "interest expense and similar charges" in the consolidated income statement and in the liabilities caption including the underlying debt instruments in the consolidated balance sheet. A.4.14. Fund for general banking risks Until 31 December 2005, the Group identified, as a separate balance sheet item, the amounts it decided to put aside to cover risks associated with loans and other financial operations, having regard to the particular risks attached to such operations. Starting from 2006, the Group no longer identifies such separate balance sheet item. The decision to release it completely does not affect the ability of the Group to cover its risks. The Group continues to compute the amount corresponding to the general banking risks, for internal and disclosure purposes (see Note L), according to the existing methodology based on an internal mechanism used to evaluate the credit risk associated with each position and transaction of the Group at year end. The amount corresponding to the general banking risks with respect to operations of the Structured Finance Facility is disclosed in "Fund allocated to Structured Finance Facility" on the consolidated balance sheet. A.4.15. Funds allocated to venture capital operations and to the Structured Finance Facility A.4.15.1. Funds allocated to venture capital operations This item comprises the amount of appropriations from the annual result of the Group, determined each year by the Board of Governors to facilitate instruments providing venture capital in the context of implementing the European Council Resolution on Growth and Employment. A.4.15.2. Funds allocated to the Structured Finance Facility This item comprises the amount of appropriations from the annual result of the Group, determined each year by the Board of Governors to facilitate implementation of operations with a greater degree of risk for this new type of instrument. Value adjustments on venture capital and structured finance operations are accounted for in the profit and loss account. Upon appropriation of the Group's result, such value adjustments are taken into consideration for determining the amounts to be recorded in the `Funds allocated to venture capital operations' and `Funds allocated to the Structured Finance Facility' accounts. A.4.16. Taxation The Protocol on the Privileges and Immunities of the European Communities, appended to the Treaty of 8 April 1965 establishing a Single Council and a Single Commission of the European Communities, stipulates that the assets, revenues and other property of the Group are exempt from all direct taxes. A.4.17. Prepayments and accrued income - Accruals and deferred income These accounts comprise: o Prepayments and accrued income: expenditure incurred during the financial year but relating to a subsequent financial year, together with any income not disclosed in the reporting value of the underlying financial instrument which, though relating to the financial year in question, is not due until after its expiry. o Accruals and deferred income: income received before the balance sheet date but relating to a subsequent financial year, together with any charges not disclosed in the reporting value of the underlying financial instrument which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year (principally interest on borrowings). A.4.18. Interest income and expenses Interest income and interest expense are recognised in the income statement for all interest bearing instruments on an accrual basis using the effective interest method based on the actual purchase price including direct transaction costs. This is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument to the net carrying amount of the financial asset. Interest is recognised on impaired loans through unwinding the discount used in the present value calculations applied to expected future cash flows. In addition to interest and commission on loans, deposits and other revenue from the securities portfolio, this heading includes the indemnities received by the Group in respect of early loan reimbursements prepayments made by its borrowers. In accordance with the provisions of the International Accounting Standard IAS 39 - Financial Instruments: Recognition and Measurement - the Group takes immediately into the consolidated income statement the indemnities received for early reimbursement of loans at the time of derecognition of those related loans instead of depreciating the indemnities over the remaining life of loans.

A.4.19. Fiduciary operations Pursuant to Article 28 of its Statutes, the EIF acquires, manages and disposes of investments in venture capital enterprises, in its own name but on behalf and at the risk of the European Community, according to Fiduciary and Management Agreements concluded with the European Community ("ETF Start-up Facility") and "High Growth and Innovative SME Facility (GIF), under two programs known as GIF1 and GIF2). The EIF is also empowered to issue guarantees in its own name but on behalf and at the risk of the European Community according to the Fiduciary and Management Agreement concluded with the European Community ("SME Guarantee Facility"). A.4.20. Assets held for third parties Assets held for third parties, as set out below, represent trust accounts opened and maintained in the name of the Group entities but for the benefit of the Commission. Sums held in these accounts remain the property of the Commission so long as they are not disbursed for the purposes set out in relation to each project. o Under the Growth and Environment Pilot Project, the EIF provides a free guarantee to the financial intermediaries for loans extended to SME's with the purpose of financing environmentally friendly investments. The ultimate risk from the guarantee rests with the EIF and the guarantee fee is paid out of European Union budget funds. o Under the SME Guarantee Facility and the MAP Guarantee programme (followed by the CIP programme), the EIF is empowered to issue guarantees in its own name but on behalf of and at the risk of the Commission. o Under the ETF Start-Up Facility and the MAP Equity programme (followed by the CIP programme), the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the Commission. The support currently provided by the Seed Capital Action is aimed at the long-term recruitment of additional investment managers by the venture capital funds to increase the number of qualified personnel and to reinforce the capacity of the venture capital and incubator industries to cater for investments in seed capital. The Investment Facility, which is managed by the EIB, has been established within the framework of the Cotonou Agreement on cooperation and development of the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000. The EIB prepares separate financial statements for the Investment Facility. The Commission entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994. The EIB prepares separate financial statements for the Guarantee Fund. The Femip Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view to directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for The Femip Trust Fund. The Risk-Sharing Finance Facility (the "RSFF") has been established within the framework of the Co-operation Agreement, entered into force on this 5th of June 2007, between the European Commission on behalf of the European Community and the European Investment Bank. The EIB is setting up the RSFF, an instrument aimed at fostering investment for Europe in research, technological development and demonstration, as well as innovation, in particular in the private sector. The EIB prepares separate financial statements for the Risk-Sharing Finance Facility. The Heavily Indebted Poor Countries (HIPC) Initiative (the "Initiative") is an international debt relief mechanism that provides special assistance to the world's poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund (IMF). The principal objective of the initiative is to reduce the debt burden of poor countries to sustainable. The EIB prepares separate financial statements for the Heavily Indebted Poor Countries Initiative. The EU-Africa Infrastructure Trust Fund (the "Trust Fund") has been created within the framework of the Trust Fund Agreement between The European Commission on behalf of the European Community as Founding Donor and the European Investment Bank as Manager, also open to Member States of the European Union which subsequently accede to this agreement as Donors. On 9 February 2006, the European Commission and the European Investment Bank signed a Memorandum of Understanding (the "MoU") to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EU-Africa Infrastructure Trust Fund. The Commission entrusted financial management of the FP7 Guarantee Fund to the EIB under an agreement signed between the two parties in December 2007. JASPERS (Joint Assistance to Support Projects in European RegionS) is a major joint policy initiative of the EIB, European Commission (Regional Policy Directorate-General - DG Regio) and the European Bank for Reconstruction and Development (EBRD). JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the Eu-

ropean Commission and the European Investment Bank (EIB), in collaboration with the Council of Europe Development Bank (CEB). The Joint European Resources for Micro to Medium Enterprises initiative, known by the acronym JEREMIE, is the initiative of the European Commission's Directorate General for Regional Policy (DG Regio) and the EIB Group (European Investment Fund and European Investment Bank). GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the European Commission. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). The Loan Guarantee Instrument for Ten-T Projects ("LGTT") has been established within the framework of the Cooperation Agreement, entered into force on this 11Janu-ary 2008, between The European Commission on behalf of the European Communities and the European Investment Bank. The Commission and the EIB are setting up the LGTT which aims at facilitating a greater private sector involvement in the financing of trans-European transport networks infrastructure. The EIB prepares separate financial statements for the LGTT. In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. The EIF is managing a European Commission facility, the Preparatory Action Facility (Preparatory Action) on behalf of the EIB Group. The facility is particularly targeting micro lending and will be used for grants to finance technical assistance to SMEs, which must be coupled with an EIF guarantee or an EIB global loan. The Special Section was set up by the Board of Governors on 27 May 1963, under a Decision taken on 4 August 1977. Its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. A.4.21. Commitment to purchase EIF shares Under the terms of a replacement share purchase undertaking in respect of the 1 043 shares held by EIF's minority shareholders (2007: 948 shares), the EIB is offering to buy these on an annual basis. The exercise price is determined on the basis of the audited annual accounts of EIF and corresponds to the part of each share in the called capital of EIF, increased by the share premium account, the statutory reserves, the fair value reserve, the retained earnings and profit of the year, net of the dividend decided by the EIF's General Meeting. The commitment to purchase is shown in the consolidated balance sheet as a debt item under sundry creditors (see also Note H). A.4.22. Reclassification of prior year figures Where necessary, certain prior-year figures have been reclassified to conform with changes to the current year's presentation for comparative purpose. A.4.23. Accounting for operating leases Leases of assets under which all the risks and benefits of ownership are effectively retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the consolidated income statement on a straight-line basis over the period of the lease. When an operating lease is terminated before the lease period has expired, any payment required to be made to the lessor by way of penalty is recognised as an expense in the period in which the termination takes place. A.4.24. Compound financial instruments with multiple embedded derivatives As at 31 December 2008, the Group does not have any compound financial instrument with multiple embedded derivatives. A.4.25. Dividend income Dividends are recognised in the income statement when the entity's right to receive payment is established. A.4.26. Assets held for sale Assets classified as held for sale includes assets reclassified from Property plant and equipment for which the sale is highly probable and the asset is available for immediate sale in its current condition. They are classified as held for sale as their carrying amounts will be recovered through a sale transaction rather than through continuing use and are measured at the lower of carrying amount and fair value less costs to sell.

Note B – Debt securities portfolio (in EUR '000)

In addition to the asset backed securities, which represent acquisitions of interest pools of loans or receivables in connection with securitization transactions, the debt securities portfolio is made up of trading financial assets (Portfolio B3), available-for-sale financial assets (portfolios A2, B1, B2 and operational portfolio-EIF) and financial assets held-to-maturity (Portfolio A1 and Investment portfolio). The detail of each portfolio is as follows as at 31 December 2008 and 2007:

	31.12.2008	31.12.2007
Treasury bills eligible for refinancing with central banks (listed)	2 016 818	2 273 135
Debt securities including fixed-income securities (of which EUR '000 3 893 591 unlisted in 2008 and EUR '000 2 860 459 in 2007)	11 229 662	11 016 047
	13 246 480	**13 289 182**

At 31.12.2008	Classification	Book value	Market value
Group Investment portfolio	Held-to-maturity	2 262 443	2 327 598
Operational money market portfolios:			
- money market securities with a max. 3 month maturity A1	Held-to-maturity	2 108 223	2 108 223
- money market securities with a max. 18 month maturity A2	Available for sale	1 364 554 (1)	1 364 554
Operational bond portfolios:			
- B1 - Credit Spread	Available for sale	890 162 (2)	890 162
- B2 - Alternative Investment	Available for sale	145 685 (3)	145 685
- B3 - Global Fixed Income	Trading	526 291	526 291
Operational portfolio – EIF	Available for sale	149 128 (4)	149 128
Asset backed securities (Note D)	Held-to-maturity	5 799 994 (5)	5 300 242 (5)
		13 246 480	**12 811 883**

(1) including unrealised gain of EUR '000 926. (2) including unrealised loss of EUR '000 - 87 477

(3) including unrealised loss of EUR '000 - 4 315. (4) including unrealised loss of EUR '000 - 5 844

(5) The Asset Backed Securities set out above are undertaken as loan substitutes and as such are considered as part of the aggregate loans (see Note D). Some of these transactions have been structured by adding a credit or project related remedies, thus offering additional recourse. The difference between book value and market value is quasi exclusively explained by the credit spread increase and does not really represent value impairment. Therefore, no specific provision has been accounted for.

At 31.12.2007	Classification	Book value	Market value
Group Investment portfolio	Held-to-maturity	2 576 805	2 591 180
Operational money market portfolios:			
- money market securities with a max. 3 month maturity A1	Held-to-maturity	2 192 187	2 192 187
- money market securities with a max. 18 month maturity A2	Available for sale	1 753 857 (1)	1 753 857
Operational bond portfolios:			
- B1 - Credit Spread	Available for sale	1 241 142 (2)	1 241 142
- B2 - Alternative Investment	Available for sale	161 724 (3)	161 724
- B3 - Global Fixed Income	Trading	504 572	504 572
Operational portfolio – EIF	Available for sale	128 937 (4)	128 937
Asset backed securities (Note D)	Held-to-maturity	4 729 958 (5)	4 702 566 (5)
		13 289 182	**13 276 165**

(1) including unrealised loss of EUR '000 -1 237. (2) including unrealised loss of EUR '000 - 15 389

(3) including unrealised gain of EUR '000 11 724. (4) including unrealised loss of EUR '000 - 598

(5) The Asset Backed Securities set out above are undertaken as loan substitutes and as such are considered as part of the aggregate loans (see Note D). Some of these transactions have been structured by adding a credit or project related remedies, thus offering additional recourse. The difference between book value and market value is quasi exclusively explained by the credit spread increase and does not really represent value impairment. Therefore, no specific provision has been accounted for.

The Group enters into collateralized securities lending transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfill its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Group when deemed necessary.

The security lending activity amounts to EUR '000 367 704 at the end of December 2008 (2007: EUR '000 936 629).

Note C – Loans and advances to credit institutions (other loans and advances) (in EUR '000)

The Group enters into collateralized reverse repurchase and repurchase agreements transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfill its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Group when deemed necessary.

	31.12.2008	31.12.2007
Term deposits	14 490 118	11 205 010
Tripartite reverse repos (*)	7 255 238	4 611 570
	21 745 356	**15 816 580**

(*) These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:
- delivery against payment,
- verification of collateral,
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian,
- organisation of substitute collateral provided that this meets all the contractual requirements.

Note D – Summary statement of loans (in EUR '000)

D.1. Aggregate loans granted

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2008	Total 2007
Disbursed portion	116 216 197	175 668 894	291 885 091	268 759 217
Undisbursed loans	12 457 853	46 411 674	58 869 527	53 606 621
Aggregate loans granted	**128 674 050**	**222 080 568**	**350 754 618**	**322 365 838**

	31.12.2008	31.12.2007
Aggregate loans granted	350 754 618	322 365 838
Asset backed securities portfolio (Note B)	5 799 994	4 729 958
Aggregate loans including asset backed securities portfolio (Note D.3)	**356 554 612**	**327 095 796**

D.2. Credit losses due to impairment on loans and advances to customers

A specific provision is created against all F-graded loans, as well as against E-graded ones when an impairment loss is assessed. The amount of such provisioning reflects the difference between the loan's nominal value and the present value of all the expected future cash flows generated by the impaired asset.

Movements in the specific provision are tabulated below:

	31.12.2008	31.12.2007
Specific provision at beginning of the year	37 050	82 417
Allowance (+) / Release (-) during the year	- 18 219 (**)	- 44 244 (*)
Foreign exchange adjustment	- 1 331 (*)	- 1 123
Specific provision at end of the year	**17 500**	**37 050**

(*) the amount of EUR '000 44 244 comprises an amount of EUR '000 64 917 which was released following the sale, during 2007, of loan assets for which an impairment loss was established. The sale of those loan assets resulted in a realised loss of EUR '000 61 490.

(**) the amount of EUR '000 18 219 was released following the sale during 2008, of loan assets for which a specific provision has previously been established. The sale of those loan assets resulted in a realized loss of EUR '000 - 15 467.

The specific provision for credit losses is associated to financial assets classified as Loans and receivables.

The accrued interest on impaired loans as at 31 December 2008 amounts to EUR '000 1 158 (2007: EUR '000 7 838). As at 31 December 2008, there is no related collateral held for impaired loans.

D.3. Geographical breakdown of lending by country in which projects are allocated

Loans for projects within the Union and related loans

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2008	% of total 2007
Spain	645	54 039 944	4 843 717	49 196 227	15.43%	14.85%
Germany	777	49 231 346	3 313 524	45 917 822	14.06%	14.42%
Italy	531	44 923 474	6 788 358	38 135 116	12.82%	12.48%
France	393	35 107 888	3 698 575	31 409 313	10.02%	10.53%
United kingdom	210	22 542 271	3 660 546	18 881 725	6.44%	8.09%
Portugal	262	19 088 293	2 367 406	16 720 887	5.45%	5.30%
Greece	138	13 847 931	1 836 810	12 011 121	3.95%	4.05%
Poland	131	13 442 394	3 146 774	10 295 620	3.84%	3.70%
Czech Republic	94	7 927 189	2 506 937	5 420 252	2.26%	2.36%
Hungary	102	7 637 517	1 958 624	5 678 893	2.18%	1.94%
Austria	185	7 498 984	125 333	7 373 651	2.14%	2.06%
Belgium	73	6 491 711	1 432 731	5 058 980	1.85%	1.58%
Finland	103	5 993 616	737 344	5 256 272	1.71%	1.73%
Netherlands	52	5 182 616	1 766 346	3 416 270	1.48%	1.32%
Romania	60	5 094 547	2 848 819	2 245 728	1.45%	1.27%
Sweden	72	4 112 236	417 317	3 694 919	1.17%	1.09%
Ireland	54	3 697 833	767 215	2 930 618	1.06%	1.05%
Denmark	53	2 464 337	273 853	2 190 484	0.70%	0.96%
Slovenia	41	2 276 781	557 500	1 719 281	0.65%	0.68%
Bulgaria	37	2 268 152	1 591 910	676 242	0.65%	0.57%
Cyprus	25	1 256 689	340 800	915 889	0.36%	0.40%
Latvia	24	1 079 154	475 000	604 154	0.31%	0.15%
Slovak Republic	33	1 039 602	132 605	906 997	0.30%	0.34%
Luxembourg	33	625 641	75 359	550 282	0.18%	0.23%
Estonia	10	224 395	30 000	194 395	0.06%	0.05%
Malta	4	204 710	185 000	19 710	0.06%	0.02%
Lithuania	13	170 145	32 500	137 645	0.05%	0.05%
Total	**4 155**	**317 469 396**	**45 910 903**	**271 558 493**	**90.63%**	**91.27%**

Loans for projects outside the Union

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2008	% of total 2007
ACP States	105	1 549 509	724 366	825 143	0.44%	0.47%
South Africa	33	1 000 030	400 568	599 462	0.29%	0.29%
Mediterranean Countries	226	10 558 703	4 291 752	6 266 951	3.01%	3.00%
Balkans	90	2 778 716	1 557 089	1 221 627	0.79%	0.68%
Candidate Countries	124	11 684 670	4 199 110	7 485 560	3.34%	2.77%
Eastern Europe, Southern Caucasus and Russia	7	479 470	399 190	80 280	0.14%	0.10%
OCT	8	4 441	0	4 441	0.00%	0.01%
EFTA Countries	20	1 387 762	25 252	1 362 510	0.40%	0.49%
Central and Latin America	41	1 469 407	408 487	1 060 920	0.42%	0.38%
Asia	30	1 906 541	952 810	953 731	0.54%	0.54%
Total	**684**	**32 819 249**	**12 958 624**	**19 860 625**	**9.37%**	**8.73%**

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2008	% of total 2007
Fair Value Option Adjustment (IAS 39)		6 265 967		6 265 967		
TOTAL 2008	**4 839**	**356 554 612(*)**	**58 869 527**	**297 685 085**	**100,00 %**	
TOTAL 2007	**4 710**	**327 095 796(*)**	**53 606 621**	**273 489 175**		**100,00 %**

(*) Aggregate loans including asset backed securities

Note E – Shares and other variable-yield securities (in EUR '000)

This item comprises:

	Venture Capital Operations	EBRD Shares	Shares acquired following loan assets restructuring	Infrastructure Funds	Investment Funds	TOTAL
Cost						
At 1 January 2008	1 643 952	157 500 [1]	53 253	62 514	0	1 917 219
Net additions	96 812	0	- 22 380	49 151	26 764	150 347
At 31 December 2008	**1 740 764**	**157 500**	**30 873**	**111 665**	**26 764**	**2 067 566**
Unrealised Gains / Losses						
At 1 January 2008	460 676	205 494	19 926	- 6 346	0	679 750
Net additions / releases	- 86 712	54 358	- 21 810	5 646	0	- 48 518
At 31 December 2008	**373 964**	**259 852**	**- 1 884**	**- 700**	**0**	**631 232**
Impairment						
At 1 January 2008	- 496 981	0	- 21 158 [3]	0		- 518 139
Net additions	- 197 421	0	0	0	0	- 197 421
At 31 December 2008	**- 694 402**	**0**	**- 21 158**	**0**	**0**	**- 715 560**
Net book value						
At 31 December 2008	**1 420 326**	**417 352**	**7 831 [2]**	**110 965**	**26 764**	**1 983 238**
At 31 December 2007	**1 607 647**	**362 994**	**52 021**	**56 168**	**0**	**2 078 830**

(1) The actual capital paid in by the Group in respect of its subscription of EUR '000 600 000 to the capital of the EBRD amounts to EUR '000 157 500 at 31 December 2008 (2007: EUR '000 157 500). The Group holds 3.03 % of the subscribed capital.

(2) The total number of ordinary Eurotunnel shares held by the Group as at 31 December 2008 is 1 596 713 (2007: 1 474 279), valued at EUR '000 6 147 (2007: EUR '000 17 691). The total number of Eurotunnel bonds redeemable in shares (ORA) held by the Group as at 31 December 2008 is 12 422 (2007: 105 450), valued at EUR '000 1 156 (2007: EUR '000 18 378). Furthermore, the Group holds 4 800 000 warrants valued at EUR '000 528 in the balance sheet at year-end (2007: 78 971 193 warrants, valued at EUR '000 15 952).

(2) As at 31 December 2007, the depreciation in fair market value of the shares held in Eurotunnel was recognised in the consolidated income statement as this investment was considered impaired.

Note F – Property, furniture, equipment and intangible assets (in EUR '000)

	Land	Luxembourg buildings	Lisbon building	Furniture and equipment	Total property, furniture and equipment	Total intangible assets
Historical cost						
At 1 January 2008	10 415	318 550	349	67 267	396 581	5 539
Additions	0	40 060	0	20 242	60 302	2 198
Disposals	- 330	- 4 833	- 349	- 8 671	-14 183	- 1 073
At 31 December 2008	**10 085**	**353 777**	**0**	**78 838**	**442 700**	**6 664**
Accumulated depreciation						
At 1 January 2008	0	- 82 075	- 308	- 28 478	- 110 861	- 1 567
Depreciation	0	- 11 926	- 12	- 14 527	- 26 465	- 1 854
Disposals	0	1 789	320	8 701	10 810	1 073
At 31 December 2008	**0**	**- 92 212**	**0**	**- 34 304**	**- 126 516**	**- 2 348**
Net book value						
At 31 December 2008	**10 085**	**261 565**	**0**	**44 534**	**316 184**	**4 316**
At 31 December 2007	**10 415**	**236 475**	**41**	**38 789**	**285 720**	**3 972**

All of the land and buildings are used by the Group for its own activities. The Luxembourg buildings category includes cost relating to the construction of the new building for an amount of EUR '000 211 769 (2007: EUR '000 171 710) completed in 2008. The Lisbon building was sold in 2008.

For subsequent measurement purposes the Group uses the "cost model" under IAS 16.

In 2008, the carrying value of land and Luxembourg buildings for the EIF was transferred from Property, furniture, equipment to Assets held for sale (see note A.4.26).

Note G – Accruals and deferred income (in EUR '000)

Accruals and deferred income	31.12.2008	31.12.2007
- Interest subsidies received in advance [1]	171 155	186 622
- Administrative cost payable on HIPC initiative	46 872	48 683
- Personnel costs payable	8 674	7 607
- Western Balkans infrastructure	5 000	0
- Other	35 530	27 812
	267 231	**270 724**

[1] Part of the amounts received from the European Commission through EMS (European Monetary System) arrangements has been made available as a long-term advance which is entered on the liabilities side under item Accruals and deferred income, and comprises:

- amounts in respect of interest subsidies for loans granted for projects outside the Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries;
- interest subsidies, concerning certain lending operations put in place within the Union from the Group's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992;
- amounts received in respect of interest subsidies for loans granted from EC resources under Council Decisions 78/870/EEC of 16 October 1978 (New Community Instrument), 82/169/EEC of 15 March 1982 and 83/200/EEC of 19 April 1983 and under Council Regulation (EEC) No 1736/79 of 3 August 1979 as amended by Council Regulation (EEC) No 2790/82 of 18 October 1982.

Note H – Sundry debtors, sundry creditors and sundry liabilities (in EUR '000)

Sundry debtors	31.12.2008	31.12.2007
- Loan instalments receivable	99 893	56 115
- Staff housing loans and advances (*)	18 764	21 917
- Advances on salaries and allowances	1 210	2 825
- Commission receivable on guarantees and venture capital operations	8 874	13 777
- Other	31 214	50 811
	159 955	**145 445**

Sundry creditors	31.12.2008	31.12.2007
- European Community accounts:		
- For Special Section operations and related unsettled amounts	368 727	367 531
- Deposit accounts	831 652	517 441
- Optional Supplementary Provident Scheme (Note K)	189 004	185 626
- Commitment of purchase of minority interests (**)	367 842	338 102
- Other	48 662	20 385
	1 805 887	**1 429 085**

Sundry liabilities	31.12.2008	31.12.2007
- Financial guarantees issued in respect of venture capital operations	18 991	20 619
- Provision for employees' departure indemnities	24 132	16 838
	43 123	**37 457**

(*) The Group has entered into arrangements with an external financial institution, whereby permanently employed staff members may be granted staff loans in accordance with the Bank's staff regulations. The same interest rates, terms and conditions are applicable to all said employees.

(**) As at 31 December 2008, the portion of minority interests on the balance sheet amounts to EUR 368 million (2007: EUR 338 million) and on the consolidated result (Note N) amounts to EUR 13 million (2007: EUR 17 million). Under the terms of replacement share purchase undertaking in respect of the 1 043 shares held by EIF's minority shareholders (2007: 948 shares), the Bank is offering to buy these at an exercise price of EUR 363 million (2007: EUR 319 million) determined on the basis of the audited 2007 annual accounts net of the dividend decided by the EIF's General Meeting.

Note I – Amounts owed to credit institutions with agreed maturity dates or periods of notice (in EUR '000)

	31.12.2008	31.12.2007
Short-term borrowings	5 958 340	338 720
Amounts due to EBRD including promissory notes issued in respect of paid-in capital of EBRD	1 013	3 037
	5 959 353	**341 757**

Note J – Debts evidenced by certificates as at 31 December (in EUR '000)

In its financing activity, one of the Group's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The below table discloses the details per currency of debts outstanding at 31 December 2008, together with the cumulated notional amount of currency swaps associated with the debts issued, whose goal is to transform the initial currency of the debt into a new currency in line with the currency of the loan. The last column of the table indicates the total amount of debts per currency, taking into account the economic effect brought by the currency swaps in order to disclose a net exposure per currency of the debts outstanding at 31 December 2008.

BORROWINGS						CURRENCY SWAPS RECEIVABLE		NET AMOUNT	
PAYABLE IN	OUT-STANDING AT 31.12.2007	AVERAGE RATE	OUT-STANDING AT 31.12.2008	AVERAGE RATE	DUE DATES	31.12.2007	31.12.2008	OUT-STANDING AT 31.12.2007	OUT-STANDING AT 31.12.2008
EUR	106 548 588	4.04	107 758 784	4.02	2009/2057	-1 667 912	- 1 692 262	104 880 676	106 066 522
GBP	59 387 205	5.21	47 705 235	5.11	2009/2054	-18 302 492	- 15 100 101	41 084 713	32 605 134
DKK	536 315	2.86	536 869	2.86	2010/2026	0	0	536 315	536 869
SEK	1 851 401	4.24	1 985 281	4.18	2009/2028	-636 175	- 552 571	1 215 226	1 432 710
CZK	952 562	5.09	928 119	5.03	2009/2030	-159 606	0	792 956	928 119
HUF	1 062 153	7.17	731 159	7.20	2009/2015	-648 327	- 328 084	413 826	403 075
PLN	662 295	6.05	465 206	6.29	2009/2026	-107 854	- 93 313	554 441	371 893
BGN	181 511	5.35	309 336	6.60	2009/2013	-181 511	- 309 336	0	0
MTL	23 294	3.80	0	0.00		-23 294	0	0	0
SKK	121 261	4.79	144 175	4.75	2023/2028	0	0	121 261	144 175
RON	83 155	7.00	74 580	7.00	2014/2014	-83 155	- 74 580	0	0
USD	58 410 692	4.52	77 423 397	3.72	2009/2058	-25 074 313	- 41 397 725	33 336 379	36 025 672
CHF	2 955 218	2.75	4 468 687	2.47	2009/2036	-1 525 956	- 2 545 455	1 429 262	1 923 232
JPY	6 982 434	1.51	10 331 351	0.97	2009/2047	-6 814 744	- 10 022 170	167 690	309 181
NOK	760 241	4.67	1 315 897	4.08	2009/2025	-508 922	- 733 333	251 319	582 564
CAD	976 045	4.92	770 751	4.70	2037/2045	-906 836	- 775 163	69 209	- 4 412
AUD	4 026 888	5.61	4 971 016	5.83	2009/2021	-4 026 888	- 4 927 858	0	43 158
HKD	334 498	5.09	77 883	6.97	2009/2019	-203 836	- 77 884	130 662	- 1
NZD	3 369 954	6.62	2 806 416	6.88	2009/2017	-3 369 954	- 2 788 227	0	18 189
ZAR	1 167 340	8.53	1 160 062	8.91	2009/2018	-726 625	- 791 164	440 715	368 898
MXN	61 772	8.63	79 425	8.57	2009/2015	-61 772	- 79 425	0	0
TWD	255 830	0.33	176 856	1.66	2010/2013	-255 830	- 176 856	0	0
TRY	2 659 580	14.14	2 518 980	14.04	2009/2022	-2 659 580	- 2 484 077	0	34 903
ISK	739 935	8.38	113 793	9.47	2009/2011	-739 935	- 113 793	0	0
RUB	111 154	6.50	135 770	7.39	2011/2018	-111 154	- 135 770	0	0
TOTAL	**254 221 321**		**266 989 028**			**- 68 796 671**	**- 85 199 147**	**185 424 650**	**181 789 881**
Fair Value Option Adjustment (IAS 39)	5 951 082		17 511 917						
TOTAL	**260 172 403**		**284 500 945**

Note K – Pension plans and health insurance scheme (in EUR '000)

The Group operates 3 defined benefit pension plans. The Group also provides certain post-employment healthcare benefits to former employees of EIB. These benefits are unfunded as defined by IAS19. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. Actuarial valuation took place at 30 September 2008 and was rolled forward to 31 December 2008.

An additional plan is not included in the figures below: it is the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 189 million (2007: EUR 186 million) is entered under "Sundry creditors" (Note H).

Net benefit expense (recognized in consolidated income statement) as at 31 December 2008:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2008
Net current service cost[1]	24 271	1 197	1 249	5 058	31 775
Interest cost on benefit obligation[2]	57 061	1 625	697	4 750	64 133
Special termination benefits[1]	3 830	0	0	0	3 830
Recognition of actuarial (gains)/losses[1]	10 046	151	38	225	10 460
Net benefit expense	**95 208**	**2 973**	**1 984**	**10 033**	**110 198**

Net benefit expense (recognized in consolidated income statement) as at 31 December 2007:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2007
Net current service cost[1]	27 708	1 792	1 258	4 388	35 146
Interest cost on benefit obligation[2]	48 633	1 353	477	4 174	54 637
Amortization of unrecognized past service cost[1]	0	0	75	0	75
Special termination benefits[1]	4 267	0	0	0	4 267
Recognition of actuarial (gains)/losses[1]	15 003	253	0	954	16 210
Net benefit expense	**95 611**	**3 398**	**1 810**	**9 516**	**110 335**

[1] Recognised in General administrative expenses
[2] Recognised in Interest expense and similar charges

Benefit liabilities as at 31 December 2008:

	EIB Pension	Management Committee Pension [1]	EIF Pension	Health Insurance	Total 2008
Benefit obligation	1 059 102	34 407	15 340	88 048	1 196 897
Unrecognised net actuarial losses	- 76 793	- 116	60	2 752	- 74 097
Net liability	**982 309**	**34 291**	**15 400**	**90 800**	**1 122 800**

Unrecognised net actuarial losses will be recognised, from 2009 onwards, according to the average remaining service life of the participants of each plan, in accordance with IAS 19.

Benefit liabilities as at 31 December 2007:

	EIB Pension	Management Committee Pension[(1)]	EIF Pension	Health Insurance	Total 2007
Benefit obligation	1 046 162	34 950	12 628	87 088	1 180 828
Unrecognised net actuarial losses	-136 626	-1 718	-646	-3 293	-142 283
Net liability	**909 536**	**33 232**	**11 982**	**83 795**	**1 038 545**

Movements in the benefit (asset)/liability during the year ended 31 December 2008 are as follows (in EUR '000):

	EIB Staff Pension Plan	Management Committee Pension Plan[(1)]	EIF Staff Pension Plan	Health Insurance Plan	Total
At 1 January 2008	909 536	33 232	11 982	83 795	1 038 545
Net benefit expense	95 208	2 973	1 984	10 033	110 198
Benefit payments net of employee contributions	- 22 435	- 1 914	1 434	- 3 028	- 25 943
At 31 December 2008	**982 309**	**34 291**	**15 400**	**90 800**	**1 122 800**
At 31 December 2007	**909 536**	**33 232**	**11 982**	**83 795**	**1 038 545**

(1) This amount includes indemnities 2008: EUR '000 4 589 (2007: EUR '000 4 711) that are not subject to IAS 19 actuarial valuations.

The principal assumptions used in determining pension and post-employment benefit obligations for the Group's plans are shown below:

	2008	2007
	in %	in %
Discount rate for pension plans	6.00	5.52
Discount rate for health insurance plans	6.00	5.52
Future salary increase (including inflation)	4.50	4.00
Future pension increases	2.00	2.00
Healthcare cost increase rate	4.00	4.00
Actuarial tables	LPP 2005	LPP 2005

The table below shows the sensitivity of both benefit expenses for 2008 and defined benefit obligation as at 31 December 2008 of the Health Insurance Plan to a 1% increase and decrease in the healthcare cost increase rate:

	1% increase	1% decrease
Benefit expenses	2 941	- 2 218
Defined benefit obligation	21 132	- 16 592

The table below shows the actuarial experience (gain)/loss for the different Plans for 2007 to 2008:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total
2008	29 895	- 434	653	- 1 084	29 030
2007	19 790	1 481	1 230	-6 151	16 350

The table below shows the evolution of the Defined Benefit Obligation during the year under review:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2008
Obligation at the beginning of the year	1 046 162	34 950	12 628	87 088	1 180 828
Net current service cost	24 271	1 197	1 249	5 058	31 775
Employee contributions	11 091	0	812	0	11 903
Interest cost	57 061	1 625	697	4 750	64 133
Benefit payments	- 33 526	- 1 914	622	- 3 028	- 37 846
Experience (gain)/loss	29 895	- 434	653	- 1 084	29 030
Assumption (gain)/loss	- 79 682	- 1 017	- 1 321	- 4 736	- 86 756
Special termination benefits	3 830	0	0	0	3 830
Benefit obligation as at 31 December 2008	**1 059 102**	**34 407**	**15 340**	**88 048**	**1 196 897**

Note L – Fund for general banking risks (in EUR '000)

In line with Note A.4.14, the Group no longer identifies the fund for general banking risks as a separate balance sheet item but continues to compute the amount corresponding to this fund, according to last year methodology for disclosure purpose.

Evaluation of the amount representative of general banking risks:	31.12.2008	31.12.2007
	1 280 000 (*)	1 000 000 (**)

(*) Of which EUR '000 198 000 for Structured Finance Facility operations
(**) Of which EUR '000 113 000 for Structured Finance Facility operations

The evolution of the computed Fund for general banking risks from 31 December 2007 to 31 December 2008 reflects a slight decrease in the Bank's loan portfolio quality, mainly due to new signatures to lower rating categories.

As at 31 December 2008, the general provisioning rates by Loan Grading categories are as follows:

Loan Grading	Provisioning rate for 2008	Provisioning rate for 2007
A	0.00%	0.00%
A+	0.10%	0.10%
A-	0.20%	0.20%
B+	0.30%	0.30%
B-	0.50%	0.50%
C	1.00%	1.00%
D+	2.00%	2.00%
D-	3.00%	3.00%
E+	10.00%	10.00%
E-	25.00%	25.00%

Note M – "Interest and similar income" and "Interest expense and similar charges"
(in EUR '000)

M.1. Net interest income

	31.12.2008	31.12.2007
Interest and similar income		
Loans and advances to credits institutions and customers	14 006 401	13 252 385
Treasury bills eligible for refinancing with central banks and debt securities including fixed-income securities	734 631	709 903
Interest subsidy from the E.U.	42 264	46 893
Cash in hand, balances with central banks and post office banks	202	344
Other	29 497	42 425
TOTAL	**14 812 995**	**14 051 950**
Interest expense and similar charges		
Debts evidenced by certificates	- 12 045 965	- 12 059 580
Derivatives [1]	- 460 727	- 7 626
Interest on third party mandates	- 45 143	- 42 610
Amounts owed to credit institutions	- 53 185	- 14 098
Other	- 67 209	- 64 693
TOTAL	**- 12 672 229**	**- 12 188 607**
Net interest income	**2 140 766**	**1 863 343**

[1] The interest income and expenses on derivatives are netted and amount to EUR '000 – 460 727 as at 31 December 2008 (EUR '000 -7 626 as at 31 December 2007).

The table below sets out the net interest income relating to each class of financial assets and liabilities.

	31.12.2008	31.12.2007
Interest and similar income		
Trading	22 111	19 289
Designated at fair value through profit and loss	844 896	645 422
Held to maturity	573 361	527 869
Loans and receivables[1]	13 204 183	12 665 166
Available for sale	139 159	148 541
Non financial assets	29 285	45 663
TOTAL	**14 812 995**	**14 051 950**
Interest expense and similar charges		
Trading	- 550 368	- 9 592
Designated at fair value through profit and loss	- 10 994 516	- 10 412 549
Financial liabilities measured at amortised cost	- 1 005 098	- 1 657 092
Non financial liabilities	- 122 247	- 109 374
TOTAL	**- 12 672 229**	**- 12 188 607**
Net interest income	**2 140 766**	**1 863 343**

[1] Including in this class of financial asset accrued interests on impaired loans as at 31 December 2008 which amount to EUR '000 2 600 (2007: EUR '000 7 832).

M.2. Geographical analysis of "Interest and similar income"

	31.12.2008	31.12.2007
Germany	2 008 176	2 356 560
Spain	2 143 128	1 833 671
Italy	1 697 814	1 456 260
France	1 385 791	1 437 073
United Kingdom	1 058 937	1 211 146
Portugal	774 637	698 928
Greece	559 600	533 178
Austria	294 940	292 310
Poland	445 242	287 992
Finland	232 420	227 245
Hungary	294 328	197 499
Belgium	198 322	187 366
Czech Republic	229 290	180 895
Denmark	123 138	152 085
Netherlands	141 405	151 539
Ireland	128 691	137 067
Sweden	165 245	123 075
Romania	90 755	81 155
Slovenia	75 551	57 535
Slovak Republic	42 227	35 134
Luxembourg	27 125	34 002
Cyprus	38 896	29 550
Bulgaria	24 765	17 465
Latvia	23 012	16 017
Estonia	8 145	6 753
Lithuania	5 766	5 204
Malta	581	348
Total	**12 217 927**	**11 747 052**
Outside the European Union	889 208	795 520
	13 107 135	**12 542 572**
Income not detailed per country [1]	1 705 860	1 509 378
	14 812 995	**14 051 950**

[1] Income not detailed per country:		
1. Revenue from investment portfolio securities and ABS portfolio	369 969	289 436
2. Revenue from operational bond portfolios	81 588	80 419
3. Revenue from operational money market portfolios	283 074	340 001
4. Revenue from money-market operations	981 830	808 378
5. Unwinding of interest income from the present value adjustment of paid-in capital and reserve receivable	28 245	45 663
6. Adjustment on early repayments of loans	- 38 846	- 54 519
	1 705 860	**1 509 378**

Note N – Result on financial operations (in EUR '000)

N.1. Per nature of result

	31.12.2008	31.12.2007
Net result on derivatives under the fair value option [(1)]	- 812 688	345 960
Net result on loans and associated swaps under the fair value option [(2)]	- 106 559	- 147 208
Net result on borrowings and associated swaps under the fair value option [(3)]	5 549 832	- 896 103
	4 630 585	**- 697 351**
Value adjustment on operational treasury portfolio	7 683	7 042
Gain and loss on operational treasury portfolio	- 3 189	- 8 510
Foreign exchange gain and loss	9 483	37 337
Gain and loss on buy back of debts evidenced by certificates	3 430	1 082
Gain and loss on wind of ALM swaps	21 125	924
Realised loss on sale of shares	- 11 449	0
Minority interest (Notes A.4.21 and H)	- 13 064	- 17 316
	4 644 604	**- 676 792**

(1) The Net result on derivatives under the Fair Value Option includes for the majority the fair value of Macro-hedging swaps, which has decreased during 2008 due to the general decrease of interest rates. This effect stems from the actual composition of the swap portfolio. The current portfolio of Macro-hedging swaps includes a portion of fixed rate payer swaps bigger than the portion of fixed rate receiver swaps. The effect of a fall in interest rates on the fair value of a portfolio where fixed rate payer swaps are prevalent is a decrease in its fair value. The Net result on derivatives under the Fair Value Option on the total derivatives generates a decrease of EUR ' 000 - 812 688 (2007: EUR' 000 345 960) and included within that figure is the total negative impact on Macro-hedging swaps which amounts to EUR '000 - 781 378 as at 31 December 2008 (2007: EUR ' 000 294 874).

(2) The Fair Value Option is applied on loans hedged by a derivative and on the derivative itself. As at 31 December 2008, the total outstanding of loans designated at Fair Value stands at EUR 59.3 billion (2007: EUR 43,5 billion), as only loans at a fixed rate are being hedged. The use of Fair Value Option on loans generates a decrease of EUR' 000 - 106 559 on the profit and loss account as at 31 December 2008 (2007 : EUR'000 - 147 208). The negative result is due to the increase of 10 basis points of the funding curve decided in early November. In particular, the increase of the funding curve has caused the fair value of the loans to decrease relative to the fair value of the hedging swaps, the latter being influenced only by the level of the swap curve and not by that of the funding curve.

(3) The Fair Value Option is applied on borrowings hedged by derivatives and the derivatives themself. The majority of the borrowings are systematically hedged, and the volume of borrowings designated at Fair Value amounts to EUR 254.5 billion (2007: EUR 231.4 billion) as at 31 December 2008. The net impact on the profit and loss account as at 31 December 2008 on borrowings and associated swaps is an increase of the profit for the year by EUR' 000 5 549 832 (2007: EUR' 000 – 896 103). This increase mainly stems from the widening of EIB credit spreads in the secondary market (EUR' 000 6 007 717), mostly due to the increased supply of government and government guaranteed debt issuance. Overall, bond prices are observed directly in the market and are very sensitive to market situation, while swap values are derived from internal valuation models. In this context, the fair value of borrowings decreases by EUR' 000 - 10 994 901 and the fair value of derivatives hedging borrowings increases by EUR' 000 16 544 733 and the net result of the variation of the fair value of the liabilities and the hedging items results in an accounting profit of EUR' 000 5 549 832. The opposite phenomenon was observed last year (EUR' 000 - 896 103). As it is the intention to hold all financial instruments involved until maturity, it is expected that this accounting profit will be completely neutralised once the cashflows on both the bonds and the hedging swaps will have occurred. The outstanding amount of borrowing operations involved (EUR 254.5 billion) is such that even small changes in the involved market conditions have a significant impact on the result.

N.2. Per category of assets and liabilities

	31.12.2008	31.12.2007
Financial assets available-for-sale	- 17 015	0
Financial assets designated at fair value through profit and loss	3 878 973	- 949 088
Financial liabilities designated at fair value through profit and loss	- 10 994 901	493 328
Financial instruments held for trading	11 777 697	- 208 496
Other	- 150	- 12 536
	4 644 604	**- 676 792**

Note O – Other operating income (in EUR '000)

	31.12.2008	31.12.2007
Income from advisory activities	32 380	20 369
Reversal of previous years' unutilized accruals	3 999	3 597
Other	2 154	2 560
	38 533	**26 526**

Note P – “Fee and commission income” and “Fee and commission expense” (in EUR ’000)

P.1. Fee and commission income

	31.12.2008	31.12.2007
Commission on Investment Facility – Cotonou	35 741	32 756
Commission on Jaspers	14 933	10 529
Commission on Jessica	3 962	1 903
Commission on Yaoundé/Lomé conventions	10 371	10 227
Commission on other European Community institutions and EU countries	28 274	22 096
Commission on financial guarantees	2 791	8 413
	96 072	**85 924**

P.2. Fee and commission expense

	31.12.2008	31.12.2007
Commission expense	- 125	- 1 842

Note Q – General administrative expenses (in EUR ’000)

	31.12.2008	31.12.2007
Salaries and allowances (*)	- 187 327	- 171 690
Welfare contributions and other social costs	- 102 148	- 108 410
Staff costs	- 289 475	- 280 100
Other general and administrative expenses	- 107 663	- 85 880
	- 397 138	**- 365 980**

(*) Of which the amount for members of the Management Committee is EUR ’000 2 821 at 31 December 2008 and EUR ’000 2 655 at 31 December 2007.

The number of persons employed by the Group was 1 744 at 31 December 2008 (1 569 at 31 December 2007).

Note R – Derivative financial instruments

R.1. Usage of derivative financial instruments

In the funding activity of the Group

The Group uses derivatives mainly as part of its funding strategy in order to bring the characteristics, in terms of currencies and interest rates, of the funds raised into line with those of loans granted and also to reduce funding costs. It uses also long-term swaps to hedge certain treasury transactions and for ALM purposes.

Long-term derivative transactions are not used for trading, but only in connexion with fund-raising and for the reduction of market risk exposure.

All interest rate and currency swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature.

The derivatives most commonly used are:

Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised through borrowings into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates

Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Asset swaps

Asset swaps are arranged for investments in bonds that do not have the desired cash-flow features. Specifically,

swaps are used to convert investments into floating-rate instruments with 3-month coupon payment and reset frequency. Thus, the Group eliminates interest-rate and/or exchange risk, while retaining, as intended, the credit risk.

Interest rate and currency swaps allow the Group to modify the interest rates and currencies of its borrowing portfolio in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its swap counterparties. The use of derivatives by the Bank is limited to the hedging of individual transactions in the area of borrowing and treasury activities and, to a minor degree, to asset and liability management.

In the liquidity management of the Group

The Group enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps and short term forwards stood at EUR 16 296 million at 31 December 2008, against EUR 4 841 million at 31 December 2007.

The notional amount of Overnight indexed swaps stood at EUR nil million as at 31 December 2008 (EUR 6 000 million as at 31 December 2007).

Long-term futures are also used by the Group to adjust the medium-term (2 years) interest rate exposure of its treasury bond portfolios. The notional amount of long-term futures stood at EUR 394 million at 31 December 2008 (2007: EUR 419 million).

In the Asset Liability Management of the Group

The Group's policy aims to maintain a high and stable level of income as well as to safeguard the economic value of the Group.

Accordingly, the Group:

- has adopted an own funds investment profile ensuring a stable and high flow of income;
- manages residual interest rate risks in relation to this investment profile.

With a view to managing residual interest rate risks, the Group operates natural hedges in respect of loans and borrowings or concludes global hedging operations (interest rate swaps).

Macro hedging swaps used as part of asset/liability management are market to market (fair value) in accordance with IAS 39.

R.2. Fair value of derivative financial instruments

The table below shows the net fair value of derivative financial instruments, recorded as assets or liabilities (between those whose fair value is based on quoted market prices, those whose valuation technique where all the model inputs are observable in the market and those where the valuation techniques involves the use of non-market observable inputs) together with their nominal amounts. The nominal amounts indicate the volume of transactions outstanding at the year end and are indicative of neither the market risk nor the credit risk.

Derivatives by valuation method as at 31 December 2008 (in EUR million)

	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non observable market inputs		Total	
	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value
Derivatives related to borrowings	0	0	219 491	12 808	19 302	166	238 793	12 974
Derivatives related to loans	0	0	50 680	- 3 651	3 145	- 629	53 825	- 4 280
Derivatives related to assets portfolio	0	0	57	- 1	0	0	57	- 1
Derivatives related to Asset Liability Management	0	0	74 002	- 3 326	0	0	74 002	- 3 326
Derivatives related to asset backed securities	0	0	131	13	0	0	131	13
Forward foreign exchange contracts	0	0	16 296	- 989	0	0	16 296	- 989
Futures contracts	394	- 1	0	0	0	0	394	- 1
Forward rate agreements	0	0	5 472	1	0	0	5 472	1
Guarantees associated to derivatives	0	0	0	0	1 217	- 3	1 217	- 3
Total	**394**	**- 1**	**366 129**	**4 855**	**23 664**	**-466**	**390 187**	**4 388**

Derivatives by valuation method as at 31 December 2007 (in EUR million)

	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non observable market inputs		Total	
	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value
Derivatives related to borrowings	0	0	204 219	2 573	18 931	- 1 353	223 150	1 220
Derivatives related to loans	0	0	39 627	- 176	2 718	- 228	42 345	- 404
Derivatives related to assets portfolio	0	0	64	- 1	0	0	64	- 1
Derivatives related to Asset Liability Management	0	0	54 675	- 4 686	0	0	54 675	- 4 686
Derivatives related to asset backed securities	0	0	132	1	0	0	132	1
Forward foreign exchange contracts	0	0	4 841	- 18	0	0	4 841	- 18
Futures contracts	419	3	0	0	0	0	419	3
Overnight indexed Swaps	0	0	6 000	2	0	0	6 000	2
Guarantees associated to derivatives	0	0	0	0	1 268	- 2	1 268	- 2
Total	**419**	**3**	**309 558**	**- 2 305**	**22 917**	**- 1 583**	**332 894**	**- 3 885**

Quoted prices for EIB's derivative transactions are not available in the market. For such instruments the fair values are estimated using valuation techniques or models, based whenever is possible on observable market data prevailing at the balance sheet date.

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price.

For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

Note S – Fair value of financial assets and liabilities (in EUR million)

The tables below set out a comparison by category of the carrying amounts and fair values of the Group's financial assets and financial liabilities that are carried in the financial statements. The tables do not include the fair values of non-financial assets and non-financial liabilities.

	Carrying value 2008	Fair value 2008	Unrecognized gain/loss 2008	Carrying value 2007	Fair value 2007	Unrecognized gain/loss 2007
Financial assets						
Loans and receivables	254 633	255 748	1 115	241 329	224 381	- 16 948
Financial assets held for trading	22 388	22 388	0	9 566	9 566	0
Financial assets designated at fair value through P/L	59 257	59 257	0	43 523	43 523	0
Financial assets – Available-for-sale	4 533	4 533	0	5 364	5 364	0
Financial assets – Held-to-maturity	10 171	9 736	- 435	9 499	9 486	- 13
Financial liabilities						
Financial liabilities held for trading	17 474	17 474	0	12 946	12 946	0
Financial liabilities designated at fair value through P/L	254 526	254 526	0	231 449	231 449	0
Financial liabilities measured at amortised cost	35 934	37 371	- 1 437	29 065	29 836	- 771
Total unrecognized change in unrealised fair value			**- 757**			**- 17 732**

The following describes the methodologies and assumptions used to determine the fair value of the financial assets and the financial liabilities.

Assets for which fair value approximates carrying value

For financial assets and financial liabilities that are liquid or having a short term maturity (less than three months), it is assumed that the carrying amounts approximate to their fair value.

Assets and liabilities recorded at fair value

Published price quotations in an active market are the first source for determining the fair value of a financial instrument. For instruments without an available market price the fair values are estimated using valuation techniques or models, based whenever is possible on observable market data prevailing at the balance sheet date.

The fair value of such instruments is determined by using valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

The following tables show an analysis of financial assets and financial liabilities recorded at fair value, between those whose fair value is based on quoted market prices, those whose valuation technique where all the model inputs are observable in the market and those where the valuation techniques involves the use of non-market observable inputs.

	Quoted market price 2008	Valuation techniques – market observable input 2008	Valuation techniques – non market observable input 2008	Total 2008		
				Positive fair value	Negative fair value	Total
Financial assets						
Financial assets held for trading	526	20 854	1 008	22 388	0	22 388
Financial assets designated at fair value through P/L	0	56 158	3 099	59 258	- 1	59 257
Financial investments – Available-for-sale	1 993	419	2 121	4 533	0	4 533
Total	**2 519**	**77 431**	**6 228**	**86 179**	**- 1**	**86 178**
Financial liabilities						
Financial liabilities held for trading	1	16 000	1 473	0	17 474	17 474
Financial liabilities designated at fair value through P/L	206 206	33 916	14 404	- 1 229	255 755	254 526
Total	**206 207**	**49 916**	**15 877**	**- 1 229**	**273 229**	**272 000**

	Quoted market price 2007	Valuation techniques – market observable input 2007	Valuation techniques – non market observable input 2007	Total 2007		
				Positive fair value	Negative fair value	Total
Financial assets						
Financial assets held for trading	508	8 563	495	9 566	0	9 566
Financial assets designated at fair value through P/L	0	40 576	2 947	43 580	-57	43 523
Financial investments – Available-for-sale	2 090	1 039	2 235	5 364	0	5 364
Total	**2 598**	**50 178**	**5 677**	**58 510**	**-57**	**58 453**
Financial liabilities						
Financial liabilities held for trading	0	10 866	2 080	0	12 946	12 946
Financial liabilities designated at fair value through P/L	203 353	16 147	11 949	-738	232 187	231 449
Total	**203 353**	**27 013**	**14 029**	**-738**	**245 133**	**244 395**

Change in fair value of financial instruments designated at fair value through profit and loss using a valuation technique based on non market observable input, due to alternative assumptions

The potential effect of using reasonable possible alternative non market observable assumptions as input to valuation techniques from which the fair values of financial instruments designated at FVPL are determined has been quantified as a reduction of approximately EUR 12 million using less favourable assumptions and an increase of approximately EUR 28 million using more favourable assumptions for 31 December 2008 and a reduction of approximately EUR 32 million using less favourable assumptions and an increase of approximately EUR 75 million using more favourable assumptions for 31 December 2007.

Financial assets designated at fair value through profit and loss

Included in financial asset designated at fair value through profit and loss is a portfolio of loans hedged by Interest Rates Swaps and Currency Swaps.

The maximum credit exposure of the disbursed loans and advances to customers and to credit institutions designated at fair value through profit and loss amounts to EUR 59 257 million (2007: EUR 43 523 million). The cumulative change in fair value of the loans attributable to change in credit risk of Group's counterparts amounts to a loss of EUR 12.44 million (2007: gain of EUR 2.98 million) and the change for the current year is a loss of EUR 15.42 million (2007: gain of EUR 2.53 million). The changes in fair value of financial assets designated at fair value through profit and loss attributable to changes in credit risk have been calculated by determining the change in the Expected Credit Loss on these loans.

No credit derivatives have been concluded to hedge the credit risk of the financial assets designated at fair value through profit and loss.

Financial liabilities designated at fair value through profit and loss

The financial liabilities designated at fair value through profit and loss are debts evidenced by certificates issued by the Group and hedged by Interest Rate Swaps and Currency Swaps.

The cumulative change in fair value of quoted financial liabilities designated at fair value through profit and loss attributable to change on credit risk of the Group amounts to a profit of EUR 4 984 million (2007: loss of EUR 1 024 million) and the change for the current year is a profit of EUR 6 008 million. The changes in fair value of financial liabilities designated at fair value through profit and loss attributable to the change in credit risk have been calculated by determining the difference between the changes in the quoted fair value minus the changes in fair value due to market risk based on valuation techniques.

The amount that the Group would contractually be requested to pay at maturity of financial instruments designated at fair value through profit and loss is EUR 16 825 million less than the carrying amount as at 31 December 2008 (2007: EUR 5 186 million).

Note T – Risk management

This note presents information about the Group's exposure to and its management and control of risks, in par-

ticular the primary risks associated with its use of financial instruments. These are: o Credit risk - the risk of loss resulting from client or counterparty default and arising on credit exposure in all forms, including settlement risk; o Market risk - exposure to observable market variables such as interest rates, exchange rates and equity market prices; o Liquidity and funding risk - the risk that the Group is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price. o Operational risk - the potential loss resulting from inadequate or failed internal processes, people and systems or from external events. Within the Group, the management and control of risks is handled separately by each entity. As a consequence, risk management information presented in this note will distinguish between the Bank and the Fund. T.1. Risk Management Organisation T.1.1. Risk Management Organisation of the Bank The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an ongoing basis as best market practice develops. Systems are in place to control and report on the main risks inherent in its operations, i.e. credit, market and operational risks. The Bank applies best market practice in order to analyse and manage risks so as to obtain the strongest protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to regulation, it aims to comply in substance with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS). The following sections disclose the credit, market and liquidity risks to which the Bank is exposed on its activities performed on own resources. The Risk Management Directorate (RM) has, since Novem-ber 2003, initially been structured around two departments - namely the Credit Risk (CRD) and the ALM, Derivatives, Financial and Operational Risk (FRD) Departments - and a Coordination Division. In 2006, the Bank formalised credit risk policies for own resource operations outside the European Union, expanding CRD's remit. RM independently identifies, assesses, monitors and reports the credit, market and operational risks to which the Bank is exposed in a comprehensive and consistent way and under a consistent approach. Within a commonly defined framework, whereby the segregation of duties is preserved, RM is independent of the Front Offices. The Director General of RM reports, for credit, market and operational risks, to the designated Vice-President. The designated Vice-President meets regularly with the Audit Committee to discuss topics relating to credit, market and operational risks. He is also responsible for overseeing risk reporting to the Management Committee and the Board of Directors. To support the implementation of the Bank's risk policies, two risk-oriented committees have been created. The Credit Risk Assessment Group (CRAG) is a high-level forum for discussing relevant credit risk issues arising in the course of the Bank's activities and for advising the Management Committee on these. Its members are the Directors General of the Operations, Projects, Risk Management, Finance and Legal Affairs Directorates. The CRAG is intended to complement, and does not replace, the existing case-by-case review of lending operations, which remains central to the loan approval process. An ALM Committee (ALCO), made up of the Directors General of the Operations, Finance and Risk Management Directorates, provides a high-level forum for debating the Bank's ALM policy and for making proposals in this field to the Management Committee. It promotes and facilitates the dialogue among the Directorates represented in it, while providing a wider perspective on, and enhancing their understanding of, the main financial risks. During 2008, the Bank continued to develop its capacity to manage loans post signature, thereby also preparing for post-signature management of riskier transactions resulting from its "take-more-risk" strategy. The Transaction Management & Restructuring department (TMR), initially part of Risk Management Directorates when created in 2007, has been transformed into an autonomous department, reporting to a separate Vice-President. In doing so, the Bank has segregated the EU-post signature operational activity from that of providing second opinions. The Bank also decided to allocate additional resources to TMR thereby enabling it, in 2009, to widen its monitoring coverage and enhancing its capacity to manage distressed cases. T.1.1.1. Risk measurement and reporting system The Bank's risks are measured using a method which reflects both expected losses likely to arise in normal circumstances and unexpected losses, which are an estimate of the ultimate actual loss based on a portfolio model. The models make use of probabilities derived from statistics based on historical experiences observed in financial markets. The Bank also runs worst case scenarios that would arise in the event that extreme events which are unlikely to occur do, in fact, occur. Information on the risk measures described above are presented and explained to the Management Committee on a quarterly basis and to the Board of Directors twice a year. The reports include aggregate credit exposures, credit concentration analyses, VaR, liquidity ratios and risk profile changes. T.1.1.2. The Bank's financial risk tolerance As a public institution, the Bank does not aim to make profits from speculative exposures to financial risks, sets its financial risk tolerance to a minimum level as defined by approved limits, and applies a conservative financial framework. As a consequence, the Bank does not view its treasury or funding activities as profit- maximising centres, even though performance objectives are attached to those activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank's lending and borrowing operations, the main principle of the Bank's financial risk policy is therefore that all material financial risks are hedged. Following best market practice, all new types of transaction introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. T.1.1.3. Sustainability of revenue and self-financing capacity The Bank's ALM policy forms an integral part of the Group's overall financial risk management. It reflects the expectations of the three main stakeholders of the Bank (i.e. the Bank's shareholders, the Bank's borrowers and the financial markets) in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank's growth in the long term. To achieve these aims, the ALM policy employs medium to long-term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long-term yields and is not influenced by any short-term views on trends in interest rates. This is accomplished by targeting a duration for the Bank's own funds of between 4.5-5.5 years. T.1.2. Risk Management Organisation of the Fund Venture Capital and Garantees operations for both entities of the Group are managed by the Fund. The mandate of the Fund is to support small and mid-size enterprise (SME) finance for start-up, growth and development within European Union objectives for SME. The Fund aligns its risk management systems to changing economic conditions and evolving regulatory standards. It therefore adapts them on an ongoing basis as best market practices develop. Credit, market and operational systems are in place to control and report on the main risks inherent to its operations. Risk Management and Monitoring (RMM) independently reports directly to the Chief Executive. This segregation of duties and the "four-eyes" principle ensures an unbiased review of the Fund's business activities. Moreover, within the EIB Group context, RMM operates in close contact with the European Investment Bank's Risk Management Directorate, particularly with regard to Group risk exposure relating to guarantee operations, the venture capital operations under the Bank's Risk Capital Mandate (RCM) and general EIF policy matters. RMM is divided into two main areas: venture capital and for portfolio guarantees & securitisation activities. Each of these encompass a Risk Management team and an Administration and Monitoring team, adding to a total of four teams within RMM. The Fund's treasury management has been outsourced to the Bank under a treasury management agreement signed by both parties and it is carried out according to EIF treasury guidelines T.1.2.1. Risk assessment venture capital Under its venture capital ("VC") operations, the Fund has a fund of funds approach, taking minority equity participations in funds managed by independent teams in order to catalyse further commitments from a wide range of investors. The Fund's VC operations include investments in early-stage and seed capital, but also in well-established funds targeting mid- and later-stage investments, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of VC funds tailored to the dynamics of this market place, going beyond the typical and often-simplistic recipe of investing only in top quartile funds. This tool-set is based on an internal model, the Grading-based Economic Model ("GEM"), which allows the Fund to better assess and verify each funds' but also each portfolios of funds' valuations, risks and expected future cash flows and performances. Before committing to a VC fund, the Fund assigns a grading which is based on the outcome of an extensive due diligence performed by the Fund's transaction team and reviewed by its risk management team. During the funds lifetimes, gradings are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio's financial risks and of liquidity. In the context of the actual financial crisis, the Fund has intensified its monitoring done on the fair values reported by each VC funds managers, but also on other specific risks linked to the current crisis. The Fund has also run more stringent stress test scenarios on its VC funds portfolios to assess the impact of a worsening and/or continuation of the current crisis. T.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing, and by taking on the risk faced by those institutions, it facilitates access to funding, and, in turn, it helps to finance SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantee and structured financial transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund's Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction's credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. Guarantee transactions are monitored regularly, at least quarterly. The guarantees portfolio is valued according to marked-to model. The main impact on the valuation stems from the assigned rating and the possible subsequent rating changes. In the context of the actual financial crisis, the Fund has increased its monitoring efforts to follow a potential negative rating migration and due to conservative measures potential upgrades decisions are avoided. The improvement of the monitoring is not only based on the financial crisis but is a continuous process. Furthermore, the Fund has strengthened the stress testing methodology, i.e. its scenario analysis with regard to portfolio downgrades and related impacts on capital allocation, expected losses, as well as on P&L. T.2. Credit risk T.2.1. Credit risk policies Credit risk concerns mainly the Group's lending activity and, to a lesser extent, treasury instruments such as fixed- income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits as well as the derivatives transactions of the Group and the Fund's guarantee transactions funded by own resources. No credit risk is attached to the Group's venture capital operations, which are performed entirely through equity participations and are, hence, only exposed to market risk. The EIB's policies on credit risk are approved by the Bank's governing bodies. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements which loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank's position ranks at least as high as that of other senior lenders, with prompt access to security when required. In addition, via a counterpart and sector limit system, the credit policies ensure an acceptable degree of diversification in the Bank's loan portfolio. The Bank's limit system draws its inspiration from the traditional prudential regulations on concentration and large exposure management contained in the EU banking directives, though the Bank generally adopts a more restrictive approach to risk-taking than commercial banks. They also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. As regards lending, treasury and derivatives operations, credit risk is managed by the independent Risk Management Directorate (RM) under the direct responsibility of the Management Committee. The Bank has thus established an operationally independent structure for determining and monitoring credit risk. The Fund manages exposures and risk taking in the frame of conservative policies deriving from statutory provisions and Credit Risk Policy Guidelines approved by the Fund's Board of Directors or guidelines as set out under mandates. Credit policies undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Bank may receive from its shareholders. Management of credit risk is based, firstly, on the degree of credit risk vis-a-vis counterparties and, secondly, on an analysis of the solvency of counterparties.

T.2.2. Maximum exposure to credit risk without taking into account any collateral and other credit enhancements

The table below shows the maximum exposure to credit risk for the components of the balance sheet, including derivatives. The maximum exposure is shown gross, before the effect of mitigation through the use of collateral agreements.

	Maximum exposure 2008 (in EUR million)	Maximum exposure 2007 (in EUR million)
Financial assets		
Loans and receivables	254 633	241 329
Financial assets held for trading	22 388	9 566
Financial assets designated at fair value through P/L	59 257	43 523
Financial assets – Available-for-sale	4 533	5 364
Financial assets – Held-to-maturity	10 171	9 499
Non financial assets	520	466
Total	**351 502**	**309 747**
Off-balance-sheet		
Contingent liabilities	4 083	3 773
Commitments		
- Undisbursed loans	58 870	53 607
- Undisbursed Venture Capital operations	1 227	1 421
- Other	777	771
Total	**64 957**	**59 572**
Total credit risk exposure	**416 459**	**369 319**

Where financial instruments are recorded at fair value, the amounts shown above represent maximum risk exposure that could arise in the future as a result of change in values.

For more detail on the maximum credit exposure to credit risk for each class of financial instrument, references shall be made to the specific notes.

T.2.3. Credit risk on loans

T.2.3.1. Credit risk measurement for loans and advances to customers and credit institutions

In line with best practice in the banking sector, an internal loan grading system (based on the expected loss methodology) is implemented for lending operations. This has become an important part of the loan appraisal process and of credit risk monitoring, as well as providing a reference point for pricing credit risk when appropriate.

The loan grading (LG) system comprises the methodologies, processes, databases and IT systems supporting the assessment of credit risk in lending operations and the quantification of expected loss estimates. It summarises a large amount of information with the purpose of offering a relative ranking of loans' credit risks. At the EIB, LGs reflect the present value of the estimated level of the "expected loss", this being the product of the probability of default of the main obligors, the exposure at risk and the loss severity in the case of default. LGs are used for the following purposes:

- as an aid to a finer and more quantitative assessment of lending risks;
- as help in distributing monitoring efforts;
- as a description of the loan's portfolio quality at any given date;
- as a benchmark for calculating the annual additions to the Fund for general banking risks;
- as one input in risk-pricing decisions based on the expected loss.

The following factors enter into the determination of an LG:

i) The borrower's creditworthiness: RM/CRD independently reviews borrowers and assesses their creditworthiness based on internal methodologies and external data.

ii) The default correlation: it quantifies the chances of simultaneous financial difficulties arising for both the borrower and the guarantor. The higher the correlation between the borrower and the guarantor's default probabilities, the lower the value of the guarantee and therefore the lower the LG.

iii) The value of guarantee instruments and of securities: this value is assessed on the basis of the combination of the issuer's creditworthiness and the type of instrument used. iv) The contractual framework: a sound contractual framework will add to the loan's quality and enhance its internal grading. v) The loan's duration: all else being equal, the longer the loan, the higher the risk of incurring difficulties in the servicing of the loan. A loan's expected loss is computed by combining the five elements discussed above. Depending on the level of this loss, a loan is assigned to one of the following LG classes listed below. A Prime quality loans: there are three sub-categories. A(degree) comprises EU sovereign risks, that is loans granted to - or fully, explicitly and unconditionally guaranteed by - Member States where no repayment difficulties are expected. A+ denotes loans granted to (or guaranteed by) entities other than Member States, with no expectation of deterioration over their duration. B High quality loans: these represent an assets class with which the EIB feels comfortable, although a minor deterioration is not ruled out in the future. B+ and B- are used to denote the relative likelihood of the possibility of such deterioration occurring. C Good quality loans: an example could be unsecured loans to solid banks and corporates with a 7-year bullet, or equivalent amortising, maturity at disbursement. D This rating class represents the borderline between "acceptable quality" loans and those that have experienced some difficulties. This watershed in loan grading is more precisely determined by the sub-classifications D+ and D-. Loans rated D- require heightened monitoring. E This LG category includes loans that in the course of their lives have experienced severe problems and their sliding into a situation of loss cannot be excluded. For this reason, they require careful, close and high monitoring. The sub-classes E+ and E- differentiate the intensity of this special monitoring process, with those operations graded E- being in a position where there is a strong possibility that debt service can not be maintained on a timely basis and therefore some form of debt restructuring is required, possibly leading to an impairment loss. F F (fail) denotes loans representing unacceptable risks. F-graded loans can only arise out of outstanding transactions that have experienced, after signature, unforeseen, exceptional and dramatic adverse circumstances. All operations where there is a loss of principal to the Group are graded F and a specific provision is applied. Generally, loans internally graded D- or below are placed on the Watch List. However, under the Structured Finance Facility (SFF) and the Special Femip Envelope (SFE), a limited amount of credit exposures with an original LG of D- or less can be accepted. As of 31 December 2008, a dedicated reserve of EUR 2 750 million (2007: EUR 1 250 million) is set aside to meet the higher credit risks implied by such operations. In addition to the deal-by-deal analysis of each loan, the Group, using an external credit software package, also develops a portfolio view of credit exposures, integrating the concentration and correlation effects created by the dependence of various exposures on common risk factors. By adding a portfolio dimension of credit risks, it is possible to complement the LG's deal-by-deal approach and thus provide a finer and more comprehensive risk assessment of the credit risks in the Group's loan book. The EIB has also developed an internal rating methodology (IRM) to determine the internal ratings of all its counterpart exposures. The methodology is based on a system of scoring sheets. T.2.3.2. Loans secured by Guarantees of the Community budget or the Member States Loans outside the Community (apart from Risk Sharing loans and article 18 Facilities, and those falling under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility) are, in the last resort, secured by guarantees of the Community budget or the Member States (the Guarantees). In South Africa, Latin America and Asia, Southern Mediterranean, Eastern Europe, Southern Caucasus and Russia the guarantee is provided by the Community, and in African, Caribbean and Pacific (ACP) countries as well as OCTs, the loans are benefiting from the Member States guarantee. Operations focus primarily on the infrastructure, energy and the environment sectors, as well as supporting SMEs through credit lines to intermediaries (Global Loans). In accordance with the terms of the Guarantees, the Community and the Member States secure up to 65%, 75% and 100% of pool of signed1 operations, which - in view of the traditionally low disbursed vs. signed operations ratio outside the EU - result in an effective full coverage of the Group's disbursed exposure. For this reasons, the Group deems the credit risk associated to each individual loan as fully risk covered and therefore the Guaranteed portfolio is not included in the section T.2.3 analysing the credit risk exposure of the Group's lending activities. Falling into this category, the total amount of loans signed as at 31 December 2008 amounts to EUR 25 694 million (1) Under the new Guarantee Agreement with the Commission signed on 1 and 29 August 2007, all Community guaranteed operations signed on and after 17 April 2007 shall be covered up to 65% of "the aggregate amount of credits disbursed". As of 31 December 2008, the disbursed exposure under the new Guarantee Agreement amounted to Eur 301 million (2007: EUR 93.38 million). The residual risk borne by the Group in connection with operations is managed in accordance with the Group's fundamental credit rules and procedures.

(2007: EUR 23 809 million) including an undisbursed amount of EUR 19 683 million (2007: EUR 9 180 million).

T.2.3.3. Analysis of lending credit risk exposure

In order to limit the credit risk on its loan portfolio, the Group lends only to counterparties with demonstrated creditworthiness over the longer term and sound guarantees.

In order to efficiently measure and manage credit risk on loans, the Group has graded its lending operations according to generally accepted criteria, based on the quality of the borrower, the guarantee and, where appropriate, the guarantor.

In detail, the tables below show the maximum exposure to credit risk on loans (the repayable on demand and other loans and advances to credit institutions are not included) signed and disbursed as well as the part of the exposure that has been signed but not disbursed yet for all exposure where the Group is at risk, excepted the loans secured by guarantees of the Community budget or the Member States.

2008 (in EUR million)		Guarantor				Total disbursed	Signed not disbursed
		Corporate	Bank	Public	State		
Borrower	Corporate	47 788	28 207	5 276	14 470	**95 741**	**18 448**
	Bank	14 088	41 603	38 310	10 391	**104 392**	**11 666**
	Public	4 442	739	31 256	18 344	**54 781**	**12 003**
	State	0	0	0	20 960	**20 960**	**7 071**
Total disbursed		**66 318**	**70 549**	**74 842**	**64 165**	**275 874**	**49 188**
Signed not disbursed		**11 726**	**11 293**	**13 316**	**12 853**	**49 188**	

2007 (in EUR million)		Guarantor				Total disbursed	Signed not disbursed
		Corporate	Bank	Public	State		
Borrower	Corporate	36 944	26 912	4 750	14 089	**82 695**	**15 270**
	Bank	14 691	39 342	41 100	9 922	**105 055**	**10 399**
	Public	4 173	1 094	26 011	16 965	**48 243**	**11 782**
	State	0	0	0	18 138	**18 138**	**6 975**
Total disbursed		**55 808**	**67 348**	**71 861**	**59 114**	**254 131**	**44 426**
Signed not disbursed		**9 691**	**8 780**	**12 798**	**13 157**	**44 426**	

Regarding the lending activities, the Group's total exposure[1] to the banking sector amounts to EUR 116 057 million at the end of December 2008 (2007: EUR 115 191 million), which is equal to 36% of the total of EUR 325 062 million in loans outstanding as at 31 December 2008 (2007: EUR 298 557 million).

Unsecured loans to corporates[1] at the end of December 2008, amounted to EUR 56 963 million, which is equal to 17% of the total loan book. Unsecured exposure to corporate clients is controlled by bilateral limits and generally individual exposures are capped at 5% of EIB's Own Funds. The Bank has also introduced a number of sector limits.

T.2.3.3.1. Credit quality on loans

The overall credit quality of risk portfolio continues to present an excellent profile, with loans internally graded A to C representing 95.6% of the loan portfolios as at 31 December 2008, compared with 97.2% at end-2007. The share of loans internally graded D+, the lowest acceptable internal grading for standard loan operations and below, was 4.4% (2007: 2.8%) of the loan portfolio, corresponding to EUR 14.3 billion (2007: EUR 8.3 billion).

To mitigate credit risk, the Group uses, amongst others, the following instruments:

- Guarantees issued by third parties of acceptable credit quality;
- Financial collaterals;
- Mortgages, claims on revenues etc.

All credit risk mitigation instruments accepted by the Bank have been defined in the Credit Risk Policy Guidelines.

[1] Including exposure signed but not disbursed yet.

Credit quality analysis per type of borrower

The tables below show the credit quality analysis of the Group's loans portfolio as at 31 December 2008 and 31 December 2007 by the Loan Grading application, based on the exposures signed (disbursed and undisbursed).

2008 (in EUR million)		Sovereign (*)	High Grade	Standard Grade	Min. Accept. Risk	High Risk	Past Due / Impaired (**)	Total
		A0, P	A to B-	C	D+	D- and below		
Borrower	Corporate	15 697	56 942	28 696	8 283	4 547	25	**114 190**
	Bank	5 752	103 678	5 761	438	429	0	**116 058**
	Public	20 136	45 468	815	0	364	0	**66 783**
	State	26 779	67	985	200	0	0	**28 031**
TOTAL		**68 364**	**206 155**	**36 257**	**8 921**	**5 340**	**25**	**325 062**

2007 (in EUR million)		Sovereign (*)	High Grade	Standard Grade	Min. Accept. Risk	High Risk	Past Due / Impaired (**)	Total
		A0, P	A to B-	C	D+	D- and below		
Borrower	Corporate	15 158	56 860	18 041	5 289	2 226	390	**97 964**
	Bank	8 155	101 640	5 297	19	343	0	**115 454**
	Public	18 657	40 532	836	0	0	0	**60 025**
	State	22 874	0	2 240	0	0	0	**25 114**
TOTAL		**64 844**	**199 032**	**26 414**	**5 308**	**2 569**	**390**	**298 557**

(*) Including loans guaranteed by EU member states as well as loans under the Pre-Accession Facility.

(**) As at 31 December 2008, the Group holds no past due loans (loans considered past due when the counterparty has failed to make payment when contractually due). Furthermore, during the 2007 and 2008 years, the Group did not take possession of collateral it hold as security on past due loans. As at 31 December 2008, the Group holds an impaired loan portfolio (also called non performing loans) of EUR 25 million (2007: EUR 390 million) already existing in 2007, with a specific provision of EUR 17 million (2007: EUR 37 million).

During the 2007 and 2008 years, there were no defaults or breaches on existing loans.

With the decision in favour of the Internal Ratings Based approach of Basel II, the Group has introduced an internal rating methodology in 2006. A considerable amount of the counterparts have already been rated according to this model. The table below shows a breakdown of the Group's loan portfolio by the rating of the borrower, based on the internal rating, where available. In cases where an internal rating is not available yet, the external rating has been used for this analysis.

In view of the current market situation, the EIB is monitoring the events affecting its borrowers and guarantors, particularly banks. In particular, the Group is assessing on a case by case basis its contractual rights in case of rating deterioration and is seeking appropriate mitigating measures. It is also closely following the renewals of bank guarantees received for its loans to ensure that these are replaced or appropriate action is taken in a timely manner.

The monolines, insuring EUR 5 059 million of the Group's loans, have suffered material downgrades. In view of the credit enhancement, EIB required at the outset that the borrowers be of acceptable credit standing. In view of the weakened credit of the monolines, the Group has enhanced its direct monitoring of the underlying borrowers and projects which, based on current information, remains intrinsically sound.

As an immediate response to the developments on the financial markets that have been taken place since September 2008, the EIB has acted to reinforce its arrangements for the monitoring and management of risks. To this end, an inter-directorate risk monitoring group has been set up. Its purpose is to promote the exchange of information among departments and to suggest reporting and operational management procedures for use at times of financial crisis with the objective of rapid reaction if required.

The Bank regularly assesses the credit quality of all loan counterparts and, from these periodic assessments, it derives an internal transaction grading. The internal rating scale comprises 10 internal grading classes, from A to F. This grading also takes into account the value of collaterals or securities received, as well as identified structural weaknesses or deterioration in cash flows. The Bank does not asses credit risk on a pooled or portfolio basis, but deals with each outstanding transaction individually.

The internal transaction grading is also used to determine the Watch List (all loans with an internal grading of D- to

F, other than SFF/LGTT/RSFF transactions unless downgraded post signature), which increased to EUR 1 126 million (EUR 91 million end 2007), also reflecting the general economic situation.

The portion of loans internally rated graded A0 to C represents 95.6% of the total risk portfolio (97.2% end 2007). However, this change was largely driven by the rising volume of new signatures under SFF/LGTT/RSFF (increasing by almost 240% in 2008) for which each loan has a proportion of the funds allocated to the SFF reserve.

Taking into account the above, and the Bank's contractual protections, which if breached enable the Bank to negotiate remedies, as at 31 December 2008, there was no need for a collective impairment allowance.

Credit risk exposure for each internal risk rating

The table shows both the exposures signed (disbursed and undisbursed), as well as the risk-weighted exposures, based on an internal methodology that the Group uses for limit management.

	Rating Grade	Moody's equiv. grade	1-y history Def. rate (*)	2008 (in EUR million)		2007 (in EUR million)	
				Exposures Signed	Weighted Exposures (**)	Exposures Signed	Weighted Exposures (**)
No rating available	n/a	n/a	0%	0	0	0	0
Internal Rating 1	1	Aaa	0%	26 983	4 798	27 812	2 405
Internal Rating 2	2+	Aa1	0%	29 307	2 612	30 677	3 100
	2	Aa2	0%	15 710	7 337	33 930	14 415
	2-	Aa3	0%	48 014	21 530	30 273	12 070
Internal Rating 3	3+	A1	0%	45 355	15 773	36 459	14 476
	3	A2	0%	32 561	16 511	32 497	11 650
	3-	A3	0%	32 155	18 666	28 876	16 218
Internal Rating 4	4+	Baa1	0%	31 003	19 197	30 513	16 136
	4	Baa2	0%	15 834	5 803	5 681	2 561
	4-	Baa3	0%	32 351	14 086	31 711	15 856
Internal Rating 5	5+	Ba1	0%	3 424	3 494	1 405	823
	5	Ba2	0%	3 470	2 113	1 568	1 114
	5-	Ba3	0%	3 233	1 477	1 411	736
Internal Rating 6	6+	B1	0%	3 830	2 126	4 940	1 921
	6	B2	0%	166	111	93	74
	6-	B3	0%	806	589	623	312
Internal Rating 7	7	C	0%	860	696	88	14
TOTAL				325 062	136 919	298 557	113 881

(*) based on actual losses obtained in 2008.

(**) Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austria Länder), 20% (public institutions), 50% (banks) and 100% (corporates), or broadly those applied within the 1988 BIS Capital Accord and EU Capital Adequacy Directive.

T.2.3.3.2. Risk concentrations of maximum exposure to credit risk on loans

The Group's loans portfolio can be analysed by the following geographical regions (based on the country of the borrower):

	2008 (in EUR million)		2007 (in EUR million)	
	Exposures Signed	Weighted Exposures [1]	Exposures Signed	Weighted Exposures [1]
EU [*]	315 926	132 367	291 519	110 866
Thereof:				
- Germany	48 378	15 168	46 523	12 268
- Spain	54 111	15 017	47 188	12 408
- Italy	43 620	22 201	40 061	19 392
- France	35 011	17 615	33 632	14 956
- United Kingdom	22 363	16 336	25 550	17 946
ENLARGEMENT COUNTRIES [**]	4 366	1 649	4 207	1 753
PARTNER COUNTRIES [***]	4 770	2 903	2 831	1 262
TOTAL	**325 062**	**136 919**	**298 557**	**113 881**

[1] Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austria Länder), 20% (public institutions), 50% (banks) and 100% (corporates), or broadly those applied within the 1988 BIS Capital Accord and EU Capital Adequacy Directive.

[*] Including loans outside the EU approved by the Board of Governors according to Article 18 of the Bank's Statute as well as loans in EFTA countries.

[**] Enlargement Countries as per end 2007 include Albania, Bosnia and Herzegovina, Croatia, FYROM, Serbia and Montenegro, and Turkey.

[***] Loans in Partner Countries include loans under the Mediterranean Partnership Facility, the Pre-Accession Facility, and Risk Sharing loans.

A critical element of risk management is to ensure adequate diversification of credit exposures. The Group tracks its global exposure by industry (shown in the following table), paying particular attention to industries that might be cyclical, volatile or undergoing substantial changes.

An industry sector analysis of the Group's loan portfolio (based on the industry sector of the borrower) is as follows:

	2008 (in EUR million)		2007 (in EUR million)	
	Exposures Signed	Weighted Exposures [1]	Exposures Signed	Weighted Exposures [1]
Energy	**27 687**	**21 574**	24 240	17 771
Transport	**37 780**	**13 230**	32 806	10 158
Telecommunications	**776**	**415**	662	355
Water and sewerage	**10 587**	**5 981**	10 011	5 795
Miscellaneous Infrastructure	**2 876**	**920**	2 465	902
Agriculture, forestry and fisheries	**38**	**19**	45	23
Industry	**15 631**	**14 522**	13 759	11 119
Services [2]	**225 401**	**78 797**	210 513	66 327
Health and education	**4 286**	**1 461**	4 056	1 431
TOTAL	**325 062**	**136 919**	**298 557**	**113 881**

[1] Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austria Länder), 20% (public institutions), 50% (banks) and 100% (corporates), or broadly those applied within the 1988 BIS Capital Accord and EU Capital Adequacy Directive.

[2] The category "Services" includes the credit exposure of the banking sector. At the end of 2008, the total amount of loans directly exposed to counterparts of the banking sector amounted to EUR 116 057 million (EUR 115 191 million at the end of 2007), or EUR 47 695 million in risk-weighted terms (EUR 41 222 million at the end of 2007). Exposure to bank counterparts is subject to limits approved by the Management Committee. In specific cases, available limits have been temporarily suspended, restricted or withdrawn. The Bank systematically follows up on a daily basis publicly available news and, in particular, external rating movements. On top of the traditional loan exposures to the banking sector there is an amount of EUR 33 869 million in the form of guarantees received from financial institutions at the end of December 2008, of which EUR 5 059 million represents exposure to monoline insurers.

The principle of risk diversification is at the core of sound banking practices. The Group places limits on the maximum amount that can be lent to a single borrower, group of debtors or sectors. In addition, it follows the evolution of credit risk concentration using the concept of Credit Value at Risk (CVaR). This is done using a tool for assessing portfolio risk due to changes in debt value caused by changes in obligor credit quality. Importantly, this methodology assesses risk within the full context of a portfolio and addresses the correlation of credit quality moves across obligors. This allows the Group to directly calculate the diversification benefits or potential over-concentrations across the portfolio.

The table below shows the concentration indexes the Group follows as at 31 December 2007 and 31 December 2008:

End-of-Period		2008	2007
Largest Nominal and Risk-Weighted Group Exposures(*)			
Nominal Exposures (% of EIB Loan Portfolio)			
	- Top 3	7.2%	8.2%
	- Top 5	10.4%	11.7%
	- Top 10	17.3%	18.8%
N° of Exposures (% of EIB Own Funds)			
	- over 10%	12	13
	- over 15%	4	6
	- over 20%	2	2
N° of SSSR Exposures over 5% of EIB Own Funds(**)		4	2
Sum of all Large Risk-Weighted Exposures (% of EIB Own Funds)(***)		87%	85%

(*) Including also the net market exposure of treasury operations.

(**) The terms "single signature" and "single risk" (or for brevity, "unsecured" or "SSSR") loans are used to indicate those lending operations where the EIB, irrespective of the number of signatures provided, has no genuine recourse to an independent third party, or to other forms of autonomous security.

(***) The EIB defines a Large Individual Exposure as a consolidated group exposure that, when computed in risk-weighted terms, is at or above 5% of the EIB's own funds. This definition applies to single individual borrowers or guarantors, excluding loans to Member States and loans fully covered by an explicit guarantee from, or secured by bonds issued by, Member States.

T.2.3.4. Collaterals on loans

Among other credit mitigant instruments, the Group also uses pledges of financial securities. These pledges are formalized through a Pledge Agreement, enforceable in the relevant jurisdiction. The Group does not have right to sell or repledge them. The portfolio of collaterals received in pledge contracts amounts to EUR 12 998 million at the end of 2008 (2007: EUR 11 123 million).

The fair value of the portfolio of collateral received by the Group under pledge contracts that the Group is allowed to sell or repledge amounts to EUR 3 224 million (2007: EUR 3 446 million). None of these collaterals has been sold or re-pledged to third parties.

T.2.3.5. Loan Substitutes

Regarding the Bank's exposure to Loan Substitutes (LS), this portfolio comprises Covered Bonds and Asset Backed Securities (ABS). Covered Bonds offer full recourse to the issuer, while ABS are issued by Special Purpose Vehicles backing the underlying issues. Some of these transactions have been structured by adding a credit or project related remedies, thus offering additional recourse.

As of 31 December 2008, the Loan Substitutes amounts to EUR 16 622 million (2007: EUR 14 323 million). This amount is composed of loan substitutes included in debt securities portfolio (Note B) for an amount of EUR 5 800 million (2007: EUR 4 730 million) and loan substitutes included in loans and advances to credit institutions and to customers (Note C) for an amount of EUR 10 822 million (2007: EUR 9 593 million).

The following table summarises the breakdown of the Loan Substitutes portfolio by asset class (Mortgages exposure in ABS is primarily residential):

Loan Substitutes	Asset Class	TOTAL 31.12.2008 (in EUR million)	TOTAL 31.12.2007 (in EUR million)
Asset Backed Securities	Diversified Payment Rights	483	0
Asset Backed Securities	MBS	1 923	1 953
Asset Backed Securities	SME	3 873	3 581
Covered Bonds	MBS	8 731	7 665
Covered Bonds	Public Sector	1 597	1 108
Structured Public Sector Bonds	Public Sector	15	16
TOTAL		**16 622**	**14 323**

While for Covered Bonds, the majority of covered assets are based on residential mortgages, most of the ABS structures are based on SME.

Aside from two Diversified Payments Rights (DPR) transaction with Turkish promoters (amounting to EUR 483 million (2007: nil)), all the promoters of the Bank's Loan Subsitutes portfolio are domiciled in the European Union, with the majority being located in Spain (65%), in Italy (13%) and in France (5%).

All outstanding Loan Substitutes have an AAA rating provided by at least one of the three major rating agencies, except ten transactions (6% of the Group´s Loan Substitutes portfolio in terms of nominal amount) with a AA rating for EUR 458 million and a BBB rating for EUR 483 million (this category represents transactions to promoters located in Turkey).

The EIB LS transactions have to date performed well, especially when considering the current market environment. This is mainly due to the highly regulated environment and requirements to achieve for Covered Bonds the highest ratings set by the rating agencies and embedded credit enhancements for ABS, along with the selection of sound structures and asset classes.

Specifically, regarding the ABS portfolio, ratings for the holdings are stable, with only one potential exception for a transaction rated by two rating agencies: one of them, due to a deterioration in the underlying assets and a change in its own methodology, has put the transaction under negative rating watch (while the other rating agency confirmed its AAA rating).

As for Covered Bonds, two downgrades have taken place so far, one being a Spanish Cedula (with a total outstanding of EUR 100 million (2007: nil)), downgraded from Aaa to Aa1 and the other one being a Public Sector Bond (amounting to EUR 175 million (2007: 181 million)), downgraded by Moody's to Aa1 from AAA and maintaining them on negative review. For the time being, S&P is keeping its AAA rating for this issue but it is also on review for possible downgrade.

Embedded credit mitigants and requirements imposed by the regulation and rating agencies are the initial remedies which are triggered in case of credit event on the issuer. As mentioned above, in some ABS transactions credit or project remedies are available and represent a second way out. Overall, the credit quality of the Bank's LS portfolio remains highly satisfactory.

T.2.4. Credit risk on treasury transactions

T.2.4.1. Credit risk measurement on treasury transactions

Treasury investments are divided into three categories: (i) monetary treasury assets, with the primary objective of maintaining liquidity, (ii) operational bond portfolios, as a second liquidity line, and (iii) an investment portfolio composed of EU sovereign bonds. In September 2006, the Management Committee decided to gradually phase out the investment portfolio (see A.4.7.2.).

Credit risk policy for treasury transactions is monitored through the attribution of credit limits to the counterparts for monetary and bond transactions and short-term derivatives. The weighted exposure for each counterpart must not exceed the authorised limits.

The tables below provide an illustration of the credit exposure of the Group various treasury portfolios as at 31 December 2008 and 31 December 2007:

Credit Risk Exposures as at 31 December 2008 (in EUR million) (based on book values)						
	Short term external rating	Long term external rating				Total
	A-1+/P-1	< A or NR	A	AA	Aaa	
A1 Portfolio max Maturity 3 months	237	586	16 620	6 105	305	**23 853**
Deposits	*0*	*442*	*9 847*	*3 996*	*205*	***14 490***
Triparty Reverse Repos	*0*	*144*	*5 442*	*1 669*	*0*	***7 255***
Discount papers, Bonds	*237*	*0*	*1 331*	*440*	*100*	***2 108***
A2 Portfolio max Maturity 18 months	0	1	433	798	133	**1 365**
Total Monetary Treasury Assets	**237**	**587**	**17 053**	**6 903**	**438**	**25 218**
Repartition	1%	2%	68%	27%	2%	**100 %**
B1 Portfolio	0	0	40	215	635	**890**
B2 Portfolio	0	0	24	98	24	**146**
B3 Portfolio	0	0	77	153	296	**526**
BH Portfolio (futures)	0	0	0	-1	0	**-1**
EIF - AFS	0	0	19	52	78	**149**
Total Operational Bond Portfolios	**0**	**0**	**160**	**517**	**1 033**	**1 710**
Repartition	0%	0%	9%	30%	61%	**100 %**
Investment Portfolio	**0**	**54**	**291**	**627**	**1 290**	**2 262**
Repartition	0%	2%	13%	28%	57%	**100 %**
Assets backed securities	**0**	**488**	**0**	**260**	**5 052**	**5 800**
Repartition	0%	8%	0%	5%	87%	**100 %**
Total Treasury Funds	**237**	**1 129**	**17 504**	**8 307**	**7 813**	**34 990**
Repartition	1%	3%	50%	24%	22%	**100 %**

Credit Risk Exposures as at 31 December 2007 (in EUR million) (based on book values)						
	Short term external rating	Long term external rating				Total
	A-1+/P-1	< A or NR	A	AA	Aaa	
A1 Portfolio max Maturity 3 months	576	60	7 375	9 862	136	18 009
Deposits	*0*	*60*	*4 454*	*6 691*	*0*	11 205
Triparty Reverse Repos	*0*	*0*	*2 504*	*2 108*	*0*	4 612
Discount papers, Bonds	*576*	*0*	*417*	*1 063*	*136*	2 192
A2 Portfolio max Maturity 18 months	40	0	60	948	706	1 754
Total Monetary Treasury Assets	**616**	**60**	**7 435**	**10 810**	**842**	**19 763**
Repartition	3%	0%	38%	55%	4%	100%
B1 Portfolio	0	0	11	296	934	1 241
B2 Portfolio	0	0	0	109	53	162
B3 Portfolio	0	0	75	151	279	505
BH Portoflio (futures)	0	0	0	3	0	3
EIF - AFS	0	0	0	16	113	129
Total Operational Bond Portfolios	**0**	**0**	**86**	**575**	**1 379**	**2 040**
Repartition	0%	0%	4%	28%	68%	100%
Investment Portfolio	**0**	**54**	**308**	**697**	**1 518**	**2 577**
Repartition	0%	2%	12%	27%	59%	100%
Assets backed securities	**0**	**0**	**56**	**186**	**4 488**	**4 730**
Repartition	0%	0%	1%	4%	95%	100%
Total Treasury Funds	**616**	**114**	**7 885**	**12 268**	**8 227**	**29 110**
Repartition	2%	0%	27%	42%	29%	100%

The credit risk associated with treasury (the securities portfolio, commercial paper, term accounts, etc.) is rigorously managed through selecting first-class counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of the ratings awarded to counterparties by the rating agencies (these limits are reviewed regularly by the Risk Management Directorate).

As part of its treasury management activities, the Group holds investments in capital guaranteed notes, the coupons of which embed options on the performance of funds of hedge funds. As at 31 December 2008, the total nominal amount of such notes, that are part of the operational bond portfolio stood at EUR 150 million (2007: EUR 150 million) with a market value of EUR 146 million (2007: EUR 162 million).

Regarding the Treasury activities, the Bank had, as at the end of December 2008, a Treasury outstanding of EUR 29.2 billion (End of December 2007 EUR 24.3 billion), distributed over different portfolios and invested in diversified products (deposits, securities and derivative/structured products). Structured credit products amount to EUR 0.9 billion (End of December 2007 EUR 2.2 billion). Those held in the Bank's short-term portfolio (EUR 0.2 billion in the A1 portfolio) are booked at historic cost, whereas the others are recorded in the Bank's balance sheet as available-for-sale and are marked to market.

No ABS investment has been made since August 2007. The quality of the ABS/RMBS portfolio remains stable and at the highest level, namely AAA. Three positions are rated below AAA and represent 4.80% of the Treasury's ABS portfolio, or EUR 32 million and they have been downgraded respectively to Baa1, Aa1 and Aa3. Moreover, there is no default by their issuers to report.

Excluding the investment portfolio, the long-term holdings, which are composed of the Operational Bond Portfolios and the A2 Portfolio, amounted to 3.1 billion as of 31 December 2008, of which 21.89% (EUR 673 million) consisted of securities emanating from a securitisation process.

The Bank has a portfolio of Asset Backed Commercial Paper, all of it rated A-1+/P-1. The outstandings as at 31 December 2008 amounted to EUR 0.2 billion. T.2.4.2. Collateral on treasury transactions Part of treasury transactions are tripartite reverse repurchase agreements, for an amount of EUR 7 255 million (2007: EUR 4 612 million). These transactions are governed by a Tripartite Agreement Guidelines and are implemented depending on the acceptability of collateral and valuations parameters. The exposure is fully collateralized, with daily margin calls. The market value of the collateral portfolio is monitored and additional collateral is requested when needed in accordance with the underlying agreement. The Bank also makes use of master netting agreements with counterparties As part of the Tripartite Agreements, the Group has received securities that it is allowed to sell or re-pledge. The fair value of the securities accepted under theses terms as at 31 December 2008 amounts to EUR 7 243 million (2007: EUR 4 611 million). None of these securities has been sold or re-pledged to third parties in 2007 and 2008. During the 2007 and 2008 years, the Group did not take possession of any of the above mentioned collaterals. T.2.4.3. Securities lending activity The market value of the bonds lent in the securities lending activities is at the end of 2008 of EUR 370 million (2007: EUR 965 million). These transactions are governed by an agreement signed with Northern Trust and the exposure arising from these transactions is fully collateralised, with daily margin calls. As part of the securities lending agreement, the Group receives securities, it is allowed to sell or repledge. The fair value of the collateral portfolio at 31 December 2008, accepted under these terms, amounts to EUR 384 million (2007: EUR 992 million). None of these securities has been sold or re-pledged to third parties in 2007 and 2008. T.2.5. Credit risk on derivatives T.2.5.1. Credit risk policies for derivatives The risk policy for derivative transactions is based on the definition of eligibility conditions and rating-related limits for swap counterparts. In order to reduce credit exposures, the Group has signed Credit Support Annexes with the majority of its swap counterparts and receives collaterals when the exposure exceeds certain contractually defined thresholds. The credit risk with respect to derivatives lies in the loss which the Group would incur were a counterparty unable to honour its contractual obligations. In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising out of the use of such instruments. Contractual framework: All the Group's long-term derivatives transactions are concluded in the contractual framework of Master Swap Agreements and, where non-standard structures are covered, of Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types. Counterparty selection: The minimum rating at the outset is set at A1, but exceptionally certain counterparties rated A2/A3 have also been authorised, all their exposures being fully collateralised. The Group has the right of early termination if the rating drops below a certain level. Limits have been set in terms of: o Total net present value of derivatives exposure with a counterparty; o Unsecured exposure to a counterparty; o Specific concentration limits expressed as nominal amount. All limits are dynamically adapted to the credit quality of the counterparty. Monitoring: The derivatives portfolio is regularly valued and compared against limits. Collateralisation: o Derivatives exposure exceeding the limit for unsecured exposure is collateralised by cash and first-class bonds. o Very complex and illiquid transactions require collateralisation over and above the current market value. o Both the derivatives portfolio with individual counterparties and the collateral received are regularly valued, with a subsequent call for additional collateral or release. The amount of collateral required depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of collaterals and valuations parameters. The main types of collateral obtained are cash or securities. The market value of the collateral is monitored and additional collateral is requested when needed in accordance with the underlying agreement.

T.2.5.2. Credit risk measurement for derivatives

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional amount.

The notional amount is a derivative's underlying contract amount and is the basis upon which changes in the value of derivatives are measured. It provides an indication of the underlying volume of business transacted by the Group but does not provide any measure of risk. The majority of derivatives are negotiated as to amount, tenor and price, between the Group and its counterparties, whether other professionals or customers (OTC).

In the Group's case, where only mutually agreed derivatives are negotiated, the credit risk is evaluated on the basis of the "current exposure" method recommended by the Bank for International Settlements (BIS). Hence, the credit risk is expressed in terms of the positive fair value or replacement value of the contracts, increased by the potential risks (add-on), contingent on the duration and type of transaction, weighted by a coefficient linked to the category of counterparty (BIS I weighted risk).

Positive replacement value represents the cost to the Group of replacing all transactions with a fair value in the Group's favour if all the relevant counterparties of the Group were to default at the same time, and transactions could be replaced instantaneously. Negative replacement value is the cost to the Group's counterparties of replacing all their transactions with the Group where the fair value is in their favour if the Group were to default. The total positive and negative replacement values are included in the consolidated balance sheet separately.

The following table reports the nominal amount of the portfolio of Derivatives covered by ISDA agreements, as well as the exposure measured through the BIS I methodology.

End of period	2008 (EUR million)	2007 (EUR million)
Nominal Value of outstanding Derivatives	373 675	331 207
Total BIS I Credit Risk Equivalent (after netting)	13 466	5 101
Weighted BIS I Credit Risk Equivalent (after netting)	2 680	1 007
Gross Exposure (after netting)	9 203	2 012
Total Net Market Exposure (1)	591	670

(1) Positive exposure net of collaterals received.

The Net Market Exposure is the net present value of a swap portfolio net of collateral, if this amount is positive; in the case the amount is negative, the Net Market Exposure is null. It represents a measure of the losses the Bank could incur in case of default of the counterparty, after application of netting and using the collateral.

The BIS Credit Risk Equivalent is the sum of the Net Present Value of the swap plus an Add-On equal to the Notional Amount multiplied by a coefficient dependent on the structure of the swap and its maturity (according to the Basel Agreement), meant to cover potential future increases in exposures due to changing market conditions over the residual life of the swap.

The table below shows the concentration indexes the Group follows on it main derivative counterparts as at 31 December 2007 and 31 December 2008:

	2008	2007
Nominal Exposure (% of EIB derivative portfolio)		
- Top 3	28.5%	28.8%
- Top 10	66.8%	66.9%
- Top 25	94.7%	95.2%
Net Market Exposure		
- Top 3	47.6%	57.2%
- Top 10	92.0%	95.3%
-Top 25	100.0%	100.0%

The major part of derivatives transactions are concluded with counterparties rated at least A1. With exceptional conditions of over-collateralisation, counterparties rated A2 or A3 have been also accepted. Most of the portfolio is concentrated on counterparts rated A1 or above; however, during 2008, there has been a general deterioration of ratings of our swap counterparts.

Grouped Ratings	Percentage of Nominal		Net Market Exposure (in EUR million)		CRE BIS I Swaps (in EUR million)	
Moody's or equivalent rating	2008	2007	2008	2007	2008	2007
Aaa	2.9%	3.3%	0	0	84	64
Aa1 to Aa3	64.5%	86.1%	406	649	7 403	4 366
A1	23.1%	8.7%	147	19	3 258	504
A2 to A3	9.5%	1.9%	37	2	2 720	165
Below A1	0.0%	0%	0	0	0	0
Non-rated	0.0%	0.0%	1	0	1	2
Total	**100.0 %**	**100.0 %**	**591**	**670**	**13 466**	**5 101**

The following tables show the maturities of currency swaps (excluding short-term currency swaps) and interest rate swaps, sub-divided according to their notional amount and the associated credit risk:

Currency swaps at 31.12.2008 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2008
Notional amount	7 460	47 737	20 976	14 281	90 454
Net discounted value	- 1 543	- 3 727	- 1 777	1 440	- 5 607
Credit risk (BIS I weighted)	19	739	439	603	1 800

Currency swaps at 31.12.2007 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2007
Notional amount	8 326	30 182	19 480	12 965	70 953
Net discounted value	- 1 012	- 1 766	- 2 021	- 315	- 5 114
Credit risk (BIS I weighted)	53	423	311	277	1 064

Interest rate swaps at 31.12.2008 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2008
Notional amount	29 874	114 048	64 746	67 514	276 182
Net discounted value (*)	384	3 749	3 246	3 608	10 987
Credit risk (BIS I weighted)	90	1 092	1 168	1 660	4 010

Interest rate swaps at 31.12.2007 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2007
Notional amount	27 759	83 255	70 634	67 863	249 511
Net discounted value (*)	198	689	- 411	724	1 200
Credit risk (BIS I weighted)	76	361	571	903	1 911

(*) The net discounted value of Credit Default Swaps (CDS) has been included with the rest of derivatives, since according to IAS39, CDS are treated as derivatives, however, these transactions have not been included in the BIS computations, since in the Basel Agreement BIS I, they are assimilated to guarantees and their capital charge is computed in the loan portfolio.

As at 31 December 2008, notional amounts of EUR 394 million (2007: EUR 419 million) of futures contracts and EUR 5 472 million of Forward Rate Agreements (2007: EUR nil), with respective fair values of EUR - 1.3 million (2007: EUR 2.9 million) and EUR 0.7 million (2007: EUR nil) and a maturity less than 1 year are outstanding.

The Bank also entered into one credit default swap contract for a nominal amount of EUR 172 million as at 31 December 2008 (2007: EUR 98 million) with a fair value of EUR 9.8 million (2007: EUR 4.9 million).

The Group does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts encompassing notably interest rate or stock exchange index options. Such borrowings are associated entirely with swap contracts with opposite market risk.

The 'fair value' of 'plain vanilla' swap transactions is their market value. For structured deals, the 'fair value' is computed using the income approach, using valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

Generally, there is a reduced credit risk on these swaps, because security exists in the form of regularly monitored collateral.

T.2.5.3. Collateral received for derivative transactions

As part of the ISDA agreements, the Group has received securities and cash that it is allowed to sell or repledge. The fair value of the securities accepted under theses terms as at 31 December 2008 amounts to EUR 9 071 million (2007: EUR 1 550 million) of which none has been sold or re-pledged to third parties.

During the 2007 and 2008 years, the Group did not take possession of any of these collaterals.

The collateral received for derivatives business amounts to EUR 9 071 million (2007: EUR 1 550 million), with the following composition:

Swap Collateral (in EUR million)						
Moody's or equivalent rating	Bonds				Cash	Total 2008
	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe)		
Aaa	2 160	0	0	0	0	**2 160**
Aa1 to Aa3	1 148	0	0	0	0	**1 148**
A1	0	0	0	0	0	**0**
Below A1	116	0	0	0	0	**116**
Non-Rated	0	0	0	0	5 647	**5 647**
Total 2008	**3 424**	**0**	**0**	**0**	**5 647**	**9 071**

Swap Collateral (in EUR million)						
Moody's or equivalent rating	Bonds				Cash	Total 2007
	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe)		
Aaa	865	0	0	0	0	**865**
Aa1 to Aa3	4	0	0	0	0	**4**
A1	224	0	0	0	0	**224**
Below A1	124	0	0	0	0	**124**
Non-Rated	0	0	0	0	333	**333**
Total 2007	**1 217**	**0**	**0**	**0**	**333**	**1 550**

T.3. Liquidity risk

Funding liquidity risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to inability to meet payment obligations out of readily available liquid resources. Such an inability may force the Group to borrow at unattractive conditions. As such, the funding liquidity risk for the Group is related to the cost of borrowing and to capital market conditions.

T.3.1. Liquidity risk management

Liquidity risk management of the Bank

The main objective of liquidity policy is to assure that the Bank can always meet its payment obligations punctually and in full. The Bank manages the calendar of its new issues so as to maintain the global level of liquidity within the chosen range. Liquidity planning takes into account the Bank needs to service its debt, disbursements on loans and cash flows from the loan portfolio. It also takes into account the sizeable amount of signed but undisbursed loans, whose disbursement takes place at the borrower's request.

Liquidity risk is managed prudently as, in contrast to commercial banks, the Bank does not have the natural sources of liquidity from the deposits of clients, nor recourse to central banks. The Bank pre-finances its commitments to avoid being forced to borrow, or to sell assets, when it does not have access to resources at a desirable cost level. Furthermore, adequate levels of liquidity contribute to the Bank's financial stability and investors and rating agencies pay special attention to it.

The Bank further assures sound management of liquidity risk by maintaining a sufficient level of liquid assets, and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank 's year-end total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the average forecast net annual cash flows for the following year.

Liquidity risk management of the Fund

The liquidity risk is managed in such a way as to protect the value of the paid–in capital, ensure an adequate level of liquidity to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk.

T.3.2. Liquidity risk measurement

The table hereafter analyses the assets and liabilities of the Group by maturity on the basis of the period remaining between the consolidated balance sheet date and the contractual maturity date (based on contractual undiscounted cash flows).

Assets and liabilities for which there is no contractual maturity date are classified under "Maturity undefined".

Maturity (at 31.12.2008)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	Fair value adjustment	Total 2008
ASSETS							
Cash in hand, central banks and post office banks	0	0	0	0	0	0	0
Treasury bills eligible for refinancing with central banks	63	193	1 082	679	0	0	2 017
Other loans and advances:							
- Current accounts	276	0	0	0	0	0	276
- Others	21 745	0	0	0	0	0	21 745
	22 021	0	0	0	0	0	22 021
Loans:							
- Credit institutions	2 429	7 840	40 812	60 910	0	4 225	116 216
- Customers	1 962	7 767	46 375	117 536	0	2 011	175 651
	4 391	15 607	87 187	178 446	0	6 236	291 867
Debt securities including fixed-income securities	2 967	789	3 201	4 273	0	0	11 230
Positive replacement value	0	0	0	0	0	21 862	21 862
Other assets	0	0	0	0	2 964	0	2 964
Total assets	**29 442**	**16 589**	**91 470**	**183 398**	**2 964**	**28 098**	**351 961**

Maturity (at 31.12.2008)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	Fair value adjustment	Total 2008
LIABILITIES							
Amounts owed to credit institutions	5 958	1	0	0	0	0	5 959
Debts evidenced by certificates	18 090	23 409	113 219	112 271	0	17 512	284 501
Negative replacement value	0	0	0	0	0	17 474	17 474
Capital, reserves and profit	0	0	0	0	40 788	0	40 788
Other liabilities	0	0	0	0	3 239	0	3 239
Total liabilities	**24 048**	**23 410**	**113 219**	**112 271**	**44 027**	**34 986**	**351 961**
OFF BALANCE SHEET							
Contingent liabilities	0	0	0	0	4 083	0	4 083
Commitments	0	0	0	0	60 874	0	60 874
Total Off Balance Sheet	**0**	**0**	**0**	**0**	**64 957**	**0**	**64 957**

Maturity (at 31.12.2007)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	Fair value adjustment	Total 2007
ASSETS							
Cash in hand, central banks and post office banks	27	0	0	0	0	0	27
Treasury bills eligible for refinancing with central banks	65	180	1 060	968	0	0	2 273
Other loans and advances:							
- Current accounts	286	0	0	0	0	0	286
- Others	15 793	24	0	0	0	0	15 817
	16 079	24	0	0	0	0	16 103
Loans:							
- Credit institutions	1 686	6 246	41 948	61 335	0	1 109	112 324
- Customers	1 949	7 358	43 376	102 498	0	1 217	156 398
	3 635	13 604	85 324	163 833	0	2 326	268 722
Debt securities including fixed-income securities	2 400	1 160	3 733	3 723	0	0	11 016
Positive replacement value	0	0	0	0	0	9 061	9 061
Other assets	0	0	0	0	3 606	0	3 606
Total assets	**22 206**	**14 968**	**90 117**	**168 524**	**3 606**	**11 387**	**310 808**
LIABILITIES							
Amounts owed to credit institutions	339	2	1	0	0	0	342
Debts evidenced by certificates	13 796	30 034	87 234	123 157	0	5 951	260 172
Negative replacement values	0	0	0	0	0	12 946	12 946
Capital, reserves and profit	0	0	0	0	34 572	0	34 572
Other liabilities	0	0	0	0	2 776	0	2 776
Total liabilities	**14 135**	**30 036**	**87 235**	**123 157**	**37 348**	**18 897**	**310 808**
OFF BALANCE SHEET							
Contingent liabilities	0	0	0	0	3 773	0	3 773
Commitments	0	0	0	0	55 799	0	55 799
Total Off Balance Sheet	**0**	**0**	**0**	**0**	**59 572**	**0**	**59 572**

The "investment portfolio" [Note B] consists mainly of fixed-income securities issued by first-class counterparties, largely bonds issued by Member States, acquired with the intention of holding them until final maturity. See also Note A.4.7. Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties. Certain liabilities could therefore be redeemed at an earlier stage than their maturity date. T.4. Market risk Market risk is the risk that the net present value of future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices. T.4.1. Market risk management Market risk for the Bank: As is the case with the "four-eyes principle" applied in lending activities via the Bank's credit policies, so the market risk policy of the Bank establishes that the Risk management Directorate shall provide an opinion with respect to all financial activities of the Group that introduce material market risks, and with respect to financial transactions that may create credit risk, such as treasury hedging or derivatives operations. Market risks are identified, measured, managed and reported according to a set of policies and procedures updated on a regular basis called the "Financial Risk and ALM Policy Guidelines" (FRPG). The general principles underpinning these policies are described below. Stress testing is a widely used method to analyse the impact of possible scenarios on the Bank's earnings and economic value of own funds, especially when analysis of historical market movements are viewed to be insufficient to assess future risks. Scenarios applied may relate to changes in market rates (interest rates, FX rates, spreads, equity prices etc.), liquidity conditions, or to worst-case events that may impact the former, such as sudden and adverse macroeconomic changes, simultaneous default of sizeable obligors, widespread system failures and the like. Stress testing is performed on a regular basis and the results of the change in the economic value of the Bank and of the change of the earnings profile is reported within the Bank's market risk measurement process. Market risk for the Fund: The Fund's market risk exposure arises mainly in the form of interest rate risk attached to cash and cash equivalent positions as well as investments in debt securities. Approximately 50% of these assets held have an average duration of up to 5 years, thereby safeguarding the Fund against the substantial fluctuations in its long term revenues. T.4.2. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments. Interest rate risk management for the Bank: In measuring and managing interest rate risk, the Bank refers to the relevant key principles of the Basel Committee for Banking Supervision (BCBS). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Bank is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Bank's positions due to movements in the funding or lending spread of the Bank. The Bank manages its global structural interest rate position via a dedicated portfolio. The majority of the financial risk indicators and controls in use at the Bank apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system, and which therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in those treasury portfolios predominantly managed for yield-enhancement purposes. T.4.2.1. Value-at-Risk for the Own funds of the Group (Economic perspective) EIB's ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Bank. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Bank's growth, and given the existing accounting principles. This overall objective is achieved by investing EIB's own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 - 5.5 years. Apart from the duration target for own funds, the Bank's balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels. The Risk Management department quantifies the VaR of own funds for both interest rates and foreign exchange risk factors. It is measured on the Group's positions using a 99% confidence level and a one-day time horizon. As at 31 December 2008, the VaR of the Group amounted to EUR 363 million (2007: EUR 124 million).

The computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held by the Group, the Bank deems this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data. In the current context of financial crisis and highly volatile markets, the evolution of the VaR of own funds reflects the effective increase of the volatility of interest rate and FX risk factors and not a change in the risk profile of the EIB positions.

More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. As of 31 December 2008, the impact of a 2% upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 4 billion (2007: EUR 3.2 billion).

Among the financial instruments in the Bank's portfolio, some deals (borrowings and associated swaps) may be redeemed before they get to maturity.

At cashflows level all such borrowings are fully hedged by swaps so that they can be considered being synthetic floating rate notes. Uncertainty arises from the maturity of such positions indexed to Libor/Euribor as they might be called before their final maturity.

Below is a summary of the features of the Bank's callable portfolio as of 31 December 2007 and 31 December 2008, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swap):

31/12/2008	Pay Currency						
	CZK	EUR	GBP	PLN	SKK	USD	Total
EUR Pay Notional (EUR million)	- 236	- 7 788	- 25	- 20	- 46	- 6 531	- 14 646
Average maturity date	16/09/2016	10/12/2018	24/09/2035	05/05/2026	25/08/2023	07/06/2029	21/08/2023
Average expected maturity	13/05/2010	08/11/2016	10/02/2010	24/05/2014	31/12/2015	23/05/2018	02/06/2017

31/12/2007	Pay Currency							
	CZK	EUR	GBP	PLN	SKK	TWD	USD	Total
EUR Pay Notional (EUR million)	- 295	- 7 191	- 148	- 57	- 69	- 40	- 14 033	- 21 833
Average maturity date	14/01/2016	24/07/2018	23/09/2035	05/05/2026	14/08/2023	27/12/2010	14/01/2030	15/01/2026
Average expected maturity	06/02/2013	13/12/2016	17/05/2012	20/04/2020	24/05/2018	26/07/2010	21/04/2017	04/02/2017

By risk factor involved:

31/12/2008	Risk factor			Total
	FX level	IR curve level	IR curve shape	
EUR Pay Notional (EUR million)	- 4 090	- 7 735	- 2 821	- 14 646
Average maturity date	07/09/2032	09/06/2019	13/01/2022	21/08/2023
Average expected maturity	10/04/2023	19/02/2013	01/09/2020	02/06/2017

31/12/2007	Risk factor			Total
	FX level	IR curve level	IR curve shape	
EUR Pay Notional (EUR million)	- 3 582	- 15 418	- 2 833	- 21 833
Average maturity date	20/12/2031	11/06/2025	19/10/2021	15/01/2026
Average expected maturity	20/09/2025	28/06/2014	15/05/2020	04/02/2017

T.4.2.2. Interest rate risk management for the Group (Earnings perspective)

The sensitivity of the Earnings quantifies the amount of net interest income that would change during the next 12 months if all interest rate curves rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that EIB accepts within the approved limits.

With the positions in place as of 31 December 2008, the Earnings would increase by EUR 12.6 million (2007: EUR 11.2 million) if interest rate increase by 100 basis points and decrease by EUR 12.9 million (2007: EUR 11.6 million) if interest rates decrease by 100 basis points.

The EIB computes the sensitivity measure with a dedicated software that simulates earnings on a deal by deal basis. The sensitivity of the Earnings is measured on an accrual basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Bank realizes the new loan business forecasted in the Corporate Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Accounting earnings are simulated on monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricings according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Bank, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Bank's business. The administrative costs are projected according to the forecasts of the Corporate Operational Plan.

The sensitivity of the EIF is computed by taking into consideration the coupon repricings of all the positions present in the EIF treasury portfolio managed by the EIB on a deal by deal basis. Each fixed rate asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year's date. Positions in floating rate assets are assumed to have quarterly repricings.

T.4.3. Foreign exchange risk (in EUR million)

The FX risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements of FX rates.

The Group's is exposed to FX risk whenever there is a currency mismatch between its assets and liabilities. FX risk also comprises the effect of unexpected and unfavourable changes in the value of future cash flows caused by currency movements, such as the impact of FX rate changes on the Group's future lending intermediation revenue.

The Group's objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets. A FX hedging program was set up in 2004 in order to protect the known loan margins in USD and in GBP for the next 3 years.

T.4.3.1. Exchange position

Currency (at 31 December 2008)	EURO	Pounds Sterling	US Dollars	Other currencies	Sub-Total except Euros	Total 2008
ASSETS						
Cash in hand, balances with central banks and post office banks	0	0	0	0	0	0
Treasury bills eligible for refinancing with central banks	2 017	0	0	0	0	2 017
Other loans and advances:						
- Current accounts	220	19	13	24	56	276
- Others	14 880	2 374	2 071	2 420	6 865	21 745
	15 100	2 393	2 084	2 444	6 921	22 021
Loans and advances to:						
- Credit institutions	70 993	15 029	26 438	3 756	45 223	116 216
- Customers	142 503	14 426	9 358	9 364	33 148	175 651
	213 496	29 455	35 796	13 120	78 371	291 867
Debt securities including fixed-income securities	8 182	1 543	1 202	303	3 048	11 230
Positive replacement values	21 862	0	0	0	0	21 862
Other assets	2 352	240	209	163	612	2 964
Total assets	**263 009**	**33 631**	**39 291**	**16 030**	**88 952**	**351 961**

Currency (at 31 December 2008)	EURO	Pounds Sterling	US Dollars	Other currencies	Sub-Total except Euros	Total 2008
LIABILITIES						
Amounts owed to credit institutions	5 624	0	316	19	335	5 959
Debts evidenced by certificates:						
- Debt securities in issue	121 862	48 585	78 449	34 936	161 970	283 832
- Others	207	367	0	95	462	669
	122 069	48 952	78 449	35 031	162 432	284 501
Negative replacement values	92 137	- 15 366	- 40 046	- 19 251	- 74 663	17 474
Capital, reserves and profit	40 788	0	0	0	0	40 788
Other liabilities	2 402	42	577	218	837	3 239
Total liabilities	**263 020**	**33 628**	**39 296**	**16 017**	**88 941**	**351 961**
Net position as at 31.12.2008	**- 11**	**3**	**- 5**	**13**	**11**	

Currency (at 31 December 2007)	EURO	Pounds Sterling	US Dollars	Other currencies	Sub-Total except Euros	Total 2007
ASSETS						
Cash in hand, balances with central banks and post office banks	1	26	0	0	26	27
Treasury bills eligible for refinancing with central banks	2 273	0	0	0	0	2 273
Other loans and advances:						
- Current accounts	233	11	23	19	53	286
- Others	9 418	1 649	4 008	742	6 399	15 817
	9 651	1 660	4 031	761	6 452	16 103
Loans and advances to:						
- Credit institutions	63 423	20 280	25 703	2 918	48 901	112 324
- Customers	120 875	17 678	9 761	8 084	35 523	156 398
	184 298	37 958	35 464	11 002	84 424	268 722
Debt securities including fixed-income securities	7 783	1 861	1 146	226	3 233	11 016
Positive replacement values	9 061	0	0	0	0	9 061
Other assets	2 960	289	191	166	646	3 606
Total assets	**216 027**	**41 794**	**40 832**	**12 155**	**94 781**	**310 808**
LIABILITIES						
Amounts owed to credit institutions	291	0	51	0	51	342
Debts evidenced by certificates:						
- Debt securities in issue	111 133	59 473	58 752	29 921	148 146	259 279
- Others	207	613	0	73	686	893
Negative replacement values	111 340	60 086	58 752	29 994	148 832	260 172
Capital, reserves and profit	67 516	-18 353	-18 069	-18 148	-54 570	12 946
Other liabilities	34 572	0	0	0	0	34 572
	2 319	63	94	300	457	2 776
Total liabilities	**216 038**	**41 796**	**40 828**	**12 146**	**94 770**	**310 808**
Net position as at 31.12.2007	**-11**	**-2**	**4**	**9**	**11**

T.4.3.2. Foreign exchange risk management

In compliance with its statutes, the Bank actively hedges its FX risk exposures.

The main objective of the Bank's FX risk management policy is to minimise the impact of a variation of FX rates on the P&L account by keeping FX positions within the limits approved by the Management Committee.

Related to the quantification of the VaR of own funds for both interest rates and foreign exchange risk factors, refer to section T.4.2.1.

T.4.4. Equity price risk

Equity price risk is the risk that the fair values of equities decrease as the result of changes in the levels of equity indices and the value of individual equity investments.

Equity price risk is not a risk that the Group actively takes as a part of its mission. Equity price risk is limited to those strategic activities approved by the Board of Directors (venture capital investments made by the Fund on behalf of the Bank and on its own resources; equity-like investments in the Structured Finance Facility; participation in the EBRD) and shares that have been received in the context of a financial restructuring of a publicly-quoted or privately held company the Group has lent to. In consideration of the exceptionality of said investments, the Group generally segregates these exposures from the rest of the balance sheet by using of specific provisions such as capital reserves. These activities are subject to special forms of monitoring and the resulting exposures are supported by sound capitalisation.

The value of privately held equity positions is not readily available for the purposes of monitoring and control on a continuous basis. For such positions, the best indications available include prices for similar assets and the results of any relevant valuation techniques. These value indications must be used in compliance with recommended best practices.

The effect on Own Funds for the Group (as a result of a change in the fair value of equity investments at 31 December 2007 and 31 December 2008) due to a reasonable possible change in equity indices, with all other variables held constant is as follows:

	Change in equity price 2008 %	Effect on Own Funds 2008 in EUR '000	Change in equity price 2007 %	Effect on Own Funds 2007 in EUR '000
Venture Capital Operations	- 10	- 196 775 [2]	+ 10	126 310 [2]
EBRD shares	- 10	- 41 735	+ 10	37 205
Eurotunnel	- 55 [1]	- 4 427	+ 65 [1]	31 819
Infrastructure funds	- 10	- 11 097	+ 10	5 617
Investment funds	- 10	- 2 676	n/a [3]	n/a [3]

[1] The percentages correspond to one annualised standard deviation of the daily returns of the Eurotunnel shares on the quoted market. One annualised standard deviation has been applied to calculate the sensitivity of all the Eurotunnel positions (shares, Warrants and ORAs) held buy the Bank.

[2] The sensitivity of Venture Capital operations is calculated by the EIF based on the market risk of the positions on the public market.

[3] Not present as of 31 December 2007.

T.5. Operational risk

The management of operational risk is performed at all levels within the organisation and is a responsibility of all the various departments of the Group. The Risk Management Directorate is responsible for defining the operational risk framework and related policies while the responsibility for implementing the framework as well as day-to-day operational risk management lies with the Group's operational departments.

The Bank employs an assessment methodology that takes into account all available information including loss history, results of risk self-assessment and the business and control environment through a set of Key Risk Indicators (KRIs) organised in an Operational Risk Scorecard. A statistical model and a Value at Risk calculation engine complete the operational risk environment. The EIF is currently in the process of rolling out its own operational risk methodology which will be consistent with that of the Bank.

Information concerning operational risk events, losses and KRIs, and updates on the activities of the New Products Committee, are regularly forwarded to the Bank's senior management and to the Management Committee.

Note U – Accounting classifications and fair values of financial assets and liabilities

(in EUR million)

The table below sets out the Group's classification of each class and category of assets and liabilities.

31 December 2008	Note	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Financial liabilities measured at amortised cost	Non financial assets/ liabilities	Total carrying amount
Cash in hand, balances with central banks and post office banks		0	0	0	0	0	0	0	0
Debt securities portfolios	B	526	0	10 171	0	2 550	0	0	13 247
Loans and advances to credit institutions and to customers	C/D	0	59 257	0	254 633	0	0	0	313 890
Shares and other variable-yield securities	E	0	0	0	0	1 983	0	0	1 983
Intangible assets	F	0	0	0	0	0	0	4	4
Property, furniture and equipment	F	0	0	0	0	0	0	316	316
Other assets	H/S	21 862	0	0	0	0	0	160	22 022
Assets held for sale	F	0	0	0	0	0	0	3	3
Prepayments and accrued income		0	0	0	0	0	0	37	37
		22 388	**59 257**	**10 171**	**254 633**	**4 533**	**0**	**520**	**351 502**
Amounts owed to credit institutions	I	0	0	0	0	0	5 959	0	5 959
Debts evidenced by certificates	J	0	254 526	0	0	0	29 975	0	284 501
Other liabilities	H/S	17 474	0	0	0	0	0	1 849	19 323
Accruals and deferred income	G	0	0	0	0	0	0	267	267
Provisions	K	0	0	0	0	0	0	1 123	1 123
		17 474	**254 526**	**0**	**0**	**0**	**35 934**	**3 239**	**311 173**

31 December 2007	Note	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Financial liabilities measured at amortised cost	Non financial assets/ liabilities	Total carrying amount
Cash in hand, balances with central banks and post office banks		0	0	0	27	0	0	0	27
Debt securities portfolios	B	505	0	9 499	0	3 285	0	0	13 289
Loans and advances to credit institutions and to customers	C/D	0	43 523	0	241 302	0	0	0	284 825
Shares and other variable-yield securities	E	0	0	0	0	2 079	0	0	2 079
Intangible assets	F	0	0	0	0	0	0	4	4
Property, furniture and equipment	F	0	0	0	0	0	0	286	286
Other assets	H/S	9 061	0	0	0	0	0	145	9 206
Prepayments and accrued income		0	0	0	0	0	0	31	31
		9 566	**43 523**	**9 499**	**241 329**	**5 364**	**0**	**466**	**309 747**
Amounts owed to credit institutions	I	0	0	0	0	0	342	0	342
Debts evidenced by certificates	J	0	231 449	0	0	0	28 723	0	260 172
Other liabilities	H/S	12 946	0	0	0	0	0	1 466	14 412
Accruals and deferred income	G	0	0	0	0	0	0	271	271
Provisions	K	0	0	0	0	0	0	1 039	1 039
		12 946	**231 449**	**0**	**0**	**0**	**29 065**	**2 776**	**276 236**

The table below sets out the fair value of each of the Group's classes and categories of assets and liabilities.

Fair value is set to book value, for non financial assets and non financial liabilities.

31 December 2008	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Financial liabilities measured at amortised cost	Non financial assets/ liabilities	Total Fair value
Cash in hand, balances with central banks and post office banks	0	0	0	0	0	0	0	0
Debt securities portfolios	526	0	9 736	0	2 550	0	0	12 812
Loans and advances to credit institutions and to customers	0	59 257	0	255 748	0	0	0	315 005
Shares and other variable-yield securities	0	0	0	0	1 983	0	0	1 983
Intangible assets	0	0	0	0	0	0	4	4
Property, furniture and equipment	0	0	0	0	0	0	316	316
Other assets	21 862	0	0	0	0	0	160	22 022
Assets held for sale	0	0	0	0	0	0	3	3
Prepayments and accrued income	0	0	0	0	0	0	37	37
	22 388	**59 257**	**9 736**	**255 748**	**4 533**	**0**	**520**	**352 182**
Amounts owed to credit institutions	0	0	0	0	0	5 959	0	5 959
Debts evidenced by certificates	0	254 526	0	0	0	31 412	0	285 938
Other liabilities	17 474	0	0	0	0	0	1 849	19 323
Accruals and deferred income	0	0	0	0	0	0	267	267
Provisions	0	0	0	0	0	0	1 123	1 123
	17 474	**254 526**	**0**	**0**	**0**	**37 371**	**3 239**	**312 610**

31 December 2007	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Financial liabilities measured at amortised cost	Non financial assets/ liabilities	Total Fair value
Cash in hand, balances with central banks and post office banks	0	0	0	27	0	0	0	27
Debt securities portfolios	505	0	9 486	0	3 285	0	0	13 276
Loans and advances to credit institutions and to customers	0	43 523	0	224 354	0	0	0	267 877
Shares and other variable-yield securities	0	0	0	0	2 079	0	0	2 079
Intangible assets	0	0	0	0	0	0	4	4
Property, furniture and equipment	0	0	0	0	0	0	286	286
Other assets	9 061	0	0	0	0	0	145	9 206
Prepayments and accrued income	0	0	0	0	0	0	31	31
	9 566	**43 523**	**9 486**	**224 381**	**5 364**	**0**	**466**	**292 786**
Amounts owed to credit institutions	0	0	0	0	0	342	0	342
Debts evidenced by certificates	0	231 449	0	0	0	29 494	0	260 943
Other liabilities	12 946	0	0	0	0	0	1 466	14 412
Accruals and deferred income	0	0	0	0	0	0	271	271
Provisions	0	0	0	0	0	0	1 039	1 039
	12 946	**231 449**	**0**	**0**	**0**	**29 836**	**2 776**	**277 007**

The table below sets out the maximum exposure to credit risks of each of the Group's classes and categories of assets and liabilities.

31 December 2008	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Non financial assets/ liabilities	Total maximum Exposure
Cash in hand, balances with central banks and post office banks	0	0	0	0	0	0	0
Debt securities portfolios	526	0	10 171	0	2 550	0	13 247
Loans and advances to credit institutions and to customers (including undisbursed amounts)	0	61 695	0	311 065	0	0	372 760
Shares and other variable-yield securities	0	0	0	0	1 983	0	1 983
Intangible assets	0	0	0	0	0	4	4
Property, furniture and equipment	0	0	0	0	0	316	316
Other assets	21 862	0	0	0	0	160	22 022
Assets held for sale	0	0	0	0	0	3	3
Prepayments and accrued income	0	0	0	0	0	37	37
	22 388	**61 695**	**10 171**	**311 065**	**4 533**	**520**	**410 372**

31 December 2007	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Non financial assets/ liabilities	Total maximum Exposure
Cash in hand, balances with central banks and post office banks	0	0	0	27	0	0	27
Debt securities portfolios	505	0	9 499	0	3 285	0	13 289
Loans and advances to credit institutions and to customers (including undisbursed amounts)	0	46 200	0	292 232	0	0	338 432
Shares and other variable-yield securities	0	0	0	0	2 079	0	2 079
Intangible assets	0	0	0	0	0	4	4
Property, furniture and equipment	0	0	0	0	0	286	286
Other assets	9 061	0	0	0	0	145	9 206
Prepayments and accrued income	0	0	0	0	0	31	31
	9 566	**46 200**	**9 499**	**292 259**	**5 364**	**466**	**363 354**

Note V - Segment reporting The Group considers that lending constitutes its prime main business segment and venture capital operations to be its secondary main business segment: its organisation and entire management systems are mainly designed to support the lending and venture Capital business. Consequently, the determining factors for segment reporting are: o primary determining factor: lending and venture capital as the main business segments; o secondary determining factor: lending in terms of geographical spread. Information to be disclosed under the heading of geographical segment reporting is given in the following notes: o interest and similar income by geographical area (Note M.2); o lending by country in which projects are located (Note D.3); o tangible and intangible assets by country of location (Note F). Note W - Commitments, Contingent Liabilities, pledged assets and other memorandum items (in EUR '000) The Group utilizes various lending-related financial instruments in order to meet the financial needs of its customers. The Group issues commitments to extend credit, standby and other letters of credit, guarantees, commitments to enter into repurchase agreements, note issuance facilities and revolving underwriting facilities. Guarantees represent irrevocable assurances, subject to the satisfaction of certain conditions, that the Group will make payment in the event that the customer fails to fulfill its obligation to third parties. The contractual amount of these instruments is the maximum amount at risk for the Group if the customer fails to meet its obligations. The risk is similar to the risk involved in extending loan facilities and is monitored with the same risk control processes and specific credit risk policies. The assets pledged by the Group are strictly for the purpose of providing collateral for the counterparty and amount as at December 31, 2008 to EUR 2.23 million (2007: EUR 1.61 million) in relation to its activities on Futures (classified as Held-to-Maturity) and to EUR 384 million (2007: EUR 992 million) in relation to its Securities Lending activities (classified as Held-to-maturity, AFS, and trading). The pledged assets will be returned to the Group when the underlying transaction is terminated but, in the event of the Group's default, the counterparty is entitled to apply the collateral in order to settle the liability.

As at 31 December 2008 and 2007, commitments, contingent liabilities and other memorandum items were as follows (in nominal amounts and in EUR'000):

		31.12.2008		31.12.2007
Commitments				
- **EBRD capital** (Note E)				
• uncalled		442 500		442 500
- **Undisbursed loans** (Note D.1)				
• credit institutions	12 457 853		12 341 869	
• customers	46 411 674		41 264 752	
		58 869 527		53 606 621
- Undisbursed venture capital operations (Note E)		1 227 139		1 420 516
- Undisbursed infrastructure funds (Note E)		241 627		233 620
- Undisbursed investment funds (Note E)		93 094		95 000
Guarantees:				
- In respect of loans granted by third parties		4 067 932		3 757 557
- In respect of venture capital operations		15 171		15 463
Fiduciary operations (Note A.4.19)		9 033 466		7 700 241
Assets held on behalf of third parties (Note A.4.20)				
- CIP/SMEG 2007	95 483		35 255	
- CIP/GIF 2007	69 342		36 448	
- SME Guarantee Facility	69 877		71 886	
- European Technology Facility	13 585		28 510	
- Map Equity	77 816		91 773	
- Guarantee Fund treasury management	1 091 447		1 152 974	
- Investment Facility – Cotonou	1 144 922		1 077 418	
- Map guarantee	73 580		118 671	
- Seed Capital Action	131		185	
- Preparatory Action	0		17	
- Special Section	1 593 398		1 785 151	
- RSFF	205 760		132 154	
- EU-Africa	91 881		41 549	
- HIPC	90 569		43 221	
- FEMIP	33 159		32 911	
- LGTT	43 760		0	
- FP7 Guarantee Fund	283 132		0	
- JASPER	1 114		10 324	
- JESSICA	0		- 363	
- JEREMIE	283 101		0	
- GEEREF	45 929		0	
- Bundesministerium für Wirtschaft und Technologie	130		19	
		5 308 116		4 658 466

	31.12.2008	31.12.2007
Special deposits for service of borrowings(*)	134 772	129 428
Securities portfolio		
- Securities receivable	157 480	0
Interest-rate swap and deferred rate-setting contracts (Notes R & T)	276 181 870	249 510 574
Currency swap contracts payable (Notes R & T)	115 600 764	80 992 893
Currency swap contracts receivable (Notes R & T)	106 514 766	75 549 044
Put option granted to EIF minority shareholders (Note A.4.21)	363 433	319 045
Borrowings arranged but not yet signed	0	401 574
Swaps arranged but not yet signed	0	94
Securities lent (Note B)	367 704	936 629
Future contracts (Notes R & T)	393 663	419 307
Forward rate agreements (Notes R & T)	5 472 000	0
FX Forwards (Notes R & T)	234 469	245 330
Overnight indexed swaps (Notes R & T)	0	6 000 000
Credit default swap	172 383	97 843

(*) This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

Note X – Capital and Reserves

X.1. Share capital and share premium

The European Investment Bank (EIB), the financing institution of the European Union, was created by the Treaty of Rome of 25 March 1957. The members of the EIB are the Member States of the European Union, who have all subscribed to the Bank's capital.

New Member States or Member States that increase their share in the Bank's subscribed capital pay their part of the called capital plus their part of the reserves, provisions equivalent to reserves and connexed amounts, normally in several equal instalments in the course of a pluriannual period. The Accession Treaties and/or the Board of Governors decisions to increase the Bank's capital establish the specific modalities of such payments, including the calculation of the share of the new Member States in the Bank's capital, which is normally based on the national GDP figures officially published by Eurostat.

Voting powers in the Bank's Board of Governors and Board of Directors are established partly on the share of capital subscribed by each Member State, partly on different criteria, set forth in Articles 10 and 12 of the Bank's statute, applied jointly or exclusively depending on the specific voting procedure. Voting powers in the Bank's Management Committee are not based on the Bank's capital criterion.

Withdrawal from the status of EU Member State or decrease of the subscribed capital amount for a Member State are not foreseen by the legal provisions currently in force.

X.2. Subscribed capital and receivable reserves, called but not paid

As a consequence of the increase in subscribed capital from EUR 150 000 000 000 to EUR 163 653 737 000 as at 1 May, 2004, the total amount to be paid to capital and reserves by the ten new member States that joined on 1 May 2004 and Spain of EUR 2 408 million (composed of an amount of EUR 683 million for the capital and an amount of EUR 1 725 million for the reserves) is equally spread over 8 instalments: 30 September 2004, 30 September 2005, 30 September 2006, 31 March 2007, 30 September 2007, 31 March 2008, 30 September 2008 and 31 March 2009. The instalments up to and including 30 September 2008 have been entirely settled.

As at 1 January 2007, the subscribed capital has increased from EUR 163 653 737 000 to EUR 164 808 169 000, by virtue of the contributions of two new Member States that joined on 1 January 2007: Bulgaria and Romania. As a consequence of this capital increase, the two new Member States had to contribute to their share of Paid-in capital (EUR 57,7 million), and also their share of the Reserves and General Provisions (EUR 172,9 million) for the amounts outstanding as of 31 December 2006. The total amount to be paid has been equally spread over 8 instalments: 31 May 2007, 31 May 2008, 31 May 2009, 30 November 2009, 31 May 2010, 30 November 2010, 31 May 2011 and 30 November 2011. The instalments up to and including 31 May 2008 have been entirely settled.

The related net receivable from the Member States is shown in the consolidated balance sheet as follows under the caption Subscribed capital and receivable reserves, called but not paid:

In EUR '000	31.12.2008	31.12.2007
Subscribed capital called but not paid (nominal value)	128 627	306 514
Net present value adjustment	- 3 878	- 11 648
Subscribed capital called but not paid (carrying value)	**124 749**	**294 866**
Receivable reserve called but not paid (nominal value)	345 359	798 295
Net present value adjustment	- 11 183	- 31 658
Receivable reserve called but not paid (carrying value)	**334 176**	**766 637**
	458 925	**1 061 503**

X.3. Capital management

Even though the EIB is not subject to formal supervision, it has generally voluntarily submitted to major EU banking regulations and adopted market "best practice". In particular, this applies to the new banking regulation ("Basel II"), issued in 2004 by the Basel Committee on Banking Supervision, approved by the EU and the Member States in 2006, and applied in Internal Rating Based EU financial institutions since 1 January 2008 (2006/48/EC as of 14 June 2006).

The implementation of the "Advanced Internal Ratings Based Approach (Advanced IRB)" for credit risk and Advanced Measurement Approach (AMA) for operational risk has been done under the technical assistance of the Commission de Surveillance du Secteur Financier (CSSF).

In addition to the monitoring of Basel II minimum capital requirements, stress tests assess the sensitivity of capital requirements to changes in the macroeconomic environment and in the activities of the Group.

As at 31 December 2008, EIB Group's Pillar I tier 1 capital adequacy ratio decreased to 35.3% (from 37.2% at the end of 2007), compared to the Basel II minimum capital adequacy level of 8%.

Note Y - Conversion rates The following conversion rates were used for establishing the balance sheets at 31 December 2008 and 31 December 2007: 31.12.2008 31.12.2007 NON-EURO CURRENCIES OF EU MEMBER STATES Pound sterling 0.952500 0.73335 Swedish kronor 10.8700 9.4415 Czech koruna 26.875 26.628 Polish zloty 4.1535 3.5935 Hungarian forint 266.70 253.73 Slovak koruna 30.126 33.583 Danish kroner 7.4506 7.4583 NON-COMMUNITY CURRENCIES United States dollar 1.3917 1.4721 Japanese yen 126.14 164.93 Swiss franc 1.4850 1.6547 South African rand 13.0667 10.0298 Norvegian krone 9.7500 7.9580 Franc CFA 770.67 655.96 Moroccan dirham 11.2288 11.3203 Mauritania ouguiya 361.02 364.72 Canadian dollar 1.6998 1.4449 Jordanian dinar 0.9894 1.0327 Australian dollar 2.0274 1.6757 Samoan tala 3.9280 3.4613 Swozi lilangeni 13.1758 9.9358 Dominican peso 49.199 48.220 Rwanda franc 780.97 789.32 Note Z - Post-Balance Sheet Events On a proposal from the Management Committee, the Board of Directors reviewed these consolidated Financial Statements on 12 March 2009 and decided to submit them to the Governors for approval at their meeting to be held on 9 June 2009.

STATEMENT OF SPECIAL SECTION [(1)]

as at 31 December 2008 (in EUR '000)

ASSETS	31.12.2008	31.12.2007
Turkey		
From resources of Member States		
Disbursed loans outstanding	10 746	14 631
Total [(2)]	**10 746**	**14 631**
Mediterranean Countries		
From resources of the European Community		
Disbursed loans outstanding	140 039	150 859
Risk capital operations		
- amounts to be disbursed	212 352	170 085
- amounts disbursed	203 739	218 050
	416 091	388 135
Total [(3)]	**556 130**	**538 994**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Community		
• Yaoundé Conventions		
Loans disbursed	16 299	17 626
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total [(4)]	**16 718**	**18 045**
• Lomé Conventions		
Operations from risk capital resources:		
- amounts to be disbursed	75 148	144 405
- amounts disbursed	923 457	1 056 938
	998 605	1 201 343
Operations from other resources		
- amounts to be disbursed	7 274	7 274
- amounts disbursed	3 925	4 864
	11 199	12 138
Total [(5)]	**1 009 804**	**1 213 481**
TOTAL	**1 593 398**	**1 785 151**

LIABILITIES	31.12.2008	31.12.2007
Funds under trust management		
Under mandate from the European Communities		
- Financial Protocols with the Mediterranean Countries	343 778	368 909
- Yaoundé Conventions	16 718	18 045
- Lomé Conventions	923 457	1 056 938
- Other resources under the Lomé Conventions	3 925	4 864
	1 287 878	1 448 756
Under mandate from Member States	10 746	14 631
Total	**1 298 624**	**1 463 387**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	212 352	170 085
On operations from risk capital resources under the Lomé Conventions	75 148	144 405
On operations from other resources under the Lomé Conventions	7 274	7 274
Total	**294 774**	**321 764**
TOTAL	**1 593 398**	**1 785 151**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EC mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions: at 31.12.2008 = 709 988 (at 31.12.2007: 764 994)

b) Under Financial Protocols signed with the Mediterranean Countries: at 31.12.2008 = 109 396 (at 31.12.2007: 115 476)

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963: under a Decision taken on 4 August 1977 its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement and the FEMIP Trust Fund separate Financial Statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Community and the Member States. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405 899
add:	exchange adjustments		19 291
less:	cancellations	215	
	repayments	414 229	
			-414 444
			10 746

Note (3): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Community.

Initial amount:			903 007
less:	exchange adjustments	12 029	
	cancellations	71 530	
	repayments	263 318	
			- 346 877
			556 130

Note (4): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Community:

- loans on special conditions		139 483	
- contributions to the formation of risk capital		2 503	
Initial amount:			141 986
add:	capitalised interest	1 178	
	exchange adjustments	9 839	
			11 017
less:	cancellations	1 758	
	repayments	134 527	
			- 136 285
			16 718

Note (5): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Community:

Loans from risk capital resources:			
- conditional and subordinated loans		3 116 097	
- equity participations		120 984	
Initial amount:			3 237 081
add:	capitalised interest		8 074
less:	cancellations	633 663	
	repayments	1 553 994	
	exchange adjustments	58 893	
			- 2 246 550
			998 605
Loans from other resources:			
Initial amount:			16 500
less:	cancellations	1 321	
	repayments	3 931	
	exchange adjustments	49	
			- 5 301
			11 199
			1 009 804

Independent Auditor's Report To the chairman of the Audit Committee of EUROPEAN INVESTMENT BANK Luxembourg We have audited the accompanying consolidated financial statements of the European Investment Bank, which show a profit of EUR 6,355.715 million and a total balance sheet of EUR 351,960.559 million and which comprise the consolidated balance sheet as at December 31, 2008, the consolidated income statement, the statement of movements in consolidated own funds, the consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory notes to the consolidated financial statements. Management Committee's responsibility for the consolidated financial statements The Management Committee is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards and with the general principles of the Directives of the European Union on the annual accounts and consolidated accounts of certain types of companies, banks and other financial institutions and insurance undertakings. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error, selecting and applying appropriate accounting policies, and making accounting estimates that are reasonable in the circumstances. Responsibility of the "Reviseur d'Entreprises" Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted by the Luxembourg "Institut des Reviseurs d'Entreprises". Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the judgement of the "Reviseur d'Entreprises", including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the "Reviseur d'Entreprises" considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management Committee, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of the European Investment Bank as of December 31, 2008, of its consolidated financial performance, of its movements in consolidated own funds and of its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards and with the general principles of the Directives of the European Union on the annual accounts and consolidated accounts of certain types of companies, banks and other financial institutions and insurance undertakings. Alain KINSCH March 12, 2009 ERNST & YOUNG Societe Anonyme Reviseurs d'Entreprises Bernard LHOEST

Statement by the Audit Committee The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the EIB consolidated financial statements The Committee, instituted in pursuance of Article 14 of the Statute and Article 25 of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having o designated Ernst & Young as external auditors, reviewed their audit planning process, examined and discussed their reports, o noted that the opinion of Ernst & Young on the consolidated financial statements of the European Investment Bank for the year ended 31 December 2008 is unqualified, o convened on a regular basis with the Heads of Directorates and relevant services, met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, o received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering o the consolidated financial statements for the financial year ending on 31 December 2008 as drawn up by the Board of Directors at its meeting on 12 March 2009, o that the foregoing provides a reasonable basis for its statement and, o Articles 22, 23 & 24 of the Rules of Procedure, to the best of its knowledge and judgement: confirms that the consolidated financial statements, comprising the consolidated balance sheet, the consolidated income statement, the statement of movements in consolidated own funds, the consolidated cash flow statement and the notes to the consolidated financial statements give a true and fair view of the financial position of the Bank as at 31 December 2008 in respect of its assets and liabilities, and of the results of its operations and cash flows for the year then ended. Luxembourg, 12 March 2009 The Audit Committee C. KARMIOS O. KLAPPER G. SMYTH

EIB Financial Statements

Results for the Year The net profit of the Bank for the financial year 2008 stands at EUR 1 651 million as compared to a net profit of EUR 1 633 million for 2007. The net profit for the financial year increased by EUR 17 million (+1.1%) despite important additional write downs on venture capital operations of EUR 171.6 million, whereas in 2007 a net reversal of write-downs was noted. Please note in this respect that the Bank follows prudent accounting principles in its individual statutory accounts that do not allow it to book unrealised gains, which amounted to EUR 216 million at the end of 2008. There was a EUR 207 million increase in the income from financial operations. The other main factors influencing the financial results either positively or negatively, are the following: Positive impacts: o The net balance between interest income and charges rose by EUR 216 million and stands at EUR 2 087 million (items 1 and 2 of the profit and loss account). o The average interest rate on outstanding loans decreased by 0.02% to 4.77%, and on outstanding debt by 0.06% to 4.57%, resulting in a realised margin of 0.20% versus 0.16 % previously. o The average interest rate on the net balance between treasury outstanding assets and liabilities increased by 0.13% to 4.58%. Negative impacts: o The value adjustment on shares and other variable-yield securities (including the venture capital operations) resulted in an unrealised loss of EUR 165.3 million, against a profit of EUR 11.5 million in 2007. o The general administrative expenses and depreciation increased by EUR 11.6 million or 3% to EUR 391 million. Staff costs decreased by some 6% or EUR 18.1 million. The breakdown of staff costs is detailed in note R which explains that salaries and allowances increased by EUR 13.7 million (+8.9%) while welfare contributions and other social costs decreased by EUR 31.8 million (-25.5%), mainly due to a valuation update of the Bank's social obligations notably pensions. Depreciation increased by EUR 8.6 million; this is principally the result of the first year amortisation of the new building, and other administrative expenses increased by EUR 21.1million. Main evolution of loans and borrowing activity: o The volume of loans disbursed in 2008 increased by 12% to EUR 48.6 billion from EUR 43.4 billion in 2007. o The volume of loan signatures for 2008 increased by 21% to EUR 57.6 billion from EUR 47.8 billion in 2007. o The volume of borrowing proceeds, before swap operations, received during the financial year 2008 increased by 9% versus 2007 to EUR 59.5 billion from EUR 54.5 billion. o The Bank issued in 2007 a Climate Awareness Bond for EUR 600 million. The proceeds of the bond were earmarked for future projects in the fields of renewable energy and energy efficiency. As at 31 December 2008, the full amount had been committed to such projects and had been disbursed. The own funds of the Bank increased from EUR 33.4 billion at the end of 2007 to EUR 35.7 billion1 at the end of 2008. Expressed as a percentage of outstanding loans, the own funds of the Bank decreased slightly from 12.55% at the end of 2007 to 12.50% at the end of 2008. Appropriation of the EIB result for the year 2008 in 2009 On the basis of the EIB 2008 statutory accounts and acting on a proposal from the Management Committee, the Board of Directors recommends that the Board of Governors appropriate the balance of the profit and loss account for the year ended 31 December 2008, which amounted to EUR 1 650 876 855, to the Reserve Fund. It is also recommended that an amount of EUR 147 177 402 resulting from the value adjustment on venture capital operations be transferred from the Funds allocated to venture capital operations to the Reserve Fund. As a result of both the decision to raise the capital subscribed by the Member States pro rata, from EUR 164 808 169 000 to EUR 232 392 989 000 on 1 April 2009 and the above recommendations the balance of the Funds allocated to venture capital operations will amount to EUR 1 617 127 399, the Reserve Fund to EUR 18 205 506 278 and the Additional Reserves to nil. (1) The total own funds of EUR 35.7bn is the net result between Own funds on the liabilities side for EUR 36.2bn and the subscribed capital and receivable reserves called but not paid on the assets side for EUR 0.5bn.

Balance sheet

as at 31 December 2008 (in EUR '000)

Assets		31.12.2008		31.12.2007
1 Cash in hand, balances with central banks and post office banks		76		27 318
2. Treasury bills eligible for refinancing with central banks (Note B)		1 908 756		2 126 591
3. Loans and advances to credit institutions				
a) repayable on demand	245 372		264 388	
b) other loans and advances (Note C)	21 361 419		15 476 020	
c) loans (Note D.1)	111 990 666		111 215 441	
		133 597 457		126 955 849
4. Loans and advances to customers				
a) loans (Note D.1)	173 662 179		155 222 398	
b) specific provisions (Note D.3)	- 22 000		- 41 550	
		173 640 179		155 180 848
5. Debt securities including fixed-income securities (Note B)				
a) issued by public bodies	454 413		451 974	
b) issued by other borrowers	10 278 428		10 068 851	
		10 732 841		10 520 825
6. Shares and other variable-yield securities (Note E)		1 366 456		1 395 666
7. Participating Interests (Note E.2)		479 272		479 272
8. Intangible assets (Note F)		4 316		3 972
9. Property, furniture and equipment (Note F)		313 881		280 257
10. Other assets				
a) sundry debtors (Note H)	148 584		125 211	
		148 584		125 211
11. Subscribed capital and receivable reserves, called but not paid (Note Y)		473 986		1 104 809
12. Prepayments and accrued income (Note I)		3 095 170		3 653 733
Total Assets		**325 760 974**		**301 854 351**

Off-balance-sheet items		31.12.2008		31.12.2007
Commitments				
- EBRD capital (Note E.1)				
- uncalled		442 500		442 500
- EIF capital (Note E.2)				
- uncalled		1 457 600		1 457 600
- Undisbursed loans (Notes D.1 and W)				
- credit institutions	12 457 853		12 341 869	
- customers	46 411 674		41 264 752	
		58 869 527		53 606 621
- Undisbursed venture capital operations (Note E.1)		1 088 046		1 252 992
- Undisbursed infrastructure funds (Note E.1)		241 627		233 620
- Undisbursed investment funds (Note E.1)		93 094		95 000
Guarantees (Note D)				
- In respect of loans granted by third parties		246 621		149 779
- In respect of venture capital operations		15 171		15 463
EIF treasury management		851 595		799 946
Guarantee Fund treasury management		1 091 447		1 152 974
FP7 Guarantee Fund treasury management		283 132		0

The accompanying notes form an integral part of these financial statments

Liabilities		31.12.2008		31.12.2007
1. Amounts owed to credit institutions (Note J)				
a) with agreed maturity dates or periods of notice	5 958 407		341 718	
		5 958 407		341 718
2. Debts evidenced by certificates (Note K)				
a) debt securities in issue	266 320 259		253 328 921	
b) others	668 769		892 400	
		266 989 028		254 221 321
3. Other liabilities				
a) sundry creditors (Note H)	1 449 061		1 141 002	
b) sundry liabilities	18 352		16 838	
c) foreign exchange neutralization on currency swap contracts (Note K)	9 055 318		5 458 234	
		10 522 731		6 616 074
4. Accruals and deferred income (Notes G and I)		4 905 090		5 030 476
5. Provisions for liabilities and charges				
a) pension plans and health insurance scheme (Note L)	1 187 653		1 097 574	
b) provision for guarantees issued in respect of venture capital operations	5 781		5 781	
		1 193 434		1 103 355
6. Capital (Note Y)				
- Subscribed	164 808 169		164 808 169	
- Uncalled	- 156 567 760		- 156 567 760	
		8 240 409		8 240 409
7. Reserves				
a) reserve fund	16 480 817		16 480 817	
b) additional reserves	5 305 876		5 245 781	
		21 786 693		21 726 598
8. Funds allocated to structured finance facility		2 750 000		1 250 000
9. Funds allocated to venture capital operations		1 764 305		1 690 940
10. Profit for the financial year		1 650 877		1 633 460
Total Liabilities		**325 760 974**		**301 854 351**

Off-balance-sheet items	31.12.2008	31.12.2007
Special deposits for service of borrowings (Note S)	134 772	129 428
Securities receivable	157 480	0
Nominal value of interest rate swap contracts (Note V.1)	276 181 870	249 510 574
Nominal value of currency swap contracts payable (Note V)	115 600 764	80 992 893
Nominal value of currency swap contracts receivable (Note V)	106 514 766	75 549 044
Nominal value of credit default swaps (Note V.1)	172 383	97 843
Nominal value of put option granted to EIF minority shareholders (Note E.2)	363 433	319 045
Borrowings arranged but not yet signed	0	401 574
Swaps arranged but not yet signed	0	94
Securities lending (Note B)	306 934	858 762
Futures contracts (Note V.2)	393 663	419 307
Forward rate agreement (Note V.2)	5 472 000	0
FX forward (Note V.2)	234 469	245 330
Nominal value of overnight Indexed swaps (Note V.2)	0	6 000 000

Statement of Special Section [1]

as at 31 December 2008 (in EUR '000)

Assets	31.12.2008	31.12.2007
Turkey		
From resources of Member States	0	0
Disbursed loans outstanding	10 746	14 631
Total [2]	**10 746**	**14 631**
Mediterranean Countries		
From resources of the European Community	0	0
Disbursed loans outstanding	140 039	150 859
Risk capital operations		
- amounts to be disbursed	212 352	170 085
- amounts disbursed	203 739	218 050
	416 091	388 135
Total [3]	**556 130**	**538 994**
African, Caribbean and Pacific States and Overseas Countries and Territories		
From resources of the European Community		
- Yaoundé Conventions		
Loans disbursed	16 299	17 626
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total [4]	**16 718**	**18 045**
- Lomé Conventions		
Operations from risk capital resources:		
- amounts to be disbursed	75 148	144 405
- amounts disbursed	923 457	1 056 938
	998 605	1 201 343
Operations from other resources		
- amounts to be disbursed	7 274	7 274
- amounts disbursed	3 925	4 864
	11 199	12 138
Total [5]	**1 009 804**	**1 213 481**
TOTAL	**1 593 398**	**1 785 151**

Liabilities	31.12.2008	31.12.2007
Funds under trust management		
Under mandate from the European Community		
- Financial Protocols with the Mediterranean Countries	343 778	368 909
- Yaoundé Conventions	16 718	18 045
- Lomé Conventions	923 457	1 056 938
- Other resources under the Lomé Conventions	3 925	4 864
	1 287 878	1 448 756
Under mandate from Member States	10 746	14 631
Total	**1 298 624**	**1 463 387**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	212 352	170 085
On operations from risk capital resources under the Lomé Conventions	75 148	144 405
On operations from other resources under the Lomé Conventions	7 274	7 274
Total	**294 774**	**321 764**
TOTAL	**1 593 398**	**1 785 151**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EC mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions: at 31.12.2008 = 709 988 (at 31.12.2007: 764 994)

b) Under Financial Protocols signed with the Mediterranean Countries: at 31.12.2008 = 109 396 (at 31.12.2007: 115 476)

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963: under a Decision taken on 4 August 1977 its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement and the FEMIP Trust Fund, separate Financial Statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Community and the Member States. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405 899
add:	exchange adjustments		19 291
less:	cancellations	215	
	repayments	414 229	
			- 414 444
			10 746

Note (3): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Community.

Initial amount:			903 007
less:	exchange adjustments	12 029	
	cancellations	71 530	
	repayments	263 318	
			- 346 877
			556 130

Note (4): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Community:

- loans on special conditions		139 483	
- contributions to the formation of risk capital		2 503	
Initial amount:			141 986
add:	capitalised interest	1 178	
	exchange adjustments	9 839	
			11 017
less:	cancellations	1 758	
	repayments	134 527	
			- 136 285
			16 718

Note (5): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Community:

Loans from risk capital resources:			
- conditional and subordinated loans		3 116 097	
- equity participations		120 984	
Initial amount:			3 237 081
add:	capitalised interest		8 074
less:	cancellations	633 663	
	repayments	1 553 994	
	exchange adjustments	58 893	
			- 2 246 550
			998 605
Loans from other resources:			
Initial amount:			16 500
less:	cancellations	1 321	
	repayments	3 931	
	exchange adjustments	49	
			- 5 301
			11 199
			1 009 804

Profit and Loss Account for the year ended 31 December 2008 (in EUR '000) 31.12.2008 31.12.2007 1. Interest and similar income [Note N] 15 123 072 14 271 925 2. Interest and similar charges [Note N] - 13 035 794 - 12 400 153 3. Income from securities with variable-yield 64 274 73 552 a) income from participating interests 13 073 11 980 b) income from shares and variable-yield securities 51 201 61 572 4. Commission income [Note O] 77 700 64 487 5. Commission expense [Note O] - 8 474 - 10 382 6. Result on financial operations [Note P] - 56 547 - 9 835 7. Other operating income [Note Q] 39 787 27 616 8. General administrative expenses [Note R] - 362 929 - 359 916 a) staff costs [Note L] - 261 127 - 279 255 b) other administrative costs - 101 802 - 80 661 9. Depreciation and amortization [Note F] - 27 602 - 19 021 a) intangible assets - 1 854 - 2 984 b) tangible assets - 25 748 - 16 037 10. Result on sale of loans and advances [Note D.3] - 15 467 - 61 490 11. Value adjustments on loans and advances [Note D.3] 18 219 44 244 12. Value adjustments on shares and other variable-yield securities and participating interests [Note E] - 165 269 11 530 13. Transfer to (-)/ release from (+) provision for guarantees 93 03 issued - 9 14. Profit for the financial year 1 650 877 1 633 460 The accompanying notes form an integral part of these financial statements.

Own Funds and Appropriation of Profit

As at 1 January 2007, the subscribed capital has increased from EUR '000 163 653 737 to EUR '000 164 808 169, by virtue of the contributions of two new Member States : Bulgaria and Romania.

As a consequence of this capital increase, the two new Member States had to contribute to their share of Paid-in capital (EUR '000 57 722), and also their share of the Reserves and General Provisions (EUR '000 172 932) for the amounts outstanding as of 31 December 2006.

At its annual meeting on 3 June 2008, the Board of Governors decided to appropriate the balance of the profit and loss account for the year ended 31 December 2007, which amounted to EUR '000 1 633 460, to the Additional reserves.

The Board of Governors also decided to transfer an amount of EUR '000 1 500 000 from the Additional reserves to the Funds allocated to structured finance facility.

Furthermore, an amount of EUR '000 73 365 resulting from the value adjustment on venture capital operations has also been transferred to the Funds allocated to venture capital operations from the Additional Reserves. Following this transfer, the Funds allocated to venture capital operations amount to EUR '000 1 764 305 and the Additional reserves to EUR '000 5 305 876.

Statement of movements in own funds (in EUR '000)	31.12.2008	31.12.2007
Share Capital		
- Subscribed capital	**164 808 169**	164 808 169
- Uncalled	**-156 567 760**	-156 567 760
- **Called capital**	**8 240 409**	8 240 409
- Less: Capital called but not paid	**-128 627**	-306 514
- **Paid in capital**	**8 111 782**	7 933 895
Reserves and profit for the year:		
Reserve Fund		
- Balance at beginning of the year	**16 480 817**	16 365 374
- Payable by Member States	**0**	115 443
- Balance at end of the year	**16 480 817**	16 480 817
- Less: Receivable from Member States	**-345 359**	-798 295
- **Paid-in balance at end of the year**	**16 135 458**	15 682 522
Additional reserves		
- Balance at beginning of the year	**5 245 781**	2 649 498
- Appropriation of prior year's profit	**1 633 460**	2 584 026
- Payable by Member States	**0**	39 373
- Transfer to Funds allocated to structured finance facility	**-1 500 000**	0
- Transfer to Funds allocated to venture capital operations	**-73 365**	-27 116
- **Balance at end of the year**	**5 305 876**	5 245 781
Funds allocated to structured finance facility		
- Balance at beginning of the year	**1 250 000**	1 250 000
- Transfer from additional reserves	**1 500 000**	0
- **Balance at end of the year**	**2 750 000**	1 250 000
Funds allocated to venture capital operations		
- Balance at beginning of the year	**1 690 940**	1 663 824
- Transfer from/to Additional reserves	**73 365**	27 116
- **Balance at end of the year**	**1 764 305**	1 690 940
Profit for the financial year	**1 650 877**	1 633 460
Total own funds	**35 718 298**	**33 436 598**

The accompanying notes form an integral part of these financial statments

Statement of Subscriptions to the Capital of the Bank

as at 31 December 2008 (in EUR)

Member States	Subscribed capital	Uncalled capital (*)	Paid-in and to be paid-in capital at 31.12.2008 (**)
GERMANY	26 649 532 500	25 316 065 017	1 333 467 483
FRANCE	26 649 532 500	25 316 065 017	1 333 467 483
ITALY	26 649 532 500	25 316 065 017	1 333 467 483
UNITED KINGDOM	26 649 532 500	25 316 065 017	1 333 467 483
SPAIN	15 989 719 500	15 191 419 977	798 299 523
NETHERLANDS	7 387 065 000	7 018 606 548	368 458 452
BELGIUM	7 387 065 000	7 018 606 548	368 458 452
SWEDEN	4 900 585 500	4 655 556 231	245 029 269
DENMARK	3 740 283 000	3 553 721 865	186 561 135
AUSTRIA	3 666 973 500	3 483 624 843	183 348 657
POLAND	3 411 263 500	3 240 700 325	170 563 175
FINLAND	2 106 816 000	2 001 475 188	105 340 812
GREECE	2 003 725 500	1 903 781 233	99 944 267
PORTUGAL	1 291 287 000	1 226 879 033	64 407 967
CZECH REPUBLIC	1 258 785 500	1 195 846 225	62 939 275
HUNGARY	1 190 868 500	1 131 325 075	59 543 425
IRELAND	935 070 000	888 429 814	46 640 186
ROMANIA	863 514 500	820 338 775	43 175 725
SLOVAK REPUBLIC	428 490 500	407 065 975	21 424 525
SLOVENIA	397 815 000	377 924 250	19 890 750
BULGARIA	290 917 500	276 371 625	14 545 875
LITHUANIA	249 617 500	237 136 625	12 480 875
LUXEMBOURG	187 015 500	177 687 377	9 328 123
CYPRUS	183 382 000	174 212 900	9 169 100
LATVIA	152 335 000	144 718 250	7 616 750
ESTONIA	117 640 000	111 758 000	5 882 000
MALTA	69 804 000	66 313 800	3 490 200
TOTAL	**164 808 169 000**	**156 567 760 550**	**8 240 408 450**

(*) Could be called by decision of the Board of Directors to such extent as may be required for the Bank to meet its obligations towards those who have made loans to it.

(**) Refer to Note Y for details on the payment schedule on capital to be paid-in.

At its meeting on 16 December 2008, the Board of Directors approved to submit the following proposal for a capital increase to the Board of Governors:

- to raise the capital subscribed by the Member States pro-rata, from EUR 164 808 169 000 to EUR 232 392 989 000, on the 1st April 2009.
- to maintain the paid-in ratio for the capital increase at its current level of 5%.

The accompanying notes form an integral part of these financial statements.

Cash Flow Statement as at 31 December 2008

(in EUR '000)

	31.12.2008	31.12.2007
A. Cash flows from operating activities:		
Profit for the financial year	1 650 877	1 633 460
Adjustments:		
Value adjustments on tangible and intangible assets	27 602	19 021
Value adjustments on shares and other variable yield securities and participating interests	165 269	- 11 530
Decrease/Increase in accruals and deferred income	- 125 385	552 341
Decrease/Increase in prepayments and accrued income	558 563	-563 522
Investment portfolio amortisation	- 4 926	- 13 303
Profit on operating activities	**2 272 000**	**1 616 467**
Net loans disbursements	- 47 423 453	- 39 910 415
Repayments	19 765 944	19 984 413
Effects of exchange rate changes on loans	8 442 502	8 104 408
Decrease in treasury portfolios	721 486	1 180 112
Increase in venture capital operations	- 82 524	- 111 778
Specific provisions on loans and advances	- 19 550	- 45 367
Increase in shares and other variable yield securities	- 53 535	- 49 207
Increase/Decrease in other assets	- 23 373	113 593
Net cash from operating activities	**- 16 400 503**	**- 9 117 774**
B. Cash flows from investing activities:		
Purchases of EIF shares	0	- 202 283
Securities matured during the year	260 206	278 346
Increase in asset backed securities	- 1 057 345	- 1 986 532
Increases in property, furniture and equipment	- 59 372	- 81 697
Increases in intangible assets	- 2 198	- 1 825
Net cash from investing activities	**- 858 709**	**- 1 993 991**
C. Cash flows from financing activities:		
Issue of borrowings	58 002 563	54 678 538
Redemption of borrowings	- 39 727 853	- 35 348 649
Effects of exchange rate changes on borrowings & swaps	- 7 897 311	- 9 802 615
Paid in by Member States	630 823	630 824
Increase in commercial paper	5 987 392	514 480
Increase in amounts owed to credit institutions	5 616 689	122 791
Increase in other liabilities	399 653	115 778
Net cash from financing activities	**23 011 956**	**10 911 147**
Summary statement of cash flows:		
Cash and cash equivalents at beginning of financial year	**17 965 695**	**18 166 313**
Net cash from:		
(1) operating activities	- 16 400 503	- 9 117 774
(2) investing activities	- 858 709	- 1 993 991
(3) financing activities	23 011 956	10 911 147
Cash and cash equivalents at end of financial year	**23 718 439**	**17 965 695**
Cash analysis (excluding investment and hedging portfolios):		
Cash in hand, balances with central banks and post office banks	76	27 318
Bills maturing within three months of issue [Note B ; See A1 portfolio]	2 111 572	2 197 969
Loans and advances to credit institutions:		
Accounts repayable on demand	245 372	264 388
Term deposit accounts	21 361 419	15 476 020
	23 718 439	**17 965 695**

The accompanying notes form an integral part of these financial statements.

European Investment Bank Notes to the financial statements as at 31 december 2008 Note A - Significant accounting policies A.1. Accounting standards The unconsolidated financial statements (the `Financial Statements') of the European Investment Bank (the `Bank' or `EIB') have been prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions (the `Directive'), as amended by Directive 2001/65/EC of 27 September 2001 and by Directive 2003/51/EC of 18 June 2003 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions and insurance undertakings (the `Directives'). However, the Financial Statements do not include any management report. The Bank prepares an Activity Report which is presented separately from the Financial Statements and its consistency with the Financial Statements is not audited. On a proposal from the Management Committee, the Board of Directors decided on 12 March 2009 to submit the Financial Statements to the Governors for approval at their meeting on 9 June 2009. In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The Bank also publishes consolidated financial statements as of the same date as the annual Financial Statements. A.2. Foreign currency translation In accordance with Article 4(1) of its Statute, the EIB uses the euro (EUR), the single currency of the Member States participating in the third stage of Economic and Monetary Union, as the unit of measure for the capital accounts of Member States and for presenting its Financial Statements. The Bank conducts its operations in the currencies of its Member States, in euro and in non-Community currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies and are held, invested or lent in the same currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Bank's assets and liabilities denominated in currencies other than in euro are translated at closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account. The elements of the profit and loss accounts are translated into euro monthly on the basis of the exchange rates prevailing at the end of each month. A.3. Derivatives The Bank uses derivative instruments, i.e. mainly currency and interest rate swaps, as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. The majority of the Bank's swaps are concluded with a view to hedging specific bond issues. The Bank enters into currency swaps, in which, at inception the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Bank will obtain the amounts needed to service the borrowing in the original currency. The amounts corresponding to these operations are booked as off-balance sheet items at the date of the transaction. The Bank also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a prorata temporis basis. The nominal amounts of these swaps are booked as off-balance sheet items at the date of the transaction. The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements. The Bank also enters into credit default swaps as part of its credit risk mitigation. The corresponding amounts are booked as off-balance sheet items at the date of the transaction.

A.4. Financial assets Financial assets are accounted for using the settlement date basis. A.5. Cash and Cash Equivalents The Bank defines cash equivalents as short-term, highly liquid securities and interest-earning deposits with original maturities of 90 days or less. A.6. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities With a view to clarifying management of its liquid assets and consolidating its solvency, the Bank has established the following portfolio categories: A.6.1. Investment portfolio The investment portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: o Governments of the European Union, G10 countries and their agencies; o Supranational public institutions, including multinational development banks. These securities are initially recorded at purchase price or more exceptionally at transfer price. Value impairments are accounted for, if these are other than temporary. The difference between entry price and redemption value is accounted for prorata temporis over the remaining life of the securities. In 2006, the Bank decided to phase out the investment portfolio. Since then, the Bank did not make any new addition to the investment portfolio and will keep the existing portfolio lines until final maturity upon which the redemption proceeds of such matured securities will be invested in the operational portfolios described in paragraph A.6.2. A.6.2. Operational portfolios o Operational money market portfolios A1 and A2 In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of twelve months, in particular Treasury bills and negotiable debt securities issued by credit institutions. The securities in the A1 portfolio are held until their final maturity and presented in the Financial Statements at their nominal value. Value impairments are accounted for, if these are other than temporary. The securities in the A2 portfolio are available for sale and presented in the accounts at the lower of cost or market value. Value adjustments are recorded under item 6. Result on financial operations in the profit and loss account. Treasury bills appear on the assets side of the balance sheet under item 2. Treasury bills eligible for refinancing with central banks. Negotiable debt securities issued by credit institutions appear on the assets side of the balance sheet under item 5. Debt securities including fixed-income securities - b) issued by other borrowers. o Operational bond portfolios B1, B2 and B3 The B1 `Credit Spread' portfolio comprises floating-rate and fixed-rate bonds issued or guaranteed by national governments, supranational institutions, financial institutions and corporations with a maximum residual maturity of 5 years. These securities are classified in the available for sale category and are presented in the Financial Statements at the lower of cost or market value. Value adjustments are recorded under item 6. Result on financial operations in the profit and loss account. The B2 `Alternative investment' portfolio comprises capital guaranteed notes, by issuers which meet the Bank's Treasury investment criteria and with coupons linked to the performance of underlying Funds of Hedge Funds with initial maturities of approximately five years. The securities are available for sale and presented in the accounts at the lower of cost or market value. Value adjustments are recorded under item 6. Result on financial operations in the profit and loss account. The B3 `Global Fixed income' portfolio comprises listed securities with a maximum residual maturity of 10 years, issued and guaranteed by financial institutions. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding value adjustment is recorded under item 6. Result on financial operations in the profit and loss account. A.6.3. Asset Backed Securities This portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by a Special Purpose Vehicle (SPV) or a trust vehicle. These securities are classified as held to maturity and recorded at purchase price. Value impairments are accounted for, if these are other than temporary. A.7. Securities lending In April 2003, the Bank signed an agreement for securities lending with Northern Trust Global Investment act-

ing as an agent to lend securities from the Investment Portfolio, the B1 `Credit Spread' portfolio and the B3 `Global Fixed income' portfolio. Securities lent are recorded at the book value as an off balance-sheet item. Securities received as collateral under securities lending transactions are not recognized in the balance sheet unless control of the contractual rights that comprise these securities received is gained. Securities lent are not derecognised from the balance sheet unless control of the contractual rights that comprise these securities transferred is relinquished. The Bank monitors the market value of the securities lent on a daily basis and provides or requests additional collateral in accordance with the underlying agreements. Fees and interest received or paid are recorded as interest income or interest expense, on an accrual basis. A.8. Loans and advances to credit institutions and customers A.8.1. Loans and advances Loans and advances are included in the assets of the Bank at their net disbursed amounts. Specific value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the asset to which they relate. Value adjustments are accounted for in the profit and loss account as `Value adjustments on loans and advances' and are deducted from the appropriate asset items on the balance sheet. A.8.2. Interest on loans Interest on loans is recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in `Prepayments and accrued income' under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Bank's Management and recorded under `Specific provisions' under assets together with the relevant line item under assets. A.8.3. Reverse repurchase and repurchase operations (reverse repos and repos) The Bank enters into tripartite reverse repos for the purpose of optimising credit risk usage involved in assets held in operational portfolios. Under a Tripartite repo a custodian/clearing agency arranges for custody, clearing and settlement of repos transactions between the Bank and a third party. They operate under a standard global master purchase agreement and provides for delivery against payment system, substitution of securities, automatic marking to market, reporting and daily administration by single agency which takes care of the risk on itself and automatic rollo-vers while does not insist on disclosing the identities by counterparties. This type of operation is considered for the purposes of the Bank to be a loan (borrowing) at a guaranteed rate of interest. They are carried at the amounts of cash advanced or received, plus accrued interest and are entered on the assets side of the balance sheet under asset item 3. Loans and advances to credit institutions - b) other loans and advances or liability item 1. Amounts owed to credit institutions - with agreed maturity dates or periods of notice. Interest earned on reverse repurchase agreements and interest incurred on repurchase agreements is recognised as interest income or interest expense, over the life of each agreement. A.8.4. Interest subsidies Interest subsidies received in advance (see Note G) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.9. Shares, other variable-yield securities and participating interests A.9.1. Shares and other variable-yield securities Shares and other variable-yield securities are recorded at acquisition cost. At the balance sheet date, their carrying value is adjusted to the lower of cost or market value. The Bank acquires shares and other variable-yield securities when it enters into venture capital operations, infrastructure funds or investment funds under the Structured Finance Facility (see Note A.15). Investments in venture capital enterprises, infrastructure funds and investment funds represent shares and other variable-yield securities acquired for the longer term in the normal course of the Bank's activities and are initially shown in the balance sheet at their original purchase cost. Based on the reports received from fund managers up to the balance sheet date, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (`NAV'), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Bank's percentage ownership in the underlying vehicle to the NAV reflected in the most recent report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events having occurred between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital, infrastructure funds and investment funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV. A.9.2. Participating interests Participating interests held represent medium and long-term investments and are accounted for at cost. Value impairments are accounted for, if these are other than temporary. A.10. Property, furniture and equipment Property, furniture and equipment include land, Bank-occupied properties, other machines and equipment. Land and buildings are stated at acquisition cost less accumulated depreciation. The value of the Bank's headquarters building in Luxembourg-Kirchberg and its buildings in Luxembourg-Hamm, Luxembourg-Weimer-shof and Lisbon is depreciated on the straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on the straight-line basis over the estimated life of each item purchased, as set out below: o Buildings in Kirchberg, Hamm and Weimershof 30 years o Building in Lisbon 25 years o Permanent equipment, fixtures and fittings 10 years o Furniture 5 years o Office equipment and vehicles 3 years Works of art are depreciated in full in the year of acquisition. A.11. Intangible assets Intangible assets comprise computer software. Software development costs are capitalized if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated depreciation calculated on the straight-line basis over three years from completion. Software purchased is depreciated on the straight-line basis over its estimated life (2 to 5 years). A.12. Pension plans and health insurance scheme A.12.1. Pension plans The Bank's main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. These annual contributions are set aside and accumulated as a specific provision on the liabilities side of the Bank's balance sheet, together with annual interest. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2008, but updated as at 31 December 2008 with an extrapolation (roll forward method) for the last three months of 2008. The main actuarial assumptions used by the actuary are set out in Note L. Actuarial surpluses do not influence provisioning and deficits result in an additional specific provision. The main pension scheme of the European Investment Fund (`EIF') is a defined benefit scheme funded by contributions from staff and from the EIF which covers all employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. The funds allocated to the pension scheme are in the custody of and invested by the EIB, following the rules and principles applied by EIB for its own pension scheme. A.12.2. Health insurance scheme The Bank has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Bank and its employees. The health insurance scheme is managed under the same principles as the pension scheme. The latest valuation was carried out as at 30 September 2008. A.12.3. The Management Committee pension plan The Management Committee pension plan is a defined benefit pension scheme funded by contributions from the Bank only which covers all Management Committee members. All contributions of the Bank are invested in the assets of the Bank. These annual contributions are set aside and accumulated as a specific provision on the liabilities side of the Bank's balance sheet, together with annual interest. A.13. Debts evidenced by certificates Debts evidenced by certificates are presented in this account at their redemption amounts. Transaction costs and premiums/ discounts are amortized in the profit and loss account on a straight line basis over the life of the debt through item `accruals and deferred income' or `prepayments and accrued income'. Interest expense on debt instruments is included in `Interest and similar charges' in the profit and loss account. A.14. Fund for general banking risks and provision for guarantees issued A.14.1. Fund for general banking risks Until 31 December 2005, the Bank identified, as a separate balance sheet item, the amounts it decided to put aside to cover risks associated with loans and other financial operations, having regard to the particular risks attached to such operations. Starting from 2006, the Bank no longer identifies such separate balance sheet item. The decision to release it completely does not affect the ability of the Bank to cover its risks. The Bank continues to compute the amount corresponding to the general banking risks for internal and disclosure purposes (see Note M), according to the existing methodology based on an internal mechanism used to evaluate the credit risk associated with each position and transaction of the Bank at year-end. A.14.2. Provision for guarantees issued This provision is intended to cover risks inherent in the Bank's activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. A provision for credit losses is established if there is objective evidence that the Bank will have to incur a credit loss in respect of a given guarantee granted. A.15. Funds allocated to structured finance facility and to venture capital operations A.15.1. Funds allocated to structured finance facility This item comprises the cumulative amount of appropriations from the annual result of the Bank, determined each year by the Board of Governors to facilitate the implementation of operations with a greater degree of risk for this new type of instrument. A.15.2. Funds allocated to venture capital operations This item comprises the cumulative amount of appropriations from the annual result of the Bank, determined each year by the Board of Governors to facilitate instruments providing venture capital in the context of implementing the European Council Resolution on Growth and Employment. Value adjustments on venture capital and structured finance operations are accounted for in the profit and loss account. Upon appropriation of the Bank's result, such value adjustments are taken into consideration for determining the amounts to be recorded in 'Funds allocated to structured finance facility' and `Funds allocated to venture capital operations'. A.16. Taxation The Protocol on the Privileges and Immunities of the European Communities, appended to the Treaty of 8 April 1965 establishing a Single Council and a Single Commission of the European Communities, stipules that the assets, revenues and other property of the Bank are exempt from all direct taxes. A.17. Prepayments and accrued income - Accruals and deferred income These accounts comprise: Prepayments and accrued income: Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income which, though relating to the financial year in question, is not due until after its expiry (principally interest on loans). Accruals and deferred income: Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year (principally interest on borrowings). A.18. Interest and similar income In addition to interest and commission income on loans and deposits and other revenue from the securities portfolio, the `Interest and similar income' includes the indemnities received by the Bank for prepayments made by its borrowers. In order to maintain equivalent accounting treatment between income on loans and the cost of borrowings, the Bank amortises prepayment indemnities received over the remaining life of the loans concerned. A.19. Management of third-party funds A.19.1. EIF treasury The EIF treasury is managed by the Bank in accordance with the treasury management agreement signed between the two parties in December 2000.

A.19.2. Guarantee Fund The Commission entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994. A.19.3. Investment Facility The Investment Facility, which is managed by the EIB, has been established within the framework of the Cotonou Agreement on cooperation and development of the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000. The EIB prepares separate financial statements for the Investment Facility. A.19.4. Femip Trust Fund The Femip Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view to directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the Femip Trust Fund. A.19.5. Risk-Sharing Finance Facility The Risk-Sharing Finance Facility has been established within the framework of the Co-operation Agreement, entered into force on this 5th of June 2007, between The European Commission on behalf of the European Community and the European Investment Bank. The EIB is setting up the RSFF, an instrument aimed at fostering investment for Europe in research, technological development and demonstration, as well as innovation, in particular in the private sector. The EIB prepares separate financial statements for the Risk-Sharing Finance Facility. A.19.6. Heavily Indebted Poor Countries (HIPC) Initiative The HIPC Initiative (the "Initiative") is an international debt relief mechanism that provides special assistance to the world's poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund (IMF). The principal objective of the initiative is to reduce the debt burden of poor countries to sustainable. The EIB prepares separate financial statements for the HIPC Initiative. A.19.7. EU-Africa Infrastructure Trust Fund (the 'Trust Fund') The Trust Fund has been created within the framework of the Trust Fund Agreement between the European Commission on behalf of the European Community as Founding Donor and the European Investment Bank as Manager, also open to Member States of the European Union which subsequently accede to this agreement as Donors. On 9 February 2006, the European Commission and the European Investment Bank signed a Memorandum of Understanding (the "MoU") to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the Trust Fund. A.19.8. FP7 Guarantee Fund The European Commission entrusted financial management of the FP7 Guarantee Fund to the EIB under an agreement signed between the two parties in December 2007. A.19.9. Loan Guarantee Instrument for Ten-T Projects The Loan Guarantee Instrument for Ten-T Projects ("LGTT") has been established within the framework of the Co-operation Agreement, entered into force on 11 January 2008, between the European Commission on behalf of the European Communities and the European Investment Bank. The Commission and the EIB are setting up the LGTT which aims at facilitating a greater private sector involvement in the financing of Trans-European transport networks infrastructure. The EIB prepares separate financial statements for the LGTT. A.19.10. JASPERS JASPERS (Joint Assistance to Support Projects in European RegionS) is a major joint policy initiative of the EIB, European Commission (Regional Policy Directorate-General - DG Regio) and the European Bank for Reconstruction and Development (EBRD). A.19.11. JESSICA JESSICA (Joint European Support for Sustainable Investment in City Aras) is an initiative developed by the European Commission and the European Investment Bank (EIB), in collaboration with the Council of Europe Development Bank (CEB). A.19.12. Special Section The Special Section was set up by the Board of Governors on 27 May 1963, under a Decision taken on 4 August 1977. Its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. A.20. Reclassification of prior year figures Certain prior-year figures have been reclassified to conform with the current year's presentation.

Note B – Debt securities portfolio (in EUR '000)

In addition to asset backed securities, which represent acquisitions of interests pools of loans or receivables in connection with securitisation transactions, the debt securities portfolio is composed of the investment portfolio, the operational money market portfolios A1 and A2 and the operational bonds B1 'Credit Spread', B2 'Alternative Investment' and B3 'Global Fixed Income' portfolios. The detail of these portfolios and their classification as at 31 December 2008 and 2007 are as follows:

	31.12.2008	31.12.2007
Treasury bills eligible for refinancing with central banks (listed)	1 908 756	2 126 591
Debt securities including fixed-income securities (of which EUR'000 3 893 591 unlisted in 2008 and EUR '000 2 860 459 in 2007)	10 732 841	10 520 825
	12 641 597	**12 647 416**

At 31.12.2008	Classification	Purchase price	Book value	Premiums/ Discounts to be amortized	Value at final maturity	Market value
Investment portfolio	Held to Maturity	1 888 520	1 866 118	- 27 786	1 838 332	1 933 358
Operational money market portfolios:						
- A1: money market securities with a max. 3 month maturity	Held to Maturity	2 111 572	2 111 572	0	2 111 572	2 111 572
- A2: money market securities with a max. 18 month maturity	Available for sale	1 358 601	1 356 580	0	1 359 098	1 359 527
Operational bond portfolios:						
- B1: Credit Spread	Available for sale	970 799	883 004	0	971 189	883 322
- B2: Alternative Investment	Available for sale	150 000	145 685	0	150 000	145 685
- B3: Global Fixed Income	Trading	503 978	512 365	0	494 000	512 365
Asset backed securities [Note D]	Held to Maturity	5 766 273	5 766 273	0	5 766 273	5 300 242
		12 749 743	**12 641 597**	**- 27 786**	**12 690 464**	**12 246 071**

At 31.12.2007	Classification	Purchase price	Book value	Premiums/ Discounts to be amortized	Value at final maturity	Market value
Investment portfolio	Held to Maturity	2 148 726	2 121 399	- 32 066	2 089 333	2 142 477
Operational money market portfolios:						
- A1: money market securities with a max. 3 month maturity	Held to Maturity	2 197 969	2 197 969	0	2 197 969	2 197 969
- A2: money market securities with a max. 18 month maturity	Available for sale	1 745 057	1 741 989	0	1 744 880	1 743 820
Operational bond portfolios:						
- B1: Credit Spread	Available for sale	1 247 822	1 232 342	0	1 247 925	1 232 433
- B2: Alternative Investment	Available for sale	150 000	150 000	0	150 000	161 724
- B3: Global Fixed Income	Trading	496 862	494 789	0	494 200	494 789
Asset backed securities [Note D]	Held to Maturity	4 708 928	4 708 928	0	4 708 928	4 702 566
		12 695 364	**12 647 416**	**-32 066**	**12 633 235**	**12 675 778**

The Bank enters into collateralized securities lending transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfill its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Bank when deemed necessary.

The security lending activity amounts to EUR'000 306 934 at the end of December 2008 (2007: EUR'000 858 762).

The Asset Backed Securities set out above are undertaken as loan substitutes and as such are considered as part of the aggregate loans (Note D). Some of these transactions have been structured by adding a credit or project related remedies, thus offering additional recourse.

The difference between book value and market value is quasi exclusively explained by the credit spread increase and does not really represent a value impairment. Therefore, no specific provision has been accounted for.

Note C – Loans and advances to credit institutions – other loans and advances (in EUR '000)

The Bank enters into collateralized reverse repurchase and repurchase agreements transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfill its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Bank when deemed necessary.

	31.12.2008	31.12.2007
Term deposits	14 111 555	10 883 383
Tripartite reverse repos (*)	7 249 864	4 592 637
	21 361 419	**15 476 020**

(*) These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:
- delivery against payment,
- verification of collateral,
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian,
- organisation of substitute collateral provided that this meets all the contractual requirements.

Note D – Summary statement of loans and guarantees

D.1. Aggregate loans granted (in EUR '000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2008	Total 2007
Disbursed portion	111 990 666	173 662 179	285 652 845	266 437 839
Undisbursed loans	12 457 853	46 411 674	58 869 527	53 606 621
Aggregate loans granted	**124 448 519**	**220 073 853**	**344 522 372**	**320 044 460**
Asset backed securities portfolio [Note B]			5 766 273	4 708 928
Aggregate loans including asset backed securities portfolio [Note W]			**350 288 645**	**324 753 388**

D.2. Statutory ceiling on lending and guarantee operations (in EUR million)

Under the terms of Article 18 (5) of the Statute, the aggregate amount outstanding at any time of loans and guarantees granted by the Bank must not exceed 250% of its subscribed capital.

The present level of capital implies a ceiling of EUR 412 billion (2007: EUR 412 billion) in relation to aggregate loans and guarantees furnished; these currently total EUR 354 billion and are broken down as follows:

	31.12.2008	31.12.2007
Aggregate loans granted	344 522	320 044
Aggregate venture capital operations	2 634	2 716
Aggregate guarantees furnished in respect of loans granted by third parties and venture capital operations	262	165
Aggregate asset backed securities portfolio	5 766	4 709
Aggregate infrastructure funds	353	296
Aggregate investment funds	120	95
	353 657	**328 025**

D.3. Specific provision for loans (in EUR '000)

Movements in the specific provision are detailed below:

	31.12.2008	31.12.2007
Provision at beginning of the year	41 550	86 917
Use for the year	- 18 219 (**)	- 64 917 (*)
Allowance during the year	0	20 673
Foreign exchange adjustment	- 1 331	- 1 123
Provision at end of the year	**22 000**	**41 550**

(*) The amount of EUR '000 64 917 was released following the sale during 2007 of loan assets for which a specific provision has previously been established. The sale of those loan assets resulted in a realized loss of EUR '000 61 490.

(**) The amount of EUR '000 18 219 was released following the sale during 2008 of loan assets for which a specific provision has previously been established. The sale of those loan assets resulted in a realised loss of EUR '000 15 467.

Note E – Shares and other variable-yield securities and participating interests

E.1. Shares and other variable-yield securities

This item comprises (in EUR '000):

	Venture Capital Operations	EBRD Shares	Shares acquired following loan assets restructuring	Infrastructure Funds	Investment funds	TOTAL
Cost						
At 1 January 2008	1 462 981	157 500	53 253	62 514	0	1 736 248
Net additions / releases	82 524	0	- 22 380	49 151	26 764	136 059
At 31 December 2008	**1 545 505**	**157 500**	**30 873**	**111 665**	**26 764**	**1 872 307**
Value adjustments						
At 1 January 2008	- 308 867	0	- 25 369	- 6 346	0	- 340 582
Net additions / releases	- 171 570	0	1 655	4 646	0	- 165 269
At 31 December 2008	**- 480 437**	**0**	**- 23 714**	**- 1 700**	**0**	**- 505 851**
Net book value						
At 31 December 2008	**1 065 068**	**157 500 (1)**	**7 159 (2)**	**109 965**	**26 764**	**1 366 456**
At 31 December 2007	**1 154 114**	**157 500**	**27 884**	**56 168**	**0**	**1 395 666**

(1) The amount of EUR '000 157 500 (2007: EUR '000 157 500) corresponds to the capital paid in by the Bank as at 31 December 2008 with respect to its subscription of EUR '000 600 000 to the capital of the EBRD.

The Bank holds 3.03% of the subscribed capital.

As at 31 December 2008 the share of underlying net equity of the Bank in EBRD amounts to EUR 420.4 million (2007: 368.8 million). This is based on the audited 2007 financial statements prepared in accordance with International Financial Reporting Standards.

In EUR million	% held	Total own funds	Total net result	Balance sheet
EBRD (31.12.2006)	3.03	12 172	2 389	30 691
EBRD (31.12.2007)	3.03	13 874	1 884	33 175

(2) The total number of ordinary Eurotunnel shares held by the Bank as at 31 December 2008 is 1 596 713 (2007: 1 474 279), valued at EUR'000 6 133 (2007: EUR'000 17 691). The total number of Eurotunnel bonds redeemable in shares (ORA) held by the Bank as at 31 December 2008 is 12 422 (2007: 105 450), valued at EUR'000 1 026 (2007: EUR'000 10 193). Furthermore, the Bank holds 4 800 000 warrants valued at EUR 0 in the balance sheet at year-end (2007: 78 971 193 warrants). The sale during the 2008 year of ORAs and warrants resulted respectively in a realized profit of EUR 4.9 million and EUR 16.2 million.

The undisbursed amounts disclosed on Off-balance-sheet are respectively:

- for venture capital operations EUR '000 1 088 046,
- for infrastructure funds EUR '000 241 627,
- for investment funds EUR '000 93 094.

E.2. Participating interests

The account 'participating interests' for an amount of EUR '000 479 272 (2007: EUR '000 479 272) corresponds to the capital paid in by the Bank in respect of its subscription which amounts to EUR '000 1 822 000 (2007: EUR '000 1 822 000) to the capital of the European Investment Fund, with its registered office in Luxembourg.

The Bank holds 63.60% (2007 – 65.78%) of the subscribed capital of the EIF amounting to EUR 2.77 billion (2007: EUR 2.77 billion). At the EIF Annual General Meeting of Shareholders held on 7 May 2007, it was decided to issue 1 000 new shares, identical to the 2 000 existing ones (nominal value EUR 1 million each, paid in ratio of 20%) between the 30 June 2007 and 30 June 2010. Out of the 1 000 new shares, 865 were subscribed on 31 December 2008 (2007: 770), and for the remainder there is an option for subscription over the next 2 years. By 30 June 2010, all shares not subscribed by the other shareholders will be subscribed by the Bank.

During 2008, the Bank did not sell any EIF shares (11 shares sold in 2007). With regard to the remaining 1 043 EIF shares, the EIB is offering to buy these shares at any time from the EIF's other shareholders under a Replacement Share Purchase Undertaking at a price per share of EUR '000 348. This price corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the disclosed unrealised gains in venture capital operations, the profit brought forward and the profit of the year and decreased by the dividend for the 2007 financial year. Given that the dividend for the year 2007 will still be due to the other shareholders, the dividend decided has been deducted from the price determined as described above.

The nominal value of the put option granted to EIF minority shareholders, shown as an off – balance sheet item, EUR '000 363 433 (2007 EUR '000 319 045) has been calculated on the basis of the 2007 audited EIF statutory accounts.

Note F – Property, furniture, equipment and intangible assets (in EUR '000)

	Land	Luxembourg buildings	Lisbon building	Furniture and equipment	Total property, furniture and equipment	Total intangible assets
Historical cost						
At 1 January 2008	10 085	313 717	349	61 580	385 731	5 539
Additions	0	40 060	0	19 312	59 372	2 198
Disposals	0	0	- 349	- 7 691	- 8 040	- 1 073
At 31 December 2008	**10 085**	**353 777**	**0**	**73 201**	**437 063**	**6 664**
Accumulated depreciation						
At 1 January 2008	0	- 80 421	- 308	- 24 745	- 105 474	- 1 567
Depreciation	0	- 11 792	- 12	- 13 944	- 25 748	- 1 854
Disposals	0	0	320	7 720	8 040	1 073
At 31 December 2008	**0**	**- 92 213**	**0**	**- 30 969**	**- 123 182**	**- 2 348**
Net book value						
At 31 December 2008	**10 085**	**261 564**	**0**	**42 232**	**313 881**	**4 316**
At 31 December 2007	**10 085**	**233 296**	**41**	**36 835**	**280 257**	**3 972**

All of the land and buildings are used by the Bank for its own activities. The Luxembourg buildings category includes cost relating to the construction of the new building for EUR '000 211 769 (2007: EUR '000 171 710), completed in 2008. The Lisbon building was sold in 2008.

Note G – Interest subsidies received in advance

Part of the amounts received from the European Commission through EMS (European Monetary System) arrangements has been made available as a long-term advance which is entered on the liabilities side under item 4. Accruals and deferred income and comprises:

- amounts in respect of interest subsidies for loans granted for projects outside the Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries;
- interest subsidies, concerning certain lending operations put in place within the Union from the Bank's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992;
- amounts received in respect of interest subsidies for loans granted from EC resources under Council Decisions 78/870/EEC of 16 October 1978 (New Community Instrument), 82/169/EEC of 15 March 1982 and 83/200/EEC of 19 April 1983 and under Council Regulation (EEC) No 1736/79 of 3 August 1979 as amended by Council Regulation (EEC) No 2790/82 of 18 October 1982.

Note H – Sundry debtors and sundry creditors (in EUR '000)

Sundry debtors	31.12.2008	31.12.2007
- Loan instalments receivable	99 893	56 115
- Staff housing loans and advances (*)	18 764	21 917
- Advances on salaries and allowances	1 210	2 817
- Other	28 717	44 362
	148 584	**125 211**

Sundry creditors	31.12.2008	31.12.2007
- European Community accounts:		
- For Special Section operations and related unsettled amounts	368 727	367 531
- Deposit accounts	831 652	517 441
- Optional Supplementary Provident Scheme [Note L]	189 004	185 626
- Transitory account on loans	15 566	44 938
- Other	44 112	25 466
	1 449 061	**1 141 002**

(*) The Bank has entered into arrangements with an external financial institution, whereby permanently employed staff members may be granted staff loans in accordance with the Bank's staff regulations. The same interest rates, terms and conditions are applicable to all said employees.

Note I – Prepayments and accrued income – Accruals and deferred income (in EUR '000)

	31.12.2008	31.12.2007
Prepayments and accrued income:		
Interest and commission receivable	2 413 052	2 415 383
Deferred borrowing charges	274 486	810 120
Swaps receivable (*)	370 323	393 177
Investment Facility's commission receivable	35 741	32 756
Other	1 568	2 297
	3 095 170	**3 653 733**
Accruals and deferred income:		
Interest and commission payable	3 038 712	3 045 726
Deferred loan proceeds	164 868	203 713
Deferred borrowing proceeds	662 643	1 235 930
Swaps payable (*)	770 772	274 300
Administrative cost payable on HIPC initiative	46 872	48 683
Personnel costs payable	8 674	7 607
Interest subsidies received in advance [Note G]	171 155	186 622
Western Balkans infrastructure	5 000	0
Other	36 394	27 895
	4 905 090	**5 030 476**

(*) Swaps receivable and swaps payable represent end payments of one leg of the underlying swap agreements for those agreements which include such features.

Note J – Amounts owed to credit institutions with agreed maturity dates or periods of notice (in EUR '000)

	31.12.2008	31.12.2007
Short-term borrowings	5 957 394	338 681
Promissory notes issued in respect of paid-in capital of EBRD	1 013	3 037
	5 958 407	**341 718**

Note K – Debts evidenced by certificates as at 31 December (in EUR '000)

In its financing activity, one of the Bank's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The below table discloses the details per currency of debts outstanding at December 31, 2008, together with the cumulated notional amount of currency swaps associated with the debts issued, whose goal is to transform the initial currency of the debt into a new currency in line with the currency of the loan. The last column of the table indicates the total amount of debts per currency, taking into account the economic effect brought by the currency swaps in order to disclose a net exposure per currency of the debts outstanding at December 31, 2008.

BORROWINGS						CURRENCY SWAPS RECEIVABLE		NET AMOUNT	
PAYABLE IN	OUT-STANDING AT 31.12.2007	AVERAGE RATE	OUT-STANDING AT 31.12.2008	AVERAGE RATE	DUE DATES	31.12.2007	31.12.2008	OUT-STANDING AT 31.12.2007	OUT-STANDING AT 31.12.2008
EUR	106 548 588	4.04	107 758 784	4.02	2009/2057	-1 667 912	- 1 692 262	104 880 676	106 066 522
GBP	59 387 205	5.21	47 705 235	5.11	2009/2054	-18 302 492	- 15 100 101	41 084 713	32 605 134
DKK	536 315	2.86	536 869	2.86	2010/2026	0	0	536 315	536 869
SEK	1 851 401	4.24	1 985 281	4.18	2009/2028	- 636 175	- 552 571	1 215 226	1 432 710
CZK	952 562	5.09	928 119	5.03	2009/2030	- 159 606	0	792 956	928 119
HUF	1 062 153	7.17	731 159	7.20	2009/2015	- 648 327	- 328 084	413 826	403 075
PLN	662 295	6.05	465 206	6.29	2009/2026	- 107 854	- 93 313	554 441	371 893
BGN	181 511	5.35	309 336	6.60	2009/2013	- 181 511	- 309 336	0	0
MTL	23 294	3.80	0	0.00		- 23 294	0	0	0
SKK	121 261	4.79	144 175	4.75	2023/2028	0	0	121 261	144 175
RON	83 155	7.00	74 580	7.00	2014/2014	- 83 155	- 74 580	0	0
USD	58 410 692	4.52	77 423 397	3.72	2009/2058	- 25 074 313	- 41 397 725	33 336 379	36 025 672
CHF	2 955 218	2.75	4 468 687	2.47	2009/2036	- 1 525 956	- 2 545 455	1 429 262	1 923 232
JPY	6 982 434	1.51	10 331 351	0.97	2009/2047	- 6 814 744	- 10 022 170	167 690	309 181
NOK	760 241	4.67	1 315 897	4.08	2009/2025	- 508 922	- 733 333	251 319	582 564
CAD	976 045	4.92	770 751	4.70	2037/2045	- 906 836	- 775 163	69 209	- 4 412
AUD	4 026 888	5.61	4 971 016	5.83	2009/2021	- 4 026 888	- 4 927 858	0	43 158
HKD	334 498	5.09	77 883	6.97	2009/2019	- 203 836	- 77 884	130 662	- 1
NZD	3 369 954	6.62	2 806 416	6.88	2009/2017	- 3 369 954	- 2 788 227	0	18 189
ZAR	1 167 340	8.53	1 160 062	8.91	2009/2018	- 726 625	- 791 164	440 715	368 898
MXN	61 772	8.63	79 425	8.57	2009/2015	- 61 772	- 79 425	0	0
TWD	255 830	0.33	176 856	1.66	2010/2013	- 255 830	- 176 856	0	0
TRY	2 659 580	14.14	2 518 980	14.04	2009/2022	- 2 659 580	- 2 484 077	0	34 903
ISK	739 935	8.38	113 793	9.47	2009/2011	- 739 935	- 113 793	0	0
RUB	111 154	6.50	135 770	7.39	2011/2018	- 111 154	- 135 770	0	0
Total	**254 221 321**		**266 989 028**			**- 68 796 671**	**- 85 199 147**	**185 424 650**	**181 789 881**

The redemption of certain borrowings is indexed to stock exchange indexes (historical value: EUR 843 million). All such borrowings are hedged in full through swap operations.

Note L – Provisions for liabilities and charges – pension plans and health insurance scheme

(in EUR '000)

The Defined Benefit Obligation in respect of future retirement and health insurance benefits was valued as at 30 September 2008 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2008 with an extrapolation ('roll forward' method) for the last 3 months of 2008, using the prevailing market rates of 31 December 2008 and following assumptions (for the staff pension and medical plan):

- a discount rate of 6.0% (2007: 5.52%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 14.46 year duration (2007: 14.19 year duration);
- in the light of past experience, the Bank estimates that the overall expected remuneration of post-employment reserves are set at a rate of 1.5% above the discount rate mentioned above. As a consequence, the final discount rate used is 7.5% (2007: 7.02%);
- a progressive retirement between the age of 55-65 (2007: retirement at the age of 55-65);
- a combined average impact of the increase in the cost of living and career progression of 4.5% (2007: 4%);
- probable resignation of 3% up to age 55 (same as 2007);
- a rate of adjustment of pensions of 2% per annum (same as 2007);
- use of the LPP 2005 actuarial tables (same as 2007);
- a medical cost inflation rate of 4% per annum (same as 2007).

The provisions for liabilities and charges for these schemes are adjusted when needed (Note A.12.1) according to the actuarial valuation, as per the tables below. These adjustments have been accounted for in 2008 and are disclosed in the Profit and Loss account under staff costs.

The staff pension and the Management Committee pension plans provision are as follows (in EUR '000):

	31.12.2008	31.12.2007
Staff Pension Plan:		
Provision at beginning of the year	981 085	872 501
Payments made during the year	- 38 710	- 32 909
Contribution arising from measures with a social character	0	13 300
Annual contributions and interest	108 718	128 193
Sub Total	**1 051 093**	**981 085**
Management Committee Pension Plan	32 637	31 739
Provision at 31 December	**1 083 730**	**1 012 824**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 189 million (2007: EUR 186 million) is classified under 'Sundry creditors' (Note H).

The health insurance scheme provision is as follows (in EUR '000):

	31.12.2008	31.12.2007
Provision at beginning of the year	84 750	76 151
Payments made during the year	- 7 661	- 7 204
Contribution arising from measures with a social character	9 000	665
Annual contributions and interest	17 834	15 138
Provision at 31 December	**103 923**	**84 750**
Total at 31 December	**1 187 653**	**1 097 574**

Note M – Fund for general banking risks (in EUR '000)

In line with Note A.14.1, the Bank no longer identifies the Fund for general banking risks as a separate balance sheet item. For disclosure purposes, the Bank continues to compute the amount corresponding to the fund, in line with last year's methodology.

Evaluation of the amount representative of general banking risks:	31.12.2008	31.12.2007
	1 280 000(*)	1 000 000(**)

(*) Of which EUR '000 198 000 for Structured Finance Facility operations
(**) Of which EUR '000 113 000 for Structured Finance Facility operations

The evolution of the computed Fund for general banking risks from December 31, 2007 to December 31, 2008 reflects a slight decrease in the Bank's loan portfolio quality, mainly due to new signatures to lower rating categories.

Note N – 'Interest and similar income' and 'Interest and similar charges'

N.1. Net interest income (in EUR '000)

	31.12.2008	31.12.2007
Interest and similar income		
Cash in hand, balance with central banks and post office banks	202	344
Treasury bills eligible for refinancing with central banks and debt securities including fixed income securities	714 245	686 369
Loans and advances to credits institutions and customers	14 068 549	13 343 188
Other	340 076	242 024
TOTAL	**15 123 072**	**14 271 925**
Interest expense and similar charges		
Amounts owed to credit institutions	- 53 185	- 14 098
Debts evidenced by certificates	- 12 045 965	- 12 059 580
Derivatives	- 460 727	- 7 626
Other	- 475 917	- 318 849
TOTAL	**- 13 035 794**	**- 12 400 153**
Net interest income	**2 087 278**	**1 871 772**

N.2. Geographical analysis of 'Interest and similar income' (in EUR '000)

	31.12.2008	31.12.2007
Germany	2 008 176	2 356 560
Spain	2 143 128	1 833 671
Italy	1 697 814	1 456 260
France	1 385 791	1 437 073
United Kingdom	1 058 937	1 211 146
Portugal	774 637	698 928
Greece	559 600	533 178
Austria	294 940	292 310
Poland	445 242	287 992
Finland	232 420	227 245
Hungary	294 328	197 499
Belgium	198 322	187 366
Czech Republic	229 290	180 895
Denmark	123 138	152 085
Netherlands	141 405	151 539
Ireland	128 691	137 067
Sweden	165 245	123 075
Romania	90 755	81 155
Slovenia	75 551	57 535
Slovak Republic	42 227	35 134
Luxembourg	27 125	34 002
Cyprus	38 896	29 550
Bulgaria	24 765	17 465
Latvia	23 012	16 017
Estonia	8 145	6 753
Lithuania	5 766	5 204
Malta	581	348
Total	**12 217 927**	**11 747 052**
Outside the European Union	889 208	795 520
Total	**13 107 135**	**12 542 572**
Income not analysed [1]	2 015 937	1 729 353
Total	**15 123 072**	**14 271 925**

[1] Income not analysed:

• Revenue from Investment portfolio and ABS portfolios	354 462	265 949
• Revenue from Operational bond portfolios	77 283	80 419
• Revenue from Operational money-market portfolios	282 500	340 001
• Revenue from money-market operations	1 301 692	1 042 984
	2 015 937	**1 729 353**

Note O – 'Commission income' and 'Commission expense' (in EUR '000)

	31.12.2008	31.12.2007
Commission income		
Investment Facility / Cotonou	35 741	32 756
Jaspers	14 933	10 529
Jessica	3 962	1 903
Yaoundé/Lomé conventions	10 371	10 227
Other Community institutions	12 693	9 072
	77 700	**64 487**
Commission expense	**- 8 474**	**- 10 382**

Note P – Result on financial operations (in EUR '000)

	31.12.2008	31.12.2007
Value adjustment on operational treasury portfolio	- 67 899	- 19 561
Gain and loss on operational treasury portfolio	- 3 189	1 362
Gain and loss on long-term futures	- 11 714	1 725
Foreign exchange gain/loss	13 122	4 634
Gain and loss on buy back of debts evidenced by certificates	3 430	1 082
Gain and loss on unwind of ALM swaps	21 125	923
Realised loss on sale of shares	- 11 422	0
	- 56 547	**- 9 835**

Note Q – Other operating income (in EUR '000)

	31.12.2008	31.12.2007
Income from advisory activities	32 380	20 369
Reversal of previous years' unutilized accruals	3 999	3 597
Other	3 408	3 650
	39 787	**27 616**

Note R – General administrative expenses (in EUR '000)

	31.12.2008	31.12.2007
Salaries and allowances (*)	- 168 086	- 154 373
Welfare contributions and other social costs	- 93 041	- 124 882
Staff costs	- 261 127	- 279 255
Other general administrative expenses	- 101 802	- 80 661
	- 362 929	**- 359 916**

The number of persons employed by the Bank was 1 599 at 31 December 2008 (1 441 at 31 December 2007).

(*) of which the amount for members of the Management Committee is EUR'000 2 821 at 31 December 2008 and EUR'000 2 655 at 31 December 2007.

Note S – Special deposits for service of borrowings

This item represents the amount of coupons and bonds due, paid by the Bank to the paying agents, but not yet presented for payment by the holders of bonds issued by the Bank.

Note T – Fair value of financial instruments

The Bank records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the operational portfolio) representing the amount received in the case of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings after long-term interest rate or currency swaps) entered under assets and liabilities compared with their accounting value is shown in the table below:

	ASSETS		LIABILITIES	
At 31 December 2008 (in EUR million)	Net accounting value	Fair value	Accounting value	Fair value
Loans (Note D)	291 419	301 674		
Investment portfolio (Note B)	1 866	1 933		
Liquid assets	5 572	5 575		
Borrowings after swaps			260 805	266 611
Total 2008	**298 857**	**309 182**	**260 805**	**266 611**

	ASSETS		LIABILITIES	
At 31 December 2007 (in EUR million)	Net accounting value	Fair value	Accounting value	Fair value
Loans (Note D)	271 147	272 580		
Investment portfolio (Note B)	2 121	2 142		
Liquid assets	12 462	12 476		
Borrowings after swaps			251 367	251 906
Total 2007	**285 730**	**287 198**	**251 367**	**251 906**

Note U – Financial risk management

This section presents information about the Bank's exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are:

- credit risk,
- interest rate risk,
- liquidity risk,
- exchange rate risk.

U.1. Credit risk

Credit risk concerns mainly the Bank's lending activity and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits.

The credit risk associated with the use of derivatives is also analysed hereafter in the 'Derivatives' section (Note V).

Management of credit risk is based, firstly, on the degree of credit risk vis-à-vis counterparties and, secondly, on an analysis of the solvency of counterparties.

As regards lending, treasury and derivatives operations, credit risk is managed by an independent Risk Management Directorate under the direct responsibility of the Management Committee. The Bank has thus established an operationally independent structure for determining and monitoring credit risk.

U.1.1. Loans

In order to limit the credit risk on its loan portfolio, the Bank lends only to counterparties with demonstrated creditworthiness over the longer term and sound guarantees.

In order efficiently to measure and manage credit risk on loans, the Bank has graded its lending operations according to generally accepted criteria, based on the quality of the borrower, the guarantee and, where appropriate, the guarantor.

The structure of guarantors and borrowers relating to the loan portfolio as at 31 December 2008 is analysed below (in EUR million), including undisbursed portions:

Within the European Union

Borrower \ Guarantor (1)	Member States	Public institutions	Zone 'A' banks	Corporates	Total 2008	Total 2007
Member States	27 202	0	0	0	27 202	24 925
Public institutions	20 709	39 983	743	4 017	65 452	59 698
Zone 'A' banks	10 982	40 105	47 655	16 500	115 242	114 734
Corporates	16 266	6 985	32 169	55 830	111 250	96 952
Total 2008 (1)(2)(3)(4)	**75 159**	**87 073**	**80 567**	**76 347**	**319 146**	
Total 2007 (1)(2)(3)(4)	**71 738**	**84 345**	**75 439**	**64 787**		**296 309**

(1) This amount includes loans for which no formal guarantee independent from the borrower and the loan itself was required for a total of EUR 82 021 million as at 31 December 2008 (2007: EUR 90 063 million), the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank's right to access independent security.

(2) This amount includes loans (2008: EUR 4 330 million, 2007: EUR 3 102 million) in risk-sharing operations.

(3) This amount includes loans granted under the Facilities (2008: EUR 4 149 million, 2007: EUR 3 186 million). Loans granted under the Facilities are not secured by guarantees of the Community budget or the Member States. Therefore, lending under the Facilities is from the Bank's own resources and at the Bank's own risk.

(4) This amount does not include asset backed securities (2008: EUR 5 766 million, 2007: EUR 4 709 million).

Loans outside the European Communities (apart from those under the Pre-Accession Facility and the Mediterranean Partnership Facility – the "Facilities") are, in the last resort, secured by guarantees of the European Communities budget or the Member States (loans in the ACP Countries and the OCT). In all regions (South Africa, non-member Mediterranean Countries, Central and Eastern Europe, Asia and Latin America), apart from the ACP Countries and the OCT, in the case of loans secured by a sovereign guarantee, all risks are, in the last resort, covered by the European Communities budget.

The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain bank loans are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance.

Outside the European Union

Secured by:	31.12.2008	31.12.2007
Member States	1 554	1 567
Community budget	28 152 (*)	25 270 (*)
Total	**29 706**	**26 837**

(*) of which EUR 4 330 million in risk-sharing operations as explained above (2007: EUR 3 102 million).

LOANS FOR PROJECTS OUTSIDE THE UNION (in EUR million)

(including loans in the new Member States before accession)

BREAKDOWN OF LOANS BY GUARANTEE AS AT 31 DECEMBER

AGREEMENT	Outstanding 31.12.2008	Outstanding 31.12.2007
75 % Member States global guarantee		
- ACP/OCT Group 3rd Lomé Convention	1	4
- ACP/OCT Group 4th Lomé Convention	142	200
- ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol	516	586
Total 75 % Member States global guarantee	**659**	**790**
75 % Member States guarantee		
- Cotonou partnership agreement	819	777
- Cotonou partnership 2nd agreement	76	0
Total 75 % Member States guarantee	**895**	**777**
Total Member States guarantee	**1 554**	**1 567**
100 % Community budget guarantee		
- South Africa - 300m - BG Decision 19.06.95	41	62
- ALA I - 750m	135	145
- ALA interim (100% guarantee) -153m	5	22
- CEEC - 1bn - BG Decision 29.11.89	120	127
- CEEC - 3bn - BG Decision 02.05.94	618	730
- CEEC – 700m - BG Decision 18.04.91	9	17
- Russia – 100 m - 2001-2005	79	79
- Russia – 500 m - 2004-2007	230	230
Total 100 % Community budget guarantee	**1 237**	**1 412**
75 % Community budget guarantee		
- Mediterranean Protocols	988	1 180
- Yugoslavia – Art.18 (1984)	2	3
- Yugoslavia - 1st Protocol	4	5
- Yugoslavia - 2nd Protocol	16	40
- Slovenia - 1st Protocol	62	71
Total 75 % Community budget guarantee	**1 072**	**1 299**
70 % Community budget guarantee		
- South Africa - 375m - Decision 29.01.97	128	165
- ALA II – 900m	175	200
- ALA interim (70% guarantee: risk sharing) -122m	10	21
- Bosnia-Herzegovina - 100m 99/2001	89	92
- Euromed (EIB) - 2 310m - Decision 29.01.97	908	1 016
- FYROM - 150m – 1998/2000	117	126
- CEEC - 3 520m - Decision 29.01.97	1 627	1 790
Total 70 % Community budget guarantee	**3 054**	**3 410**
65 % Community budget guarantee		
- South Africa - 825m – 7/2000-7/2007	629	705
- South Africa – Decision 2/2007-12/2013	202	0
- ALA III – 2480m – 2/2000-7/2007	1 275	1 329
- ALA Decision – 2/2007-12/2013	791	304
- Euromed II - 6520m – 2/2000-1/2007	5 686	5 787
- South Eastern Neighbours – 9185m - 2/2000-7/2007	8 344	8 513
- Turkey special action – 450m – 2001-2006	324	347
- Turkey TERRA- 600m - 11/1999-11/2002	549	570
- PEV EE/CAS/RUS 1/2/2007-31/12/2013	170	0
- PEV MED 1/2/2007-31/12/2013	2 404	1 205
- Pre-Accession – 8 700m - 2007-2013	2 415	389
Total 65 % Community budget guarantee	**22 789**	**19 149**
Total Community budget guarantee	**28 152**	**25 270**
TOTAL	**29 706**	**26 837**

Collateral on loans (EUR million)

Among other credit mitigant instruments, the Bank also uses pledges of financial securities. These pledges are formalized through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 12 998 million (2007: EUR 11 123 million), with the following composition:

As at 31 December 2008			Loan Financial Collateral (in EUR million) [1]						
Moody's or equivalent rating	Bonds						Equities & Funds	Cash	**Total 2008**
	Govt	Supra-national	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS			
Aaa	678	1	34	482	694	638	0	0	**2 527**
Aa1 to Aa3	1 193	0	0	50	1 937	151	0	0	**3 331**
A1	1 743	0	16	0	1 025	0	0	0	**2 784**
Below A1	2 500	0	28	0	1 199	0	0	0	**3 727**
Non-Rated	0	0	0	0	0	0	277	352	**629**
Total 2008	**6 114**	**1**	**78**	**532**	**4 855**	**789**	**277**	**352**	**12 998**

[1] Bonds are valued at their market value.

As at 31 December 2007			Loan Financial Collateral (in EUR million) [1]						
Moody's or equivalent rating	Bonds						Equities & Funds	Cash	**Total 2007**
	Govt	Supra-national	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS			
Aaa	972	4	0	260	398	616	0	0	**2 250**
Aa1 to Aa3	1 583	0	0	12	1 604	146	0	0	**3 345**
A1	1 055	0	0	0	1 062	0	0	0	**2 117**
Below A1	1 619	0	21	0	1 051	0	0	0	**2 691**
Non-Rated	0	0	0	0	195	0	102	423	**720**
Total 2007	**5 229**	**4**	**21**	**272**	**4 310**	**762**	**102**	**423**	**11 123**

[1] Bonds are valued at their market value.

A breakdown of disbursed loans outstanding, including assets backed securities (in EUR million) at 31 December according to the sectors in which borrowers are engaged is set out below:

	Maturity				
Sector :	not more than 1 year	1 year to 5 years	more than 5 years	**Total 2008**	Total 2007
Transport	4 022	17 631	69 060	**90 713**	85 237
Global loans	7 593	30 462	39 099	**77 154**	76 477
Energy	2 305	11 019	17 516	**30 840**	26 549
Industry	1 812	10 467	6 535	**18 814**	15 625
Health & education	492	3 408	14 601	**18 501**	15 636
Miscellaneous infrastructure	834	3 897	12 257	**16 988**	16 335
Water & sewerage	1 294	4 148	10 990	**16 432**	15 801
Services	794	3 335	8 177	**12 306**	11 192
Telecommunications	860	4 487	4 114	**9 461**	8 057
Agriculture, forestry & fisheries	50	64	96	**210**	238
TOTAL 2008	**20 056**	**88 918**	**182 445**	**291 419**	
TOTAL 2007	**17 322**	**87 187**	**166 638**		**271 147**

U.1.2. Treasury

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is rigorously managed through selecting first-class counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of the ratings awarded to counterparties by the rating agencies (these limits are reviewed regularly by the Risk Management Directorate).

The table below provides a percentage breakdown of the credit risk associated with the securities portfolio and treasury instruments in terms of the credit rating of counterparties and issuers (as at 31 December):

Moody's or equivalent rating	Securities portfolio %		Treasury instruments %	
Long-term rating:	**2008**	2007	**2008**	2007
- Aaa	**52**	55	**1**	4
- Aa1 to Aa3	**41**	41	**39**	61
- A1 to A3	**7**	4	**57**	32
Below A3	**0**	0	**2**	0
Short-term rating:				
- A-1+P-1	**0**	0	**1**	3
Total	**100**	**100**	**100**	**100**

As part of its treasury management activities, the Bank holds investments in capital guarantee notes, the coupons of which embed options on the performance of funds of hedge funds. At 31 December 2008, the total nominal amount of such notes stood at EUR 150 million and are part of the Securities portfolio.

Collateral on Treasury transactions (EUR million)

Part of the Treasury transactions are tripartite reverse repos, for an amount of EUR 7 250 million (2007: EUR 4 593 million). These transactions are governed by a Tripartite Agreement, the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2008 amounts to EUR 7 243 million (2007: EUR 4 611 million), with the following classification:

Tripartite Agreements Collateral (in EUR million)							
At 31 December 2008	Bonds						Total 2008
Moody's or equivalent rating	Govt	Supra-national	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS	
Aaa	358	309	12	477	1 142	85	2 383
Aa1 to Aa3	844	0	10	4	1 955	0	2 813
A1	84	0	10	0	524	0	618
Below A1	513	0	0	0	916	0	1 429
Total 2008	**1 799**	**309**	**32**	**481**	**4 537**	**85**	**7 243**

Tripartite Agreement Collateral (in EUR million)							
At 31 December 2007	Bonds						Total 2007
Moody's or equivalent rating	Govt	Supra-national	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS	
Aaa	667	206	5	212	269	444	1 803
Aa1 to Aa3	653	0	62	34	1 036	0	1 785
A1	345	0	14	0	144	26	529
Below A1	370	0	0	0	124	0	494
Total 2007	**2 035**	**206**	**81**	**246**	**1 573**	**470**	**4 611**

U.1.3. Securities lending

The market value of the bonds lent in the securities lending activities amounts to EUR 309 million at 31 December 2008 (2007: EUR 888 million). These transactions are governed by an agreement signed with Northern Trust Global Investment, the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2008 amounts to EUR 322 million (2007: 912 million), with the following classification:

Securities Lending Collateral (in EUR million)							
At 31 December 2008	Bonds						Total 2008
Moody's or equivalent rating	Govt	Supra-national	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Certificate of Deposits	Time Deposit	
Aaa	96	0	0	0	0	0	96
Aa1 to Aa3	161	0	0	0	0	25	186
A1	0	0	0	0	0	17	17
Below A1	0	0	0	0	0	23	23
Total 2008	**257**	**0**	**0**	**0**	**0**	**65**	**322**

Securities Lending Collateral (in EUR million)							
At 31 December 2007	Bonds						Total 2007
Moody's or equivalent rating	Govt	Supra-national	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Certificate of Deposits	Time Deposit	
Aaa	755	0	0	0	14	0	769
Aa1 to Aa3	0	0	0	0	7	99	106
A1	0	0	0	0	0	23	23
Below A1	0	0	0	0	14	0	14
Total 2007	**755**	**0**	**0**	**0**	**35**	**122**	**912**

U.2. Interest rate risk

The Bank has established an organisational structure for the asset-liability function, applying best practices in the financial industry, and, in particular, an Asset-Liability Management Committee (ALCO) under the direct responsibility of the Bank's Management Committee. Accordingly, it has decided on an asset-liability management strategy which involves maintaining an own funds duration of around 5 years, thereby safeguarding the Bank against substantial fluctuations in its long-term revenues.

As a result of the above objective of an own funds duration equal to around 5 years, an increase in interest rates of 0.01% on all currencies would result in a decrease of EUR 21.8 million (2007: EUR 15.5 million) in the net present value of the Bank's own funds.

The following table illustrates the Bank's exposure to interest rate risk. The table shows interest rate sensitive assets and liabilities classified as a function of their re-pricing in each of the indicated intervals and not on the accounting carrying amount:

Reindexation interval (in EUR million)

At 31 December 2008	not more than 3 months	3 months to 6 months	6 months to 1 year	1 year to 5 years	more than 5 years	Total 2008
Assets:						
Loans	174 430	14 568	4 958	42 966	54 497	291 419
Net liquidity	9 598	- 4 525	- 84	1 848	601	7 438
	184 028	10 043	4 874	44 814	55 098	298 857
Liabilities:						
Borrowings after swaps	- 178 920	- 13 503	- 4 594	- 25 167	- 38 621	- 260 805
Interest rate risk	**5 108**	**- 3 460**	**280**	**19 647**	**16 477**	

At 31 December 2007	not more than 3 months	3 months to 6 months	6 months to 1 year	1 year to 5 years	more than 5 years	Total 2007
Assets:						
Loans	166 227	10 769	3 656	41 030	49 465	271 147
Net liquidity	10 820	111	416	2 321	915	14 583
	177 047	10 880	4 072	43 351	50 380	285 730
Liabilities:						
Borrowings after swaps	181 325	6 985	1 716	25 881	35 460	251 367
Interest rate risk	**- 4 278**	**3 895**	**2 356**	**17 470**	**14 920**

U.3. Liquidity risk

The table hereafter analyses assets and liabilities by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date.

Assets and liabilities for which there is no contractual maturity date are classified under 'Maturity undefined'.

Liquidity Risk (in EUR million)

Maturity (at 31 December 2008)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	Total 2008
ASSETS						
Cash in hand, central banks and post office banks	0	0	0	0	0	0
Treasury bills eligible for refinancing with central banks	74	171	1 021	643	0	1 909
Other loans and advances:						
- Current accounts	245	0	0	0	0	245
- Others	21 361	0	0	0	0	21 361
	21 606	0	0	0	0	21 606
Loans:						
- Credit institutions	2 429	7 840	40 812	60 910	0	111 991
- Customers	1 962	7 767	46 375	117 536	0	173 640
	4 391	15 607	87 187	178 446	0	285 631
Debt securities including fixed-income securities	2 998	666	2 945	4 124	0	10 733
Other assets	0	0	0	0	5 882	5 882
Total assets	**29 069**	**16 444**	**91 153**	**183 213**	**5 882**	**325 761**
LIABILITIES						
Amounts owed to credit institutions	5 957	1	0	0	0	5 958
Debts evidenced by certificates	18 090	23 409	113 219	112 271	0	266 989
Foreign exchange neutralization on currency swap contracts	1 496	1 255	4 463	1 841	0	9 055
Capital, reserves and profit	0	0	0	0	36 192	36 192
Other liabilities	0	0	0	0	7 567	7 567
Total liabilities	**25 543**	**24 665**	**117 682**	**114 112**	**43 759**	**325 761**

Maturity (at 31 December 2007)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	Total 2007
ASSETS						
Cash in hand, central banks and post office banks	27	0	0	0	0	27
Treasury bills eligible for refinancing with central banks	47	159	995	926	0	2 127
Other loans and advances:						
- Current accounts	264	0	0	0	0	264
- Others	15 452	24	0	0	0	15 476
	15 716	24	0	0	0	15 740
Loans:						
- Credit institutions	1 686	6 246	41 948	61 335	0	111 215
- Customers	1 949	7 358	43 376	102 498	0	155 181
	3 635	13 604	85 324	163 833	0	266 396
Debt securities including fixed-income securities	2 404	1 095	3 510	3 512	0	10 521
Other assets	0	0	0	0	7 043	7 043
Total assets	**21 829**	**14 882**	**89 829**	**168 271**	**7 043**	**301 854**
LIABILITIES						
Amounts owed to credit institutions	339	2	1	0	0	342
Debts evidenced by certificates	13 796	30 034	87 234	123 157	0	254 221
Foreign exchange neutralization on currency swap contracts	16	1 091	2 010	2 341	0	5 458
Capital, reserves and profit	0	0	0	0	34 541	34 541
Other liabilities	0	0	0	0	7 292	7 292
Total liabilities	**14 151**	**31 127**	**89 245**	**125 498**	**41 833**	**301 854**

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties. Certain liabilities could therefore be redeemed at an earlier stage than their maturity date.

If all calls were to be exercised at their next contractual exercise date, cumulated early redemptions for the period 2009 - 2011 would amount to EUR 13.2 billion.

U.4. Foreign exchange rate risk

The sources of foreign exchange rate risk are to be found in the margins on operations and in general expenses incurred in non-euro currencies. The Bank's objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets.

An FX hedging program exists in order to protect the known loan margins in USD and in GBP for the next 3 years.

Foreign exchange position (in EUR million)

Currency at 31 December 2008	Euro	Pounds Sterling	US Dollars	Other currencies	Sub-Total except Euro	Total 2008
ASSETS						
Cash in hand, central banks and post office banks	0	0	0	0	0	0
Treasury bills eligible for refinancing with central banks	1 909	0	0	0	0	1 909
Other loans and advances:						
- Current accounts	193	16	12	24	52	245
- Others	14 508	2 369	2 067	2 417	6 853	21 361
	14 701	2 385	2 079	2 441	6 905	21 606
Loans:						
- Credit institutions	67 016	14 925	26 331	3 719	44 975	111 991
- Customers	140 731	14 304	9 292	9 313	32 909	173 640
	207 747	29 229	35 623	13 032	77 884	285 631
Debt securities including fixed-income securities	7 691	1 541	1 199	302	3 042	10 733
Other assets	4 670	639	56	517	1 212	5 882
Total assets	**236 718**	**33 794**	**38 957**	**16 292**	**89 043**	**325 761**
LIABILITIES						
Amounts owed to credit institutions	5 623	0	316	19	335	5 958
Debts evidenced by certificates:						
- Debt securities in issue	107 552	47 338	77 423	34 007	158 768	266 320
- Others	207	367	0	95	462	669
	107 759	47 705	77 423	34 102	159 230	266 989
Foreign exchange neutralization on currency swap contracts	81 629	- 14 697	- 39 354	- 18 523	- 72 574	9 055
Capital, reserves and profit	36 192	0	0	0	0	36 192
Other liabilities	5 523	785	578	681	2 044	7 567
Total liabilities	**236 726**	**33 793**	**38 963**	**16 279**	**89 035**	**325 761**
Net position	**-8**	**1**	**-6**	**13**

Currency at 31 December 2007	Euro	Pounds Sterling	US Dollars	Other currencies	Sub-Total except Euro	Total 2007
ASSETS						
Cash in hand, central banks and post office banks	1	26	0	0	26	27
Treasury bills eligible for refinancing with central banks	2 127	0	0	0	0	2 127
Other loans and advances:						
- Current accounts	218	8	20	18	46	264
- Others	9 110	1 640	3 987	739	6 366	15 476
	9 328	1 648	4 007	757	6 412	15 740
Loans:						
- Credit institutions	62 636	20 112	25 567	2 900	48 579	111 215
- Customers	119 940	17 504	9 690	8 047	35 241	155 181
	182 576	37 616	35 257	10 947	83 820	266 396
Debt securities including fixed-income securities	7 295	1 858	1 143	225	3 226	10 521
Other assets	5 131	871	353	688	1 912	7 043
Total assets	**206 458**	**42 019**	**40 760**	**12 617**	**95 396**	**301 854**
LIABILITIES						
Amounts owed to credit institutions	291	0	51	0	51	342
Debts evidenced by certificates:						
- Debt securities in issue	106 341	58 774	58 411	29 802	146 987	253 328
- Others	207	613	0	73	686	893
	106 548	59 387	58 411	29 875	147 673	254 221
Foreign exchange neutralization on currency swap contracts	60 027	-18 352	-18 069	-18 148	-54 569	5 458
Capital, reserves and profit	34 541	0	0	0	0	34 541
Other liabilities	5 062	986	363	881	2 230	7 292
Total liabilities	**206 469**	**42 021**	**40 756**	**12 608**	**95 385**	**301 854**
Net position	**-11**	**-2**	**4**	**9**

Note V - Derivatives Derivatives are contractual financial instruments, the value of which fluctuates according to trends in the underlying assets, interest rates, exchange rates or indices. V.1. As part of funding and hedging activity The Bank uses derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates, into line with those of loans granted and also to reduce funding costs. It uses also long-term swaps to hedge certain treasury transactions and for ALM purposes. Long-term derivatives transactions are not used for trading, but only in connexion with fund-raising and for the reduction of market risk exposure. All interest rate and currency swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature. The derivatives most commonly used are: o Currency swaps; o Interest rate swaps; o Asset swaps. V.1.1. Currency swaps Currency swaps are contracts under which it is agreed to convert funds raised through borrowings into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates. V.1.2. Interest rate swaps Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa. V.1.3. Asset swaps Asset swaps are arranged for investments in bonds, included in the B1 portfolio, that do not have the desired cash-flow features. Specifically, swaps are used to convert investments into floating-rate instruments with 3-month coupon payment and reset frequency. Thus, the Bank eliminates interest-rate and/or exchange risk, while retaining, as intended, the credit risk. Interest rate or currency swaps allow the Bank to modify the interest rate and currency structure of its borrowing portfolio in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its counterparties. o Derivatives credit risk mitigation policy: The credit risk with respect to derivatives lies in the loss, which the Bank would incur where a counterparty would be unable to honour its contractual obligations. In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising out of the use of such instruments. o Contractual framework: All the EIB's long-term derivatives transactions are concluded in the contractual framework of Master Swap Agreements and, where non-standard structures are covered, of Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types. o Counterparty selection: The minimum rating at the outset is set at A1, but exceptionally certain counterparties rated A2/A3 have also been authorised, all their exposures being fully collater-alised. The EIB has the right of early termination if the rating drops below a certain level. o Limits: Limits have been set in terms of: - Total net present value of derivatives exposure with a counterparty; - Unsecured exposure to a counterparty; - Specific concentration limits expressed as nominal amount. All limits are dynamically adapted to the credit quality of the counterparty. o Monitoring: The derivatives portfolio is regularly valued and compared against limits. o Collateralisation: - Derivatives exposure exceeding the limit for unsecured exposure is collateralised by cash and first-class bonds. - Very complex and illiquid transactions require col-lateralisation over and above the current market value.

- Both the derivatives portfolio with individual counterparties and the collateral received are regularly valued, with a subsequent call for additional collateral or release.

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value. In the Bank's case, where only mutually agreed derivatives are negotiated, the credit risk is evaluated on the basis of the 'current exposure' method recommended by the Bank for International Settlements (BIS). Hence, the credit risk is expressed in terms of the positive 'fair value' or replacement value of the contracts, increased by the potential risks, contingent on the duration and type of transaction, weighted by a coefficient linked to the category of counterparty (BIS I weighted risk).

The following tables show the maturities of currency swaps (excluding short-term currency swaps – see Note V.2) and interest rate swaps, sub-divided according to their notional amount and the associated credit risk. The notional amounts are disclosed off balance sheet.

Currency swaps at 31.12.2008 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2008
Notional amount	7 460	47 737	20 976	14 281	90 454
Net discounted value	- 1 543	- 3 727	- 1 777	1 440	- 5 607
Credit risk (BIS I weighted)	19	739	439	603	1 800

Currency swaps at 31.12.2007 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2007
Notional amount	8 326	30 182	19 480	12 965	70 953
Net discounted value	- 1 012	- 1 766	- 2 021	- 315	- 5 114
Credit risk (BIS I weighted)	53	423	311	277	1 064

Interest rate swaps at 31.12.2008 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2008
Notional amount	29 874	114 048	64 746	67 514	276 182
Net discounted value (*)	384	3 749	3 246	3 608	10 987
Credit risk (BIS I weighted)	90	1 092	1 168	1 660	4 010

Interest rate swaps at 31.12.2007 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2007
Notional amount	27 759	83 255	70 634	67 863	249 511
Net discounted value (*)	198	689	- 411	724	1 200
Credit risk (BIS I weighted)	76	361	571	903	1 911

(*) The net discounted value of Credit Default Swaps (CDS) has been included with the rest of derivatives (according to IAS39, CDS are treated as derivatives). However, these transactions have not been included in the BIS computations, since in the Basel Agreement BIS I, they are assimilated to guarantees and their capital charge is computed in the loan portfolio.

The Bank does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts encompassing notably interest rate or stock exchange index options. Such borrowings are entirely covered by swap contracts to hedge the corresponding market risk.

Tabulated below are the number and notional amounts of the various types of options embedded in borrowings:

	Option embedded		Stock exchange index		Special structure coupon or similar	
	2008	2007	2008	2007	2008	2007
Number of transactions	405	429	6	3	359	322
Notional amount (in EUR million)	15 678	18 433	843	600	22 241	20 817
Net discounted value (in EUR million)	238	- 969	- 59	- 23	- 485	- 187

The 'fair value' of 'plain vanilla' swap transactions is their market value. For structured deals, the 'fair value' is computed using the income approach, using valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

Generally, there is a reduced credit risk on these swaps, because security exists in the form of regularly monitored collateral.

Collateral (EUR million)

The collateral received for derivatives business amounts to EUR 9 071 million, with the following composition:

Swap Collateral (in EUR million)							
Moody's or equivalent rating	Bonds				Cash	Total 2008
	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe)		
Aaa	2 160	0	0	0	0	2 160
Aa1 to Aa3	1 148	0	0	0	0	1 148
A1	0	0	0	0	0	0
Below A1	116	0	0	0	0	116
Non-Rated	0	0	0	0	5 647	5 647
Total 2008	**3 424**	**0**	**0**	**0**	**5 647**	**9 071**

Swap Collateral (in EUR million)						
Moody's or equivalent rating	Bonds				Cash	Total 2007
	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe)		
Aaa	865	0	0	0	0	865
Aa1 to Aa3	4	0	0	0	0	4
A1	224	0	0	0	0	224
Below A1	124	0	0	0	0	124
Non-Rated	0	0	0	0	333	333
Total 2007	**1 217**	**0**	**0**	**0**	**333**	**1 550**

Ratings exposure table: The major part of new derivatives transactions are concluded with counterparties rated at least A1. With exceptional conditions of over-collateralisation, counterparties rated A2 or A3 have been also accepted. Most of the portfolio is concentrated on counterparties rated A1 or above; however, during 2008, there has been a general deterioration of the ratings of our swap counterparties.

Grouped Ratings	Percentage of Nominal		Net Market Exposure (in EUR million)		CRE BIS2 Swaps (in EUR million)	
Moody's or equivalent rating	2008	2007	2008	2007	2008	2007
Aaa	2.9%	3.3%	0	0	84	64
Aa1 to Aa3	64.5%	86.1%	406	649	7 403	4 366
A1	23.1%	8.7%	147	19	3 258	504
A2 to A3	9.5%	1.9%	37	2	2 720	165
Non-rated	0.0%	0.0%	1	0	1	2
Total	**100.0 %**	**100.0 %**	**591**	**670**	**13 466**	**5 101**

The Net Market Exposure is the net present value of a swap portfolio net of collateral, if positive (zero if negative). It represents a measure of the losses the Bank could incur in case of default of the counterparty, after application of netting and using the collateral.

The BIS Credit Risk Equivalent is the sum of the Net Present Value of the swap plus an Add-On equal to the Notional Amount multiplied by a coefficient dependent on the structure of the swap and its maturity (according to the Basel Agreement), meant to cover potential future increases in exposures due to changing market conditions over the residual life of the swap.

V.1.4. Credit swaps

The Bank also entered into one credit default swap contract for a nominal amount of EUR 172 million as at 31 December 2008 (2007: EUR 98 million) with a fair value of EUR 9.8 million (2007: EUR 4.9 million).

V.2. As part of liquidity management

The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps and short term forwards stood at EUR 16 296 million at 31 December 2008, against EUR 4 841 million at 31 December 2007.

The notional amount of Overnight indexed swaps stood at EUR nil million at 31 December 2008 (EUR 6 000 million at 31 December 2007).

Long-term futures are also used by the Bank to adjust the medium-term (2y) interest rate exposure of its treasury bond portfolios. The notional amount of long-term futures stood at EUR 394 million at 31 December 2008 (2007: EUR 419 million), with a fair value of EUR - 1.3 million (2007: EUR 2.9 million).

Nominal amounts of EUR '000 5 472 million of Forward Rate Agreements with a fair value of EUR 0.7 million and a maturity less than 1 year are outstanding as at 31 December 2008.

Note W – Geographical breakdown of lending by country in which projects are allocated

(in EUR '000)

W.1. Loans for projects within the Union

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2008	% of total 2007
Spain	645	54 039 944	4 843 717	49 196 227	15.43%	14.85%
Germany	777	49 231 346	3 313 524	45 917 822	14.06%	14.42%
Italy	531	44 923 474	6 788 358	38 135 116	12.82%	12.48%
France	393	35 107 888	3 698 575	31 409 313	10.02%	10.53%
United Kingdom	210	22 542 271	3 660 546	18 881 725	6.44%	8.09%
Portugal	262	19 088 293	2 367 406	16 720 887	5.45%	5.30%
Greece	138	13 847 931	1 836 810	12 011 121	3.95%	4.05%
Poland	131	13 442 394	3 146 774	10 295 620	3.84%	3.70%
Czech Republic	94	7 927 189	2 506 937	5 420 252	2.26%	2.36%
Hungary	102	7 637 517	1 958 624	5 678 893	2.18%	1.94%
Austria	185	7 498 984	125 333	7 373 651	2.14%	2.06%
Belgium	73	6 491 711	1 432 731	5 058 980	1.85%	1.58%
Finland	103	5 993 616	737 344	5 256 272	1.71%	1.73%
Netherlands	52	5 182 616	1 766 346	3 416 270	1.48%	1.32%
Romania	60	5 094 547	2 848 819	2 245 728	1.45%	1.27%
Sweden	72	4 112 236	417 317	3 694 919	1.17%	1.09%
Ireland	54	3 697 833	767 215	2 930 618	1.06%	1.05%
Denmark	53	2 464 337	273 853	2 190 484	0.70%	0.96%
Slovenia	41	2 276 781	557 500	1 719 281	0.65%	0.68%
Bulgaria	37	2 268 152	1 591 910	676 242	0.65%	0.57%
Cyprus	25	1 256 689	340 800	915 889	0.36%	0.40%
Latvia	24	1 079 154	475 000	604 154	0.31%	0.15%
Slovak Republic	33	1 039 602	132 605	906 997	0.30%	0.34%
Luxembourg	33	625 641	75 359	550 282	0.18%	0.23%
Estonia	10	224 395	30 000	194 395	0.06%	0.05%
Malta	4	204 710	185 000	19 710	0.06%	0.02%
Lithuania	13	170 145	32 500	137 645	0.05%	0.05%
Total	**4 155**	**317 469 396**	**45 910 903**	**271 558 493**	**90.63%**	**91.27%**

W.2. Loans for projects outside the Union

W.2.1. Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2008	% of total 2007
Turkey	92	10 108 965	3 554 583	6 554 382		
Croatia	25	1 426 686	634 527	792 159		
FYROM	7	149 019	10 000	139 019		
Sub-total	**124**	**11 684 670**	**4 199 110**	**7 485 560**	**3.34%**	**2.77%**

W.2.2. ACP States

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2008	% of total 2007
Madagascar	2	263 645	154 068	109 577		
Ghana	3	131 331	72 585	58 746		
Mauritius	13	113 515	70 886	42 629		
Namibia	11	111 912	35 000	76 912		
Regional – West Africa	3	86 189	0	86 189		
Dominican Republic	3	81 233	80 000	1 233		
Cape Verde	2	64 404	47 000	17 404		
Mozambique	6	62 080	0	62 080		
Congo (Democratic Republic)	1	55 000	55 000	0		
Senegal	3	53 880	35 000	18 880		
Nigeria	1	50 000	50 000	0		
Regional – Caribbean	3	49 161	9 000	40 161		
Swaziland	3	43 188	17 410	25 778		
Lesotho	4	40 724	14 300	26 424		
Barbados	5	38 991	9 750	29 241		
Kenya	2	36 991	0	36 991		
Jamaica	6	33 176	0	33 176		
Botswana	4	29 203	0	29 203		
Zambia	2	29 096	0	29 096		
Fiji Islands	1	24 500	24 500	0		
Regional – Africa	2	22 504	0	22 504		
Mauritania	2	19 880	0	19 880		
Regional ACP	3	19 295	0	19 295		
Burkina Faso	1	18 500	18 500	0		
Malawi	2	18 166	15 750	2 416		
Benin	1	13 000	13 000	0		
Bahamas	2	9 725	0	9 725		
Saint Vincent and The Grenadines	2	8 692	1 462	7 230		
Zimbabwe	4	7 249	0	7 249		
Saint Lucia	2	6 768	1 155	5 613		
Gabon	1	3 751	0	3 751		
Ivory Coast	1	1 302	0	1 302		
Papua New Guinea	1	1 129	0	1 129		
Grenada	1	839	0	839		
Belize	1	248	0	248		
Trinidad and Tobago	1	242	0	242		
Sub-total	**105**	**1 549 509**	**724 366**	**825 143**	**0.44%**	**0.47%**

W.2.3. Asia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2008	% of total 2007
China	5	1 048 337	699 362	348 975		
India	2	163 749	150 000	13 749		
Sri Lanka	4	153 923	45 000	108 923		
Indonesia	4	124 911	14 750	110 161		
Philippines	4	109 784	43 698	66 086		
Vietnam	3	95 267	0	95 267		
Pakistan	4	77 947	0	77 947		
Maldives	1	47 722	0	47 722		
Laos People`s Democratic Republic	1	36 684	0	36 684		
Thailand	1	26 581	0	26 581		
Bangladesh	1	21 636	0	21 636		
Sub-total	**30**	**1 906 541**	**952 810**	**953 731**	**0.54%**	**0.54%**

W.2.4. Balkans

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2008	% fin. year 2007
Serbia	42	1 485 873	762 878	722 995		
Bosnia-Herzegovina	28	963 627	635 169	328 458		
Albania	12	244 239	110 065	134 174		
Montenegro	8	84 977	48 977	36 000		
Sub-total	**90**	**2 778 716**	**1 557 089**	**1 221 627**	**0.79%**	**0.68%**

W.2.5. Central and Latin America

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2008	% fin. year 2007
Brazil	14	726 804	200 000	526 804		
Mexico	4	126 579	50 000	76 579		
Peru	4	126 423	0	126 423		
Colombia	1	90 795	0	90 795		
Paraguay	1	72 554	36 626	35 928		
Argentina	4	68 013	0	68 013		
Panama	2	63 068	27 141	35 927		
Regional-Andean Countries	2	50 510	40 000	10 510		
Regional-Central America	3	43 661	28 366	15 295		
Equador	1	36 764	0	36 764		
Uruguay	3	28 634	6 354	22 280		
Honduras	1	20 000	20 000	0		
Costa Rica	1	15 602	0	15 602		
Sub-total	**41**	**1 469 407**	**408 487**	**1 060 920**	**0.42%**	**0.38%**

W.2.6. EFTA Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2008	% fin. year 2007
Norway	9	860 816	25 252	835 564		
Iceland	10	392 266	0	392 266		
Switzerland	1	134 680	0	134 680		
Sub-total	**20**	**1 387 762**	**25 252**	**1 362 510**	**0.40%**	**0.49%**

W.2.7. Mediterranean Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2008	% fin. year 2007
Egypt	40	2 573 986	479 975	2 094 011		
Morocco	51	2 505 698	1 021 000	1 484 698		
Tunisia	56	2 488 632	1 073 575	1 415 057		
Syrian Arab Republic	12	1 255 969	803 970	451 999		
Lebanon	27	852 066	445 365	406 701		
Israel	7	446 762	341 567	105 195		
Jordan	23	328 435	81 300	247 135		
Gaza-West Bank	7	76 243	45 000	31 243		
Algeria	3	30 912	0	30 912		
Sub-total	**226**	**10 558 703**	**4 291 752**	**6 266 951**	**3.01%**	**3.00%**

W.2.8. OCT

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2008	% fin. year 2007
French Polynesia	1	1 621	0	1 621		
British Virgin Islands	3	1 477	0	1 477		
New Caledonia	1	1 033	0	1 033		
Cayman Islands	1	191	0	191		
Falkland Islands	1	75	0	75		
Netherlands Antilles	1	44	0	44		
Sub-total	**8**	**4 441**	**0**	**4 441**	**0.00%**	**0.01%**

W.2.9. Eastern Europe, Southern Caucasus, Russia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2008	% fin. year 2007
Ukraine	2	350 000	350 000	0		
Russian Federation	3	79 597	0	79 597		
Moldova	2	49 873	49 190	683		
Sub-total	**7**	**479 470**	**399 190**	**80 280**	**0.14%**	**0.10%**

W.2.10. South Africa

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2008	% fin. year 2007
South Africa	33	1 000 030	400 568	599 462		
Sub-total	**33**	**1 000 030**	**400 568**	**599 462**	**0.29%**	**0.29%**
Total	**684**	**32 819 249**	**12 958 624**	**19 860 625**	**9.37%** [(1)]	**8.73%**
TOTAL	4,839	350 288 645	58 869 527	291 419 118 [(2)]	100.00 %	100.00 %

(1) 8.18% excluding Pre-Accession Facility
(2) including asset backed securities [Note B and D.1]

Note X – Conversion rates

The following conversion rates were used for establishing the balance sheets at 31 December 2008 and 31 December 2007:

	31.12.2008	31.12.2007
NON-EURO CURRENCIES OF EU MEMBER STATES		
Pound sterling	0.9525	0.73335
Swedish kronor	10.870	9.4415
Czech koruna	26.875	26.628
Polish zloty	4.1535	3.5935
Hungarian forint	266.70	253.73
Slovak koruna	30.126	33.583
Danish kroner	7.4506	7.4583
Bulgarian leva	1.956	1.9558
NON-COMMUNITY CURRENCIES		
United States dollars	1.3917	1.4721
Japanese yen	126.14	164.93
Swiss francs	1.4850	1.6547
South African rand	13.0667	10.0298
Norvegian krone	9.7500	7.9580
Mexican pesos	19.2333	15.890
Canadian dollars	1.6998	1.4449
Australian dollars	2.0274	1.6757
Russian rubles	41.283	35.986
Hong Kong dollars	10.7858	11.48
New Zealand dollars	2.419	1.9024

Note Y – Subscribed capital and receivable reserves, called but not paid

As a consequence of the increase in subscribed capital from EUR 150 000 000 000 to EUR 163 653 737 000 as at 1 May, 2004, the total amount to be paid to capital and reserves by the ten new member States that joined on 1 May 2004 and Spain of EUR 2 408 million (composed of an amount of EUR 683 million for the capital and an amount of EUR 1 725 million for the reserves) is equally spread over 8 instalments: 30 September 2004, 30 September 2005, 30 September 2006, 31 March 2007, 30 September 2007, 31 March 2008, 30 September 2008 and 31 March 2009. The instalments up to and including 30 September 2008 have been entirely settled.

As at 1 January 2007, the subscribed capital has increased from EUR 163 653 737 000 to EUR 164 808 169 000, by virtue of the contributions of two new Member States that joined on 1 January 2007: Bulgaria and Romania. As a consequence of this capital increase, the two new Member States had to contribute to their share of Paid-in capital (EUR 57,7 million), and also their share of the Reserves and General Provisions (EUR 172,9 million) for the amounts outstanding as of 31 December 2006. The total amount to be paid has been equally spread over 8 instalments: 31 May 2007, 31 May 2008, 31 May 2009, 30 November 2009, 31 May 2010, 30 November 2010, 31 May 2011 and 30 November 2011. The instalments up to and including 31 May 2008 have been entirely settled.

The related net receivable from the Member States is shown in the balance sheet as follows under the caption Subscribed capital and receivable reserves, called but not paid:

(In EUR´ 000):	31.12.2008	31.12.2007
Receivable reserves called but not paid:	345 359	798 295
Subscribed capital called but not paid:	128 627	306 514
	473 986	**1 104 809**

Note Z – Related party – European Investment Fund

Related party transactions with the European Investment Fund are mainly related to the management by the Bank of the EIF treasury, the IT, the pension fund and other services on behalf of the EIF. In addition, the European Investment Fund manages the venture capital activity of the Bank. The amounts included in the Financial Statements and relating to the European Investment Fund are disclosed as follows:

(in EUR´000)	31.12.2008	31.12.2007
ASSETS		
Sundry debtors	1 210	1 567
Total assets	**1 210**	**1 567**
LIABILITIES		
Sundry Creditors	18 190	14 090
Total liabilities	**18 190**	**14 090**
PROFIT AND LOSS ACCOUNT		
Commission expenses	- 8 349	- 8 540
Other operating income	1 686	1 446
General administrative expenses	3 643	3 821
Total profit and loss account	**- 3 020**	**- 3 273**
OFF BALANCE SHEET		
EIF capital - uncalled	1 457 600	1 457 600
EIF treasury management	851 595	799 946
Nominal value of put option granted to EIF minority shareholders	363 433	319 045
Total off balance sheet	**2 672 628**	**2 576 591**

Independent Auditor’s Report To the chairman of the Audit Committee of EUROPEAN INVESTMENT BANK Luxembourg We have audited the accompanying financial statements of the European Investment Bank, which show a profit of EUR 1,650.877 million and a total balance sheet of EUR 325,760.974 million and which comprise the balance sheet as at December 31, 2008, the profit and loss account, the statement of Special Section, the own funds and appropriation profit, the statement of subscriptions to the capital of the Bank, the cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory notes to the financial statements. Management Committee's responsibility for the financial statements The Management Committee is responsible for the preparation and fair presentation of these financial statements in accordance with the general principles of the Directives of the European Union on the annual accounts and consolidated accounts of certain types of companies, banks and other financial institutions and insurance undertakings. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error, selecting and applying appropriate accounting policies, and making accounting estimates that are reasonable in the circumstances. Responsibility of the “Reviseur d’Entreprises” Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted by the Luxembourg “Institut des Reviseurs d’Entreprises”. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the judgement of the “Reviseur d’Entreprises”, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the “Reviseur d’Entreprises” considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management Committee, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the financial statements give a true and fair view of the financial position of the European Investment Bank as of December 31, 2008, of its financial performance, of its own funds and appropriation profit, of its statement of Special Section, of its subscriptions to the capital of the Bank and of its cash flows for the year then ended in accordance with the general principles of the Directives of the European Union on the annual accounts and consolidated accounts of certain types of companies, banks and other financial institutions and insurance undertakings. March 12, 2009 ERNST & YOUNG Societe Anonyme Reviseurs d’Entreprises Alain KINSCH Bernard LHOEST

The Audit Committee The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the Bank un-consolidated financial statements The Committee, instituted in pursuance of Article 14 of the Statute and Article 25 of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having o designated Ernst & Young as external auditors, reviewed their audit planning process, examined and discussed their reports, o noted that the opinion of Ernst & Young on the financial statements of the European Investment Bank for the year ended 31 December 2008 is unqualified, o convened on a regular basis with the Heads of Directorates and relevant services, met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, o received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering o the financial statements for the financial year ending on 31 December 2008 as drawn up by the Board of Directors at its meeting on 12 March 2009, o that the foregoing provides a reasonable basis for its statement and, o Articles 22, 23 & 24 of the Rules of Procedure, to the best of its knowledge and judgement: confirms that the activities of the Bank are conducted in a proper manner, in particular with regard to risk management and monitoring; has verified that the operations of the Bank have been conducted and its books kept in a proper manner and that to this end, it has verified that the Bank's operations have been carried out in compliance with the formalities and procedures laid down by the Statute and Rules of Procedure; confirms that the financial statements, comprising the balance sheet, the statement of special section, the profit and loss account, the statement of own funds and appropriation of profit, the statement of subscriptions to the capital of the Bank, the cash flow statement and the notes to the financial statements give a true and fair view of the financial position of the Bank as at 31 December 2008 in respect of its assets and liabilities, and of the results of its operations and cash flows for the year then ended. Luxembourg, 12 March 2009 The Audit Committee C. KARMIOS O. KLAPPER G. SMYTH